As filed with the Securities and Exchange Commission on November 10, 1998
                                              Registration No. 333-65039
==============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------


                                 Amendment No.1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             -----------------------


                               INSILCO HOLDING CO.
             (Exact name of Registrant as specified in its charter)

           Delaware                 274,371,346,361,367           06-1158291
   (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 Kenneth H. Koch
                       Vice President and General Counsel
                               Insilco Holding Co.
                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             -----------------------

                                   Copies to:

                            Richard D. Truesdell, Jr.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

                             -----------------------


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                             -----------------------



     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================



                                EXPLANATORY NOTE

     This Registration Statement covers the registration of an aggregate principal amount at maturity of $138,000,000 of 14% Senior Discount Notes due 2008 (the "Exchange Notes") of Insilco Holding Co. (the "Issuer") that may be exchanged for equal principal amounts at maturity of the Issuer's outstanding 14% Senior Discount Notes due 2008 (the "Old Notes") (the "Exchange Offer"). This Registration Statement also covers the registration of the Exchange Notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions and by DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors") in resale transactions. The complete Prospectus relating to the Exchange Offer (the "Prospectus") follows immediately after this Explanatory Note. Following the Prospectus are certain pages of the Prospectus relating solely to such market-making and other resale transactions (the "Market-Making Prospectus"), including an alternate front cover page, a section entitled "Risk Factors--Trading Market for the Exchange Notes" to be used in lieu of the section entitled "Risk Factors--No Public Market for the Senior Discount Notes," an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus: "Summary--The Exchange Offer," "Risk Factors--No Public Market for the Senior Discount Notes," "The Exchange Offer" and "Certain United States Tax Consequences of the Exchange Offer." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PROSPECTUS         SUBJECT TO COMPLETION DATED NOVEMBER 10, 1998



                                Offer to Exchange
                       14% Senior Discount Notes Due 2008
           Which Have Been Registered Under The Securities Act of 1933
                       For Any And All of The Outstanding
                       14% Senior Discount Notes Due 2008
                                       of
                               Insilco Holding Co.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 1998, UNLESS EXTENDED.

Insilco Holding Co., a Delaware corporation ("Holdings" or the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $138,000,000 principal amount at maturity of its 14% Senior Discount Notes due 2008 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus forms a part, for an identical face amount of the issued and outstanding 14% Senior Discount Notes due 2008 (the "Old Notes" and, together with the Exchange Notes, the "Senior Discount Notes") of Holdings from the Holders (as defined herein) thereof in integral multiples of $1,000 principal amount at maturity. As of the date of this Prospectus, there is $138,000,000 in aggregate principal amount at maturity of the Old Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except that (i) the offer and sale of the Exchange Notes have been registered under the Securities Act and therefore the Exchange Notes are not subject to certain restrictions on transfer applicable to the Old Notes, will not contain legends relating thereto and will not be entitled to registration rights or other rights under the Registration Rights Agreement, and (ii) the Exchange Notes will not provide for any Liquidated Damages (as defined herein) thereon, which rights and provision will terminate as to the Senior Discount Notes upon the consummation of the Exchange Offer, subject to certain provisions of the Registration Rights Amendment (as defined herein). The Exchange Notes will be issued under the same Indenture (as defined herein) as the Old Notes and the Exchange Notes and the Old Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Senior Discount Notes have taken certain actions or exercise certain rights under the Indenture. See "The Exchange Offer."

     The Exchange Notes will be subject to redemption at any time on or after August 15, 2003 at the option of the Issuer, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest to the applicable redemption date. Notwithstanding the foregoing, on or prior to August 15, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of Exchange Notes ever issued under the Indenture in cash at a redemption price of 114% of the Accreted Value (as defined herein) thereof to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined herein). In addition, at any time prior to August 15, 2003, the Issuer may, at its option upon the occurrence of a Change of Control (as defined herein), redeem the Exchange Notes, in whole but not in part, in cash at a redemption price equal to the present value at such time of the optional redemption price of the Exchange Notes at August 15, 2003, computed using a discount rate equal to the Treasury Rate (as defined herein) plus 75 basis points, to the date of redemption. Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Issuer to repurchase all or any part of such Holder's Exchange Notes at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest to the date of repurchase. In addition, in the event the Issuer completes one or more Public Common Stock Offerings (as defined herein) for cash at any time prior to August 15, 2001, the Issuer will be obligated to use the net cash proceeds received therefrom to make an offer to purchase the maximum principal amount at maturity of Exchange Notes that may be purchased with such net cash proceeds at a purchase price in cash equal to 114% of the Accreted Value thereof to the date of repurchase. See "Description of Exchange Notes."


     The Exchange Notes will be senior unsecured obligations of the Issuer. The Issuer has also provided a guarantee of the indebtedness under the Existing Credit Facility (as defined herein) of Insilco Corporation ("Insilco"), the Issuer's operating subsidiary, which is secured by a pledge of all of the common stock of Insilco. The Exchange Notes will rank pari passu with all future senior indebtedness of the Issuer and will rank senior in right of payment to all future indebtedness of the Issuer that is subordinated to the Exchange Notes. The Issuer is a holding company and, accordingly, the Exchange Notes will be effectively subordinated to all liabilities of Insilco and its subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the Mergers (as defined herein), the Merger Financing (as defined herein) and the Refinancing (as defined herein), the Issuer and its subsidiaries would have had approximately $385.8 million of Indebtedness (as defined herein) and the Issuer's subsidiaries would have had approximately $449.5 million of liabilities outstanding, including Indebtedness under the 12% Notes, the Existing Credit Facility and the New Credit Facility (each as defined herein) and other liabilities. Further, the Issuer has $35 million of aggregate liquidation preference of PIK Preferred Stock (as defined) outstanding, which increases as dividends are paid in kind on the PIK Preferred Stock through August 1, 2003, after which date dividends will be payable in cash, and which will be mandatorily redeemable in cash on August 1, 2010 at the aggregate liquidation preference of the PIK Preferred Stock.


                             -----------------------
                                                        (Continued on next page)


See "Risk Factors" commencing on page 18 for a discussion of certain factors that should be considered by holders of the Old Notes prior to tendering their Old Notes in the Exchange Offer.


                             -----------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1998

(Cover page continued)

     Holdings is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, Holdings has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, Holdings believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such Exchange Notes. However, any holder of Old Notes who is an "affiliate" of Holdings or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or any broker-dealer who purchased Old Notes from Holdings to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for Exchange Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of Holdings, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, Holdings believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, Holdings has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 90 days after the Expiration Date referred to below (subject to extension under certain limited circumstances described below) or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of Holdings may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of the Exchange Notes." In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will agree, by execution of, or otherwise becoming bound by, the Letter of Transmittal, that, upon receipt of notice from Holdings of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in the light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until Holdings has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or Holdings has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If Holdings gives such notice to suspend the sale of the Exchange Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which Holdings has given notice that the sale of Exchange Notes may be resumed, as the case may be.

     The Exchange Notes will be a new issue of securities for which there currently is no market. Although Donaldson, Lufkin & Jenrette Securities Corporation, the initial purchaser of the Old Notes (the "Initial Purchaser") has informed Holdings that it currently intends to make a market in the Exchange Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. Holdings currently does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and, except in certain circumstances, Holdings will have no further obligation to such holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Prospectus Summary--Certain Consequences of a Failure to Exchange Old Notes."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on December 10, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by Holdings (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount at maturity of $1,000 and integral multiples thereof. Holdings has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

(Cover page continued)

     Any waiver, extension or termination of the Exchange Offer will be publicly announced by Holdings through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

     This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of November 11, 1998.

     Holdings will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

                             -----------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                           -----



Prospectus Summary.............................................................1
Summary Historical and Unaudited Pro
     Forma Financial and Operating Data.......................................14
Risk Factors..................................................................18
Use of Proceeds...............................................................26
Capitalization................................................................27
Selected Consolidated Financial Data..........................................28
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations...............................................................30
Business......................................................................44
Management....................................................................52
Executive Compensation........................................................54
Security Ownership of Certain Beneficial Owners and
Management....................................................................57
Certain Relationships and Related Party
     Transactions.............................................................58
Description of Certain Indebtedness...........................................60
Description of Exchange Notes.................................................65
Description of Old Notes......................................................95
The Exchange Offer............................................................95
Certain United States Tax Consequences of the
     Exchange Offer..........................................................101
Plan of Distribution.........................................................101
Legal Matters................................................................102
Experts......................................................................102
Index to Consolidated Financial Statements...................................F-1
Pro Forma Financial Information..............................................P-1



                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors are urged to read this Prospectus in its entirety. As used in this Prospectus, the term "Silkworm" means Silkworm Acquisition Corporation, the term "Issuer" means Silkworm before the Merger (as defined below) and Insilco Holding Co. after the Merger, the term "Holdings" means Insilco Holding Co., the term "Insilco" means Insilco Corporation and the term the "Company" means Insilco, its predecessors and subsidiaries prior to the Merger and Holdings, its predecessors and subsidiaries after the Merger. Except for historical financial information and unless otherwise indicated, all information presented below relating to the Company gives effect to the consummation of the Mergers (as defined below).

                                   The Company

Overview

     The Company is a diversified producer of automotive, telecommunications and electronics components, and is a leading specialty publisher of student yearbooks. The Company has three reporting segments: (i) the Automotive Components Group, which manufactures transmission components and assemblies and heat exchangers (such as radiators and air conditioning condensers) and heat exchanger tubing; (ii) the Technologies Group, which manufactures high performance data-grade connectors for the telecommunications and networking markets, cable and wire assemblies primarily for the telecommunications market, and precision metal stampings and power transformers primarily for the electronics market; and (iii) Specialty Publishing, a specialty publisher focusing primarily on the student yearbook market. The Company's portfolio of businesses serves several market segments, which the Company believes tends to dampen cyclicality and diversify business risk. The Company's broad base of more than 17,000 customers includes automotive and non-automotive original equipment manufacturers ("OEMs"), telecommunications, networking and electronics companies and school yearbook departments nationwide.


     The Company's primary focus is to tailor its products for customer-specific applications in niche markets. This strategy includes customizing products for particular accounts and applications and developing technology to enhance product function. The Company believes that this niche market focus results in more stable revenues, higher margins and longer term, often sole-supplier, customer relationships. From fiscal 1994 to the twelve month period ended June 30, 1998, the Company's net sales from continuing operations increased from $438.4 million to $539.3 million, representing a compound annual growth rate ("CAGR") of 6.1%, and Adjusted EBITDA (as defined) increased from $56.6 million to $70.0 million, representing a CAGR of 6.3%. See "Recent Developments" for a discussion of the Company's results for the three- and nine-month periods ended September 30, 1998.


                       Twelve Months ended June
                               30, 1998
                               --------
                                       Adjusted
Segment                     Sales      EBITDA(1)  Principal Products/Markets               Largest Customers
-------                     -----      ---------  --------------------------               -----------------
                                   (in millions)


Automotive Components     $  238.5      $  32.9    --Transmission/suspension components        --Ford
   Group                                           --Radiators/air conditioning condensors     --Valeo
                                                   --Heat exchanger tubing                     --Caterpillar
                                                                                               --Behr
                                                                                               --Delphi

Technologies Group           200.0         28.8    --Cable harness assemblies                  --Nortel
                                                   --50/60 Hz transformers                     --Siemens
                                                   --Modular jacks & plugs                     --Littelfuse
                                                   --Precision high speed stamping             --Ericsson
                                                                                               --Lucent
                                                                                               --IBM

Specialty Publishing         100.8          8.3    --School yearbooks                          --High-Schools
                                                                                               --Universities
Total                     $  539.3         70.0



(1) See footnote 6 to the "Summary Historical and Unaudited Pro Forma Consolidated Financial Operating Data."


      The Automotive Components Group consists of three operating units--Thermal Components, Steel Parts and Romac--and a joint venture, Thermalex. Thermal Components produces aluminum- and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications. Steel Parts is the leading supplier of automatic transmission clutch plates to Ford and produces other stamped components for OEMs and Tier 1 suppliers. Romac produces stainless steel tubing for marine, architectural, industrial and automotive applications. Thermalex, a joint venture owned equally by the Company and Mitsubishi Aluminum Co., Ltd. ("Mitsubishi Aluminum"), is, management believes, the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. In 1997, Thermalex, which is accounted for as an unconsolidated investment, contributed $2.6 million to the Company's consolidated pre-tax income and paid a $1.5 million cash dividend to the Company. On a stand-alone basis, Thermalex generated $10.3 million of EBITDA in 1997; however, only the $1.5 million dividend is included in the Company's Adjusted EBITDA. Management believes that the impact of the automotive cycle on the Automotive Components Group's financial performance is mitigated by sales to the automotive aftermarket and non-automotive OEMs, which represented 16% and 27%, respectively, of the Automotive Components Group's 1997 net sales.

     The Technologies Group generally focuses on niche products which are designed for specific customer applications and seeks to supply all or a substantial portion of its customers' requirements. The group has four operating units: Escod Industries, a supplier of cable and wire assemblies to the telecommunications market, including Northern Telecom and Siemens Telecom Network; Stewart Connector, a producer of high performance data-grade connectors for the computer networking and telecommunications markets; Stewart Stamping, a producer of highly customized precision stamped metal parts, primarily for the electronics industry; and Signal Transformer, a producer of 50-60 Hz power transformers used in a variety of product applications.

     Specialty Publishing consists of Taylor Publishing Company ("Taylor"), one of the nation's leading publishers of student yearbooks. The Company believes that Taylor was the first major yearbook publisher to make extensive use of digital pre-press technology as opposed to the more widely used pre-press process which involves manual cutting, pasting and rescaling. The Company believes it uses digital pre-press technology more extensively than its competitors, which offers yearbook departments greater flexibility in altering page design and superior quality. The student yearbook business benefits from very limited cyclicality, low customer turnover and pre-paid sales.


Recent Developments

     Third Quarter Results. Sales for the third quarter ended Septmeber 30, 1998 increased 3% to $135.1 million from $131.4 million during the same period in 1997. Sales for the nine-month period ended September 30, 1998 increased 4% to $422.4 million from $407.6 million during the comparable period in 1997. The sales increase in both periods was attributable to strong results reported by the Company's Automotive Components Group (11% sales growth in the third quarter) which offset declines in the Company's Technologies Group (9% sales decline in the third quarter). The Automotive Components Group's performance was led by strong growth of heat exchanger sales. The Technologies Group's performance was negatively impacted by the overall slowdown in the global telecommunications and electronics markets, which has continued into the fourth quarter.

     The Company had Adjusted EBITDA of $14.4 million for the third quarter ended September 30, 1998, compared to $15.7 million recorded in the comparable period in 1997. The Company's Adjusted EBITDA for the third quarter excludes $24.2 million of charges related to the Mergers, (as defined herein) and $1.4 million of other non-recurring charges related primarily to management severance and legal expenses. For the nine months ended September 30, 1998, Adjusted EBITDA was $53.3 million as compared to $55.8 million for the comparable period in 1997. Adjusted EBITDA for the nine months excludes $25.5 million of merger-related charges and $3.0 million of other non-recurring charges related primarily to management severance and legal expenses.

     The Company's 1998 third quarter profitability was negatively impacted by
(i) sales declines, a less favorable sales mix and increased pricing competition in the Company's Technologies Group and (ii) the results of its McKenica division, a tubing mill capital equipment manufacturer. The Technologies Group, which posted $1.8 million and $2.2 million declines in EBITDA in the three- and nine-month periods ended September 30, 1998, respectively, was affected by the overall slowdown in the global telecommunications and electronic markets. McKenica, which posted $0.6 million and $2.2 million declines in EBITDA in the three- and nine-month periods ended September 30, 1998, respectively, was affected by lower orders from Asian and domestic customers. Excluding McKenica's results, the Company's Adjusted EBITDA in the third quarter would have been $14.6 million in 1998 as compared to $15.2 million for the comparable period in 1997, and Adjusted EBITDA for the nine-month period ended September 30,1998 would have been $53.5 million as compared to $53.7 million for the comparable period in 1997.

     Sales of the Company's Taylor Publishing business unit were up to 7% in the third quarter to $27.4 million, due to early delivery of fall year books, compared to 1997 third quarter sales of $25.6 million. Taylor's EBITDA of $1.7 million was flat compared to the third quarter of last year.

     For a discussion of the Company's third quarter results, see
"Management's Discussion and Analysis of Financial Condition and Results of Operations-Recent Developments".

     Potential Charge Associated With Cost Reduction Program. The Company is reviewing a number of programs designed to improve operating efficiencies and reduce expenses. While the scope of these programs has not been finalized, the Company currently expects to record non-recurring charges of approximately $5 million in the aggregate during the fourth quarter of 1998 and the first quarter of 1999.

The Mergers

     On August 17, 1998, the Company closed a series of transactions involving the Company. The transactions included, among other things, the formation by Holdings of a wholly owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the "Reorganization Merger"), pursuant to which each stockholder of Insilco had his or her shares of Insilco (other than shares as to which appraisal rights have been validly perfected) converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of Insilco. Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm merged with and into Holdings (the "Merger" and, together with the Reorganization Merger, the "Mergers") and each share of the common stock of Holdings was converted into the right to receive $43.47 in cash and retain
0.03378 of a share of Holdings common stock ("Holdings Common Stock"). Thus, as a result of the Mergers, each stockholder of Insilco, in respect to each of his or her shares, received $43.48 in cash and retained 0.03378 of a Holdings share (the "Merger Consideration"). Concurrently with the consummation of the Mergers, DLJMB Funds purchased 1,400,000 shares of pay-in-kind preferred stock, par value $0.001 of Holdings (the "PIK Preferred Stock"), and warrants (the "DLJMB Warrants") to purchase 65,603 shares of Holdings Common Stock, which in the Merger was converted into the right to purchase shares of Common Stock of Holdings. Following the Mergers, (i) Insilco's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds (as defined below) held approximately 69.0% (68.3% on a fully diluted basis), of the outstanding shares of Holdings Common Stock, (iii) 399 Venture Partners, Inc., a wholly owned indirect subsidiary of Citibank, N.A., or one of its affiliates ("CVC"), purchased shares of Silkworm which in the Merger were converted into up to 19.3% (17.8% on a fully diluted basis) of the common stock of Holdings and
(iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of Holdings Common Stock concurrently with the consummation of the Merger.

     Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the "Options"), were canceled and, in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of the Company.

The Merger Financing

     The total amount of cash required to consummate the foregoing transactions (the "Merger Financing") was approximately $204.4 million. The Merger Financing was funded with (i) gross proceeds of approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings ("Holdings Units") in the Merger) each unit consisting or $1,000 principal amount at maturity of 14% Senior Discount Notes due 2008 (the "Senior Discount Notes") and one warrant to purchase .325 of a share of Holdings Common Stock at an exercise price of $0.01 per share, (ii) the issuance by Silkworm to certain funds affiliated with DLJMB (the "DLJMB Funds"), to participants in the Management Rollover and, to CVC, for an aggregate consideration of approximately $56.1 million of 1,245,138 shares of Silkworm common stock, (iii) the issuance to the DLJMB Funds for an aggregate consideration of $35.0 million of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share by Silkworm, and (iv) approximately $43.1 million of new borrowings under the Company's existing $200.0 million credit facility with various lenders and issuing banks (the "Existing Credit Facility").

Offer to Purchase

     As a result of the Merger, Insilco was required to make an Offer to Purchase (as defined in the indenture (the "10 1/4% Note Indenture") relating to the 10 1/4% Notes (the "10 1/4 Notes") for all of the outstanding 10 1/4% Notes at 101% of their aggregate principal amount, plus accrued interest. The Offer to Purchase expires on November 16, 1998 and Insilco intends to repurchase all 10 1/4% Notes validly tendered and not withdrawn as promptly as practicable following acceptance of the 10 1/4% Notes or to otherwise purchase the 10 1/4% Notes. There is an aggregate of $150 million principal amount of 10 1/4% Notes outstanding.

New Credit Facility

     DLJ Capital Funding Inc. ("DLJ Capital Funding") has committed to lend up to $300 million to Insilco (the "New Credit Facility"). The New Credit
Facility will be used to refinance the Existing Credit Facility and to fund a portion of the repurchase of 10 1/4% Notes. The New Credit Facility will include a $100 million term loan facility (the "Term Loan Facility") and a $200 million revolving credit facility (subject to adjustment as provided below), which will provide for revolving loans and up to $50 million of letters of credit (the "Revolving Credit Facility"). The Term Loan Facility will have a maturity of seven years. The Revolving Credit Facility will terminate on July 8, 2003. DLJ Capital Funding's commitment, however, is subject to significant conditions. See "Risk Factors--Potential Lack of Financing," "Description of Certain Indebtedness--New Credit Facility" and "--Existing Credit Facility."

Insilco Unit Offering

     On November 2, 1998, Insilco commenced an offering of 120,000 units (the "Insilco Units") consisting of $120,000,000 in aggregate principal amount of its 12% Senior Subordinated Notes due 2007 (the "12% Notes") and Warrants to purchase 62,400 shares of common stock of Holding (the "Insilco Unit Warrants") to partly fund the repurchase of $150,000,000 in aggregate principal amount of its outstanding 10 1/4% Notes. This repurchase is required under the terms of the 10 1/4% Note Indenture following the consummation of the Mergers. The offering of the 12% Notes, together with the repurchase of the 10 1/4% Notes pursuant to the Offer to Purchase, and the borrowings under the New Credit Facility are referred to as the "Refinancing."

Potential Acquisitions

     The company is in negotiations with respect to two potential acquisitions, neither of which, if consummated, individually would be material to the Company's financial position.



                               The Exchange Offer

The Exchange Offer..............Up to $138 million aggregate principal amount at maturity of Exchange Notes are being offered in exchange for a like aggregate principal amount at maturity of Old Notes. Holdings is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes. For a description of the procedures for tendering Old Notes, see "The Exchange Offer--Procedures for Tendering Old Notes."

Expiration Date.................5:00 p.m., New York City time, on December 10,
                                1998 (such time on such date being
                                hereinafter called the "Expiration Date") unless the Exchange Offer is extended by Holdings (in which case the term
                                "Expiration Date" shall mean the latest
                                date and time to which the Exchange Offer is extended). Any waiver, extension or termination of the Exchange Offer will be publicly announced by Holdings through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. See "The Exchange Offer--
                                Terms of the Exchange Offer;  Period for
                                Tendering Old Notes."

Certain Conditions to
the Exchange Offer............. The Exchange Offer is subject to certain conditions. Holdings reserves the right, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or (iv) to amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "--Certain Conditions to the Exchange Offer."

Withdrawal Rights...............Tenders of Old Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time on the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange Offer--Withdrawal Rights."

Procedures for Tendering
Old Notes.......................Tendering holders of Old Notes must complete and sign aLetter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent (as defined below) at the address set forth herein by 5:00 p.m. New York City time on the Expiration Date, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Old Notes." Letters of Transmittal and certificates representing Old Notes should not be sent to Holdings. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Exchange Agent."

Guaranteed Delivery
Procedures......................Holders of Old Notes who wish to tender their
                                Old Notes and whose Old Notes are not
                                immediately available or who cannot deliver their Old Notes, a Letter of Transmittal or any other document required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Resales of Exchange
Notes...........................Holdings is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, Holdings has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, Holdings believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder of Old Notes who is an "affiliate" of Holdings or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker- dealer who purchased the Old Notes from Holdings to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for Exchange Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes.

                                Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of Holdings within the meaning of Rule 405 under the Securities Act,
                                (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, Holdings believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer--Resale of Exchange Notes," Holdings has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such Exchange Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of Holdings may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of Exchange Notes."

Acceptance of Old Notes
and Offer, Delivery of
Exchange Notes..................Subject to the terms and conditions of the
                                Exchange Offer including the reservation of certain rights by Holdings, Holdings will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m. New York City time, on the Expiration Date. Subject to such terms and conditions, the Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Acceptance of Old Notes for Exchange; Delivery of Exchange Notes."


Exchange Agent..................The exchange agent with respect to the Exchange
                                Offer is Star Bank, N.A. (the "Exchange Agent"). The addresses, and telephone and facsimile numbers of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.


Use of Proceeds.................Holdings will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. See "Use of Proceeds."

Certain United States
Federal Income
Tax Considerations..............Holders of Old Notes should review the information set forth under "Certain United
                                States Tax Consequences of the Exchange Offer" prior to tendering Old Notes in the Exchange Offer.

                               The Exchange Notes

Securities Offered..............Up to $138 million aggregate principal amount at maturity of Holdings' 14% Senior Discount Notes due 2008. The Exchange Notes will be issued and the Old Notes were issued under an Indenture dated as of August 17, 1998 (the "Indenture") between the Issuer and Star Bank, N.A. (the "Trustee"). The Exchange Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Notes--General." The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except that (i) the offer and sale of the Exchange Notes have been registered under the Securities Act and therefore the Exchange Notes are not subject to certain restrictions on transfer applicable to the Old Notes, will not contain legends relating thereto and will not be entitled to registration rights or other rights under the Registration Rights Agreement, and
                                (ii) the Exchange Notes will not provide for any Liquidated Damages (as defined below) thereon, which rights and provision will terminate as to the Senior Discount Notes upon the consummation of the Exchange Offer, subject to certain provisions of the Registration Rights Agreements. See "The Exchange Offer--Purpose of the Exchange Offer" and "Description of Exchange Notes."

Principal Amount at Maturity....$138,000,000.

Maturity Date...................August 15, 2008.

Yield and Interest..............14% (computed on a semi-annual bond equivalent basis) calculated from August 17, 1998. The
                                Exchange Notes will accrete at a rate of 14%, compounded semi-annually, to an aggregate principal amount of $138.0 million on August 15, 2003. Cash interest will not accrue on the Exchange Notes prior to August 15, 2003. Commencing August 15, 2003, cash interest on the Exchange Notes will accrue at a rate of 14% per annum, and will be payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 2004.

Optional Redemption.............The Exchange Notes will be subject to redemption at any time on or after August 15, 2003 at the option of the Issuer, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date. Notwithstanding the foregoing, on or prior to August 15, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of Exchange Notes ever issued under the Indenture in cash at a redemption price of 114% of the Accreted Value (as defined herein) thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings. In addition, at any time prior to August 15, 2003, the Issuer may, at its option upon the occurrence of a Change of Control, redeem the Exchange Notes, in whole but not in part, in cash at a redemption price equal to (i) the present value at such time of the optional redemption price of the Exchange Notes at August 15, 2003, computed using a discount rate equal to the Treasury Rate plus 75 basis points, plus
                                (ii) Liquidated Damages, if any, to the date of redemption. See "Description of Exchange Notes--Optional Redemption."

Mandatory Redemption............Upon the occurrence of a Change of Control, each
                                Holder of Exchange Notes will have the right to require the Issuer to repurchase all or any part of such Holder's Exchange Notes at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. No assurance can be given that the Issuer will have sufficient resources to satisfy its repurchase obligation with respect to the Exchange Notes following a Change of Control. In addition, in the event the Issuer completes one or more Public Common Stock Offerings (as defined herein) for cash at any time prior to August 15, 2001, the Issuer will be obligated to use the net cash proceeds received therefrom to make an offer to purchase the maximum principal amount at maturity of Exchange Notes that may be purchased with such net cash proceeds at a purchase price in cash equal to 114% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, thereon to the date of repurchase. See "Risk Factors--Possible Inability to Repurchase Exchange Notes upon Change of Control or Public Common Stock Offering" and "Description of Exchange Notes."


Ranking.........................The Exchange Notes will be senior unsecured obligations of the Issuer. The Exchange Notes will rank pari passu in right of payment with all future unsecured senior indebtedness of the Issuer, and will rank senior in right of payment to all future indebtedness of the Issuer that is subordinated to the Exchange Notes. The Issuer is a holding company that conducts all its business through its subsidiaries. The Issuer owns all the outstanding common stock of Insilco and has no other assets other than such common stock. Accordingly, the Exchange Notes will be effectively subordinated to all liabilities of Insilco and its subsidiaries. On a pro forma basis, as of June 30, 1998, after giving effect to the Mergers, the Merger Financing and the Refinancing, the Company would have had outstanding approximately $385.8 million of Indebtedness and the Issuer's subsidiaries would have had $449.5 million of total liabilities outstanding, including Indebtedness under the 12% Notes, the Existing Credit Facility and the New Credit Facility and including trade payables.


Certain Covenants...............The Indenture (as defined herein) contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries (as defined herein) to: incur indebtedness and issue preferred stock, repurchase Capital Stock (as defined herein) and discharge Subordinated Indebtedness, engage in transactions with affiliates, engage in sale and leaseback transactions, incur or suffer to exist certain liens, pay dividends or other distributions, make investments, sell assets and engage in certain mergers and consolidations. See "Description of Exchange Notes--Certain Covenants."

Absence of Market for
the New Notes...................The Exchange Notes will be a new issue of securities for which there currently is no market. Although Donaldson, Lufkin & Jenrette Securities Corporation has informed Holdings that it currently intends to make a market in the Exchange Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. Holdings currently does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

Use of Proceeds.................Holdings will not receive any cash proceeds from issuance of the Exchange Notes offered hereby. The net proceeds received from the offering of the Old Notes were used to pay the cash component of the Merger Consideration, the Option Cash Payments and fees and expenses incurred in connection with the Mergers. See "Use of Proceeds."

             Certain Consequences of a Failure to Exchange Old Notes

     The sale of the Old Notes was not registered under the Securities Act or any state securities laws and therefore the Old Notes may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including Holdings' and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have the resale of such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, unless (i) such holder, based upon an opinion of counsel was prohibited by law or Securities Exchange Commission policy from participating in the Exchange Offer or (ii) such holder is a Participating Broker-Dealer and holds Old Notes acquired directly from the Issuer. Subject to the provisions of the Registration Rights Agreement, Holdings currently does not intend to register under the Securities Act the resale of any Old Notes which remain outstanding after consummation of the Exchange Offer.

     To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

     The Exchange Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Notes--General."

     Pursuant to a Registration Rights Agreement between the Issuer and the Initial Purchaser (the "Registration Rights Agreement"), the Issuer agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") on or prior to 90 days after the closing of the Offering (the "Closing") with respect to the Exchange Offer and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Securities and Exchange Commission (the "Commission") on or prior to 90 days after the Closing. In certain circumstances, the Issuer is required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Senior Discount Notes by the holders thereof. The Old Notes provide that, in the event the Issuer fails to satisfy its registration obligations under the Registration Rights Agreement, the Issuer will be required to pay Liquidated Damages to the holders of the Old Notes under certain circumstances. Upon consummation of the Exchange Offer or the effectiveness of such Shelf Registration Statement, the provision for Liquidated Damages on the Old Notes shall cease.


                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                          FINANCIAL AND OPERATING DATA

     The summary historical consolidated financial data presented below for Insilco as of and for each of the years in the four year period ended December 31, 1997 are derived from Insilco's related audited consolidated financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The information contained in this table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and the notes thereto included elsewhere in this Offering Memorandum (the "Consolidated Financial Statements"). The summary historical consolidated financial data as of and for the six months ended June 30, 1997 and 1998 are unaudited; however, in management's opinion, they include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. Interim results are not necessarily indicative of results for the full year.

     The unaudited pro forma condensed consolidated financial data of the Company and its subsidiaries for the twelve months ended June 30, 1998 and the year ended December 31, 1997 are based upon historical information that has been adjusted to give effect to the transactions described in footnote 1. The Reorganization Merger will be accounted for as a reorganization of entities under common control, and the Merger will be accounted for as a recapitalization. As a result, the Mergers will have no impact on the historical basis of the assets or liabilities of the Company.


     The unaudited pro forma condensed consolidated balance sheet data as of June 30, 1998 have been prepared as if the Mergers, the Merger Financing and the Refinancing occurred on that date. The unaudited pro forma condensed consolidated income statements for the year ended December 31, 1997 and the six months and twelve months ended June 30, 1998 have been prepared as if the Mergers, the Merger Financing, the Refinancing and the 1997 Transactions (as defined below) all occurred at the beginning of the relevant period. The expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the pro forma statement of operations data. The unaudited pro forma financial data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position. See "Unaudited Pro Forma Condensed Consolidated Financial Data."


     The following table sets forth summary historical and unaudited pro forma condensed consolidated financial and operating data derived from the Company's Consolidated Financial Statements.


     For a discussion of the third quarter results of the Company and Insilco, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."





                                                                                                                          Pro Forma
                                                                                                    Six Months             Twelve
                                                Years Ended December 31,                          Ended June 30,           Months
                                   ----------------------------------------------------------  -----------------------      Ended
                                                                                 Pro Forma                                 June 30,
                                    1994        1995      1996       1997          1997(1)      1997          1998          1998(1)
                                   ------     -------    -------   -------        -------      -------      -------        --------
                                                            (dollars in millions except per share data)

Operations Data:
Net sales.......................   $438.4     $449.5     $492.4    $528.2          $528.2       $276.2       $287.3        $539.3
Operating income(2).............      9.5       38.9       48.4      51.1            51.1         28.8         24.0          47.6
Other income (expense):
     Interest expense...........    (29.1)     (19.5)     (18.3)    (20.5)          (47.1)        (7.7)       (13.8)        (45.9)
     Interest income............      1.8        1.4        0.7       2.8             0.8          2.0          0.1           0.6
     Other income, net(3).......      3.2       13.9        7.7       3.4             3.4          1.6          3.4           5.3
                                   ------       ----      -----     -----            ----        -----         ----          ----
Income (loss) from
 continuing operations
 before income taxes and
 extraordinary item ............    (14.6)      34.7       38.5      36.8             8.2         24.7         13.7           7.6
Income tax expense..............     (5.7)     (16.7)     (13.3)    (13.4)           (3.4)        (9.1)        (6.5)         (3.1)
                                   ------       ----      -----     -----            ----        -----         ----          ----
Income (loss) from
 continuing operations
 before extraordinary item......    (20.3)      18.0       25.2      23.4             4.8         15.6          7.2           4.5
Income (loss) from
 discontinued operations,
 net of tax(4)..................     (9.7)     (15.4)      13.8      58.9            --           58.9         --            --
                                   ------       ----      -----     -----            ----        -----         ----          ----
Income (loss) before
 extraordinary items............    (30.0)       2.6       39.0      82.3             4.8         74.5          7.2           4.5
Extraordinary item, net of tax..     (2.1)      --         --        (0.7)           --           --           --            --
                                   ------       ----      -----     -----            ----        -----         ----          ----
Net income (loss)...............    (32.1)       2.6       39.0      81.6             4.8         74.5          7.2           4.5
                                   ------       ----      -----     -----            ----        -----         ----          ----
Preferred stock dividend........     --         --         --        --              (5.7)        --           --            (5.7)
                                   ------       ----      -----     -----            ----        -----         ----          ----
Net income (loss) available
to common.......................   $(32.1)      $2.6      $39.0     $81.6           $(0.9)        $74.5         $7.2        $(1.2)
                                   ======       ====      =====     =====            ====        =====         ====          ====
Other Data:
EBITDA(5).......................    $56.6      $68.4      $63.8     $69.5           $69.5        $38.4        $34.6         $67.0
Adjusted EBITDA(6)..............     56.6       64.6       68.7      71.3            71.3         40.0         38.7          70.0
Cash interest expense...........     28.1       17.9       16.7      19.3            34.3          7.2         13.1          33.4
Depreciation and
 amortization...................     12.3       13.3       15.4      18.4            18.4          9.6         10.6          19.4
Amortization of
 Reorganization Goodwill........     34.8       16.2       --        --              --           --           --            --
Capital expenditures............     17.5       20.2       20.0      23.6            23.6         10.3         10.9          24.2
Per Share Data:
Basic income (loss) per share
 from continuing
 operations.....................     (2.09)      1.83       2.65      3.25           (0.59)        1.63         1.74         (0.74)
Diluted income (loss) per
 share from continuing
 operations.....................     (2.09)      1.77       2.55      3.19           (0.57)        1.58         1.69         (0.71)
Book value per share............     (1.37)     (1.64)      3.52    (25.08)                       11.34       (21.90)      (167.19)
Balance Sheet Data (at
 period end):
Cash and cash equivalents.......     $8.7       $9.9       $3.5     $10.7                       $111.2         $7.0          $7.0
Working capital.................     33.9       44.9       51.4      39.5                        145.0         64.2          69.7
Total assets....................    368.7      340.1      348.4     302.7                        423.2        314.1         323.0
Operating company debt..........    198.1      186.5      161.0     257.7                        169.8        264.8         315.6
Total debt......................    198.1      186.5      161.0     257.7                        169.8        264.8         385.8
Stockholders' equity (deficit)..    (13.5)     (15.8)      33.4    (102.3)                       108.5        (90.8)       (231.5)
Credit Statistics:
Adjusted EBITDA/Cash
 interest expense...............                                                                                              2.1x
Adjusted EBITDA/Cash and
 accreted interest expense......                                                                                              1.5x
Operating company net
 debt/Adjusted
 EBITDA(7)......................                                                                                              4.4x
Total net debt/Adjusted
 EBITDA(7)......................                                                                                              5.4x

(1) Pro forma results reflect (i) the following transactions (the "1997 Transactions"): the entry into the Existing Credit Facility on July 3, 1997, the issuance of the 10 1/4% Notes on August 12, 1997 and the repurchase by the Company of 5,714,284 shares of its common stock in the third quarter of 1997 for an aggregate of $220 million (the "Share Repurchase"); and (ii) the Mergers and the Merger Financing and (iii) the Refinancing and the application of proceeds thereof, in each case, as if they occurred at the beginning of the relevant period.


(2) Operating income in 1994 and 1995 includes the deduction for the amortization of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993 ("Reorganization Goodwill") of $34.8 million and $16.2 million, respectively, due to the adoption of "fresh start" accounting principles. See Note 1 to the Consolidated Financial Statements. Operating income in 1995 includes a gain of $4.3 million related to a change in the Company's pension plan (see Note 12 to the Consolidated Financial Statements).

(3) Other income, net in 1995 includes favorable adjustments of $3.6 million related to the Company's environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4.0 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million adjustment related to the satisfaction of certain of the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

(4) In March 1997, the Company completed the sale of its Office Products Business (as defined below) with the divestiture of its traditional office products business (the "Rolodex Business") for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business ("Curtis"). The proceeds from these sales aggregated $21.8 million (see Note 20 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures). Rolodex, Rolodex Electronics and Curtis are referred to collectively as the "Office Products Business."

     In July 1998, the Company amended its Form 10-K for the year ended December 31, 1997 (the "Form 10-K") to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1994, 1995, 1996 and 1997 were $105.2 million, $111.7 million, $80.1 million and $10.8 million, respectively.

(5) "EBITDA" represents net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated Cash Flow" used in the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described herein, due to the potential inconsistencies in the method of calculation.

(6) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $0.4 million, $3.4 million, $1.5 million, $1.3 million, $1.3 million and $1.5 million for the years ended December 31, 1995, 1996, 1997 and the six months and the twelve months ended June 30, 1998 and the six months ended June 30, 1997, respectively, and excluding the effect of: (i) a $4.3 million gain relating to a change in the Company's pension plan in the year ended December 31, 1995 (see Note 12 to the Consolidated Financial Statements); (ii) a $1.5 million restructuring charge at Taylor Publishing in the year ended December 31, 1996; (iii) $0.4 million, $0.8 million, $1.0 million and $0.2 million of legal expenses relating to the Jostens antitrust suit for the year ended December 31, 1997, six months and twelve months ended June 30, 1998 and the six months ended June 30, 1997, respectively; (iv) $0.7 million of corporate officers' severance for the six months and twelve months ended June 30, 1998; and (v) Merger expenses recorded and paid of $1.3 million for the six months and twelve months ended June 30, 1998.

(7) Net debt represents total debt less cash and cash equivalents and is calculated based on pro forma cash and debt balances as of June 30, 1998.


                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, Holders of the Old Notes should carefully consider the risk factors set forth below, before accepting the Exchange Offer.

Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure


     The Issuer is a holding company, and its ability to make payments in respect of the Exchange Notes is dependent upon the receipt of dividends or other distributions from its direct and indirect subsidiaries. The Issuer does not have, and may not in the future have, any assets other than shares of common stock of Insilco, which are pledged to secure the obligations of Insilco under the Existing Credit Facility and are expected to be pledged to secure the obligation of Insilco under the New Credit Facility. Insilco and its subsidiaries are parties to the Existing Credit Facility and are expected to be parties to the New Credit Facility and Insilco is party to the 10 1/4% Note Indenture and the indenture governing the 12% Notes (the "12% Note Indenture"), each of which imposes substantial restrictions on Insilco's ability to pay dividends or make other distributions to the Issuer. Any payment of dividends or other distributions will be subject to the satisfaction of certain financial conditions set forth in such indentures and is subject to certain prohibitions contained in the Existing Credit Facility and expected to be contained in the New Credit Facility. The ability of Insilco and its subsidiaries to comply with such conditions or prohibitions may be affected by events that are beyond the control of the Issuer. If the maturity of the 10 1/4% Notes, the 12% Notes or the loans under the Existing Credit Facility and the New Credit Facility were to be accelerated, all such outstanding debt would be required to be paid in full before Insilco or its subsidiaries would be permitted to distribute any assets or cash to the Issuer. There can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding debt and to meet its obligations under the Indenture. In addition, under Delaware law, a company is permitted to pay dividends or make other distributions on its capital stock only out of its surplus or, in the event that it has no surplus, out of its net profits for the year in which a dividend or distribution is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In determining Insilco's ability to pay dividends or make other distributions to the Issuer, Delaware law will permit the Board of Directors of Insilco to revalue its assets and liabilities from time to time to their fair market values in determining surplus. The Issuer cannot predict what the value of Insilco's or its other subsidiaries' assets or the amount of their liabilities will be in the future and, accordingly, there can be no assurance that the Issuer will be able to receive dividends from Insilco in order to pay its debt service obligations on the Exchange Notes.

     As a result of the holding company structure of the Issuer, the Holders of the Exchange Notes will be structurally junior to all creditors of the Issuer's subsidiaries, including Insilco. In the event of insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer's subsidiaries, the Issuer will not receive any funds from its subsidiaries until their creditors are paid in full. As of June 30, 1998, on a pro forma basis after giving effect to the Mergers, Merger Financing, and the Refinancing including the application of net proceeds therefrom, the aggregate amount of indebtedness and other obligations of the Issuer's subsidiaries (including the 10 1/4% Notes, the 12% Notes, the Existing Credit Facility and the New Credit Facility and trade payables) would have been approximately $449.5 million. Further, the Issuer has $35 million of aggregate liquidation preference of PIK Preferred Stock outstanding, which will increase as dividends are paid in kind on the PIK Preferred Stock through August 1, 2003, after which dividends will be payable in cash, and which will be mandatorily redeemable in cash on August 1, 2010 at the aggregate liquidation preference of the PIK Preferred Stock.


Substantial Leverage; Liquidity; Stockholders' Deficit


     In connection with the Mergers, the Merger Financing and the Refinancing including the application of the proceeds therefrom, the Company incurred a significant amount of indebtedness. As of June 30, 1998, after giving pro forma effect to the Mergers and the Merger Financing and the Refinancing and the application of the proceeds thereof, the Company would have had total consolidated indebtedness of approximately $385.8 million and a stockholder's deficit of $231.5 million. In addition, on such pro forma basis as of June 30, 1998, Insilco could have borrowed an additional $97.0 million under the New Credit Facility. In addition, subject to the restrictions in the Existing Credit Facility, the New Credit Facility, the 10 1/4% Note Indenture, the 12% Note Indenture and the Indenture, the Company may incur significant additional indebtedness, which may be secured, from time to time.


     The level of the Company's indebtedness could have important consequences to the Company, including: (i) limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of the Company's cash flow from operations must be dedicated to debt service; (ii) limiting the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; (iii) limiting the Company's flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and (iv) exposing the Company to risks inherent in interest rate fluctuations because certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.


     The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. The Company anticipates that over the next several years its operating cash flow, together with borrowings under the Existing Credit Facility and the New Credit Facility, will be sufficient to meet its anticipated future operating expenses and capital expenditures and to service interest payments on its outstanding debt as they become due. The Company believes, however, that based upon the Company's current level of operations and anticipated growth, it will be necessary to refinance the Exchange Notes upon their maturity. There can be no assurance that the Issuer will be able to refinance the Exchange Notes on satisfactory terms, if at all. Moreover, if the Company's future operating cash flows are less than currently anticipated it may be forced, in order to make payments on its outstanding debt obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses. If the Company were unable to meet its debt service obligations (including obligations to pay principal, premium, if any, at maturity or upon the occurrence of an Event of Default or Change in Control (each as defined)), it could attempt to restructure or refinance its indebtedness or to seek additional equity capital. There can be no assurance that the Company will be able to effect any of the foregoing on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


Restrictions Imposed by Terms of Indebtedness


     The Indenture restricts, among other things, the Issuer's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer. In addition, the Existing Credit Facility, the 10 1/4% Note Indenture and the 12%
Note Indenture contain, and the New Credit Facility is expected to contain, other and more restrictive covenants with respect to lnsilco and its subsidiaries and prohibit Insilco from prepaying its other indebtedness. See "Description of Certain Indebtedness--Existing Credit Facility," "--10 1/4% Notes," "--12% Notes" and "Description of Exchange Notes --Certain Covenants." The Existing Credit Facility requires, and the New Credit Facility is expected to require, Insilco to maintain specified financial ratios and satisfy certain other financial condition tests. Insilco's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that Insilco will meet those tests. A breach of any of the foregoing covenants could result in a default under the Existing Credit Facility, the New Credit Facility, the 10 1/4% Note Indenture, the 12% Note Indenture and/or the Exchange Notes. Upon the occurrence of an event of default under the Existing Credit Facility, the New Credit Facility, the 10 1/4% Note Indenture or the 12% Note Indenture, the holders of such indebtedness could elect to declare such indebtedness to be immediately due and payable. Substantially all of Insilco's assets and all of Insilco's outstanding common stock are pledged as security under the Existing Credit Facility and expected to be pledged as security under the New Credit Facility. Pursuant to Holdings' guarantee of the Existing Credit Facility, Holdings may not incur any indebtedness other than the Exchange Notes. If Insilco were unable to repay amounts due under the Existing Credit Facility or the New Credit Facility, the lenders thereunder could proceed against the collateral granted to them to secure that indebtedness and there can be no assurance that such assets would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of Certain Indebtedness --Existing Credit Facility" and "--New Credit Facility."


Possible Inability to Repurchase Exchange Notes upon Change of Control or Public Common Stock Offering


     Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Issuer to repurchase all or any part of such Holder's Exchange Notes at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. The Existing Credit Facility; the 12% Note Indenture and the 10 1/4% Note Indenture contain, and the New Credit facility is expected to contain, provisions generally requiring repayment in the event of a change of control and restrict the payments of dividends by Insilco to the Issuer (except in certain limited amounts), thus limiting the Issuer's ability to repurchase Exchange Notes. In addition, the Existing Credit Facility contains, and the New Credit Facility is expected to contain, provisions that currently prohibit the use of the proceeds of a Public Common Stock Offering to repurchase Exchange Notes. In the event of a Public Common Stock Offering, the Company will be required to obtain an amendment or waiver to the Existing Credit Facility and the New Credit Facility in order to satisfy its obligations to purchase Exchange Notes with the net cash proceeds of a Public Common Stock Offering. No assurance can be given that the Issuer will have sufficient resources to satisfy its repurchase obligation with respect to the Exchange Notes following a Change of Control or that it will be able to obtain any such amendment or waiver with respect to a Public Common Stock Offering. See "--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure" and "Description of Exchange Notes --Repurchase at the Option of Holders."


Potential Lack of Financing


     Consummation of the Mergers required Insilco to make, within 30 days following such consummation, an Offer to Purchase, as defined in the 10 1/4%
Note Indenture, all $150 million of the outstanding 10 1/4% Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. Such Offer to Purchase was commenced on September 16, 1998 and expires on November 16, 1998. The Exchange Offer will be commenced prior to the consummation of the Offer to Purchase. Based on current market conditions, the Company expects that substantially all of the 10 1/4% Notes will be tendered. The failure to purchase any 10 1/4% Notes properly tendered pursuant to the Offer to Purchase would constitute an event of default under the 10 1/4% Notes, permitting the holders of all 10 1/4% Notes to accelerate the maturity thereof.

     DLJ Capital Funding has committed to lend up to $300 million to Insilco to refinance the Existing Credit Facility and, together with the proceeds from the issuance of the Insilco Units, to repurchase all of the 10 1/4% Notes. The New Credit Facility will consist of a secured revolving credit and term loan facility. The availability of funds under the New Credit Facility is, however, subject to significant conditions, including, without limitation, (i) the mutual agreement of terms customary for transactions of this nature and other customary conditions with respect to security, guarantee and loan documentation, (ii) the absence of any facts, events or circumstances that could reasonably be expected to materially and adversely affect the financial condition, business, assets or results of operations of Insilco and its subsidiaries, taken as a whole,
(iii) the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that could impair the syndication of the New Credit Facility and (iv) certain other matters. Accordingly, there can be no assurance that the New Credit Facility will be available.

     If Insilco is unable to enter into the New Credit Facility, it will maintain the Existing Credit Facility and, subject to borrowing availability under such facility, use proceeds of borrowings thereunder to purchase the 10 1/4% Notes. The total amount available to the Company under the Existing Credit Facility together with available cash should be sufficient for such purposes. However, if all of the 10 1/4% Notes are repurchased, the Company anticipates that it will either have no or very limited availability for borrowings remaining under the Existing Credit Facility, which could adversely affect the Company.


Customer Concentration; Absence of Long-Term Contracts

     A significant portion of the Company's sales are made to a relatively small group of major customers. In 1997, sales to Ford represented approximately 10% of net sales and sales to a group of the Company's nine next largest customers represented approximately 22% of net sales. The current size of the Company's automotive customer base exposes the Company to the risk of changes in the business condition of its major customers and to the risk that the loss of a major customer could adversely affect the Company's results of operations. While the Company has supplied Ford for 40 years, Ford is not contractually bound to purchase supplies from the Company in the future. Thus, the Company's relationship with Ford is subject to termination at any time. If the Company were to lose Ford as a customer, the Company's results of operations would be adversely affected.

Cyclical Markets

     A substantial portion of the Company's revenues derive from sales to markets that have been historically, and are likely to continue to be, cyclical. For example, the Company's Automotive Components Group, which accounted for approximately 44% of the Company's net sales and 45% of operating income for the year ended December 31, 1997, primarily serves the automobile OEM market and the automobile parts aftermarket through the manufacture of automotive heat exchangers and related tubing, and automatic transmission and suspension components. For the year ended December 31, 1997, however, approximately 16% and 27% of the Automotive Components Group's net sales were attributable to the automotive aftermarket and nonautomotive OEMs, respectively. The automobile industry has experienced recessionary or slow growth conditions for substantial periods in the past and may experience recessionary conditions in the future. Any substantial weakening of the automobile industry would have an adverse effect on the Company's results of operations.

Seasonality; Production Disruption

     In certain of the Company's businesses in which there is high customer concentration or high production seasonality, the Company would be exposed to potentially significant revenue losses if it (or its customers) were to experience substantial disruption in production. With the continued emphasis on reductions in component inventories and "just-in-time" deliveries, especially in the automotive industry, any disruption in production by the Company or its major customers, through work stoppages or otherwise, could have an immediate and adverse effect on the Company's results of operations.


     Additionally, a portion of the Company's revenues and operating income are exposed to the seasonality of the yearbook production cycle. A majority of the annual revenues of Taylor are recognized in the Company's second quarter. Any disruption during the peak production period (April to June) through work stoppages, loss of production facilities or otherwise, has caused and could in the future cause lost revenues or delay revenue recognition in the year in which it occurred or increase expenses and adversely affect future years' contract renewals.


Competition

     The businesses in which the Company is engaged are highly competitive and in some cases highly fragmented, with many small manufacturers. In some of its businesses, especially the data grade connector business and the heat exchanger business, the Company competes with entities having significantly more resources. In certain other businesses the Company competes with entities that have a greater share of the relevant market and lower costs. As competition increases, profit margins on some of the Company's significant business lines could decrease, and in the more fragmented markets consolidation could occur, resulting in the creation of larger and financially stronger competitors. The Company believes that, to remain competitive and maintain or increase its profitability, it must pursue a strategy focusing on growth and product innovation. However, the Company's competitors can be expected to continue to seek their own growth, to improve the design and performance of their products, to reduce costs of existing competitive products and to introduce new products with competitive price and performance characteristics. Although the Company believes that, with respect to most of its businesses, it has certain technological, manufacturing and other advantages over its competitors, maintaining these advantages will require continued investment by the Company in research and development, sales and marketing, productivity improvements and information systems. There can be no assurance that the Company will have sufficient resources to continue to make such investments, that such investments will be successful or that the Company will be able to maintain its existing competitive advantages.

Technology and the Development of New Products

     The markets for many of the Company's products, particularly the products produced by Stewart Connector, are characterized by technological change, evolving industry standards, frequent new product introductions and product customization. Many of the Company's products require significant planning, design, development and testing at the technological, product and manufacturing process levels. In addition, the introduction of new products and technologies may render existing or proposed products noncompetitive or obsolete. Moreover, many of the Company's customers utilize its products and proprietary technologies as components of other products which they manufacture or assemble, which may become uncompetitive or obsolete. Although the Company works closely with its customers to stay informed with respect to product development, there can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future, will be completed in any particular time frame or that the Company's or its customers' products or proprietary technologies will not become uncompetitive or obsolete.

Acquisition Growth Strategy; Management and Funding of Growth

     The Company has historically pursued an acquisition strategy, completing two acquisitions in 1996, and is currently in preliminary discussions with respect to several new acquisitions as part of its ongoing strategy to promote growth. There are various risks associated with pursuing a growth strategy of this nature. Any future growth of the Company will require the Company to manage its expanding domestic and international operations, integrate new businesses and adapt its operational and financial systems to respond to changes in its business environment, while maintaining a competitive cost structure. The acquisition strategy of the Company will continue to place demands on the Company and its management to improve the Company's operational, financial and management information systems, to develop further the management skills of the Company's managers and supervisors, and to continue to retain, train, motivate and effectively manage the Company's employees. The failure of the Company to manage its prior or any future growth effectively could have a material adverse effect on the Company. There also can be no assurance that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.


     Additionally, the Company's ability to maintain and increase its revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on its ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. There can be no assurance that the Company will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of the Existing Credit Facility, the New Credit Facility, the 10 1/4% Note Indenture, the 12%
Note Indenture, the Indenture and any future indebtedness) to fund the Company's future growth.


Environmental Matters

     The Company's operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, the Company is involved from time to time in administrative or legal proceedings relating to environmental matters and has incurred in the past and will continue to incur capital costs and other expenditures relating to environmental matters. Certain properties now or previously owned by the Company are undergoing remediation. Liability under environmental laws may be imposed on current and prior owners of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. As an owner and operator, the Company may be required to incur costs relating to the remediation of such owned or operated properties, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources.
The Company has in the past and may in the future be named a potentially responsible party ("PRP") at off-site third-party disposal sites to which it has sent waste.

     The Company believes, based on current information, that any costs it may incur relating to environmental matters will not have a material adverse effect on its business, financial condition or its results of operations. There can be no assurance, however, that the Company will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation thereof, the development of new facts or the failure of other PRPs to pay their share will not cause the Company to incur additional costs that could have a material adverse effect on its business, financial condition or results of operations. See "Business --Environmental Regulation and Proceedings."

Dependence on Key Personnel

     The Company's success depends to a significant extent upon the services of its senior management and other management in its various businesses. The Company could be adversely affected if any of these persons were unwilling or unable to continue in the Company's employ.

Risks Associated with Foreign Operations; Exchange Rate Fluctuations

     The Company's products are manufactured and assembled at facilities in the United States, the Dominican Republic, Germany and Mexico and sold in many foreign countries. In 1997, less than 9% of the Company's net sales and costs of goods sold occurred outside the United States and Canada. International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the impositions of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and exchange rate risk. There can be no assurance that these factors will not have a material adverse impact on the Company's production capabilities or otherwise adversely affect the Company's business and operating results.

Control by the DLJMB Funds


     Approximately 69.0% of the outstanding shares of Holdings' common stock (up to 67.0% on a fully diluted basis after giving effect to the issuance of the Insilco Unit Warrants) are held by the DLJMB Funds. As a result of their stock ownership, the DLJMB Funds control Holdings (and through Holdings, Insilco) and have the power (subject to the agreement they have with CVC pursuant to which CVC is entitled to elect one member of Holdings' Board of Directors); to elect all of the members of the Board of Directors, appoint new management and approve any action requiring the approval of the holders of common stock of Holdings or Insilco, including adopting certain amendments to the certificate of incorporation of Holdings and Insilco, and approving any acquisition of Holdings or Insilco or approving sale of all or substantially all of the assets of Holdings or Insilco. The directors elected by the DLJMB Funds have the authority to effect decisions affecting the capital structure of Holdings and Insilco, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.


     The general partners of each of the DLJMB Funds are affiliates or employees of, and DLJ Capital Funding, which has committed to provide the Backstop Facility, is an affiliate of, Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). Donaldson, Lufkin & Jenrette Securities Corporation, which was the Initial Purchaser in the placement of the Old Notes, is also an affiliate of DLJ, Inc.

Tax Consequences of Original Issue Discount; Limitations on Holders' Claims

     For U.S. federal income tax purposes, the issue price of a Unit was allocated between the respective fair market values of the Warrant and the Old Note. For this reason, and because cash interest will not be payable on the Senior Discount Notes prior to February 15, 2004, the Senior Discount Notes have original issue discount from their principal amount at maturity. Consequently, purchasers of the Senior Discount Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. Because only a portion of the issue price of a Unit was allocated to a Senior Discount Note, the rate at which a holder will be required to accrue original issue discount for U.S. federal income tax purposes will exceed the stated yield on the Senior Discount Notes. In addition, the Senior Discount Notes constitute "applicable high yield discount obligations" ("AHYDOs") for federal income tax purposes because the yield to maturity of the Senior Discount Notes exceeds the relevant applicable federal rate (the "AFR") at the time of issue by more than five percentage points. Because the Senior Discount Notes constitute AHYDOs, the Issuer (i) will not be entitled to deduct original issue discount ("OID") accruing with respect thereto until such amounts are actually paid, and (ii) may be precluded from ever deducting a portion of the OID that accrues on the Senior Discount Notes. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences to the holders of the Exchange Notes resulting from the ownership or disposition thereof.

     Under the Indenture, in the event of an acceleration of the maturity of the Exchange Notes upon the occurrence of an Event of Default, the Holders of the Exchange Notes may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which prior to August 15, 2003, will be less than the principal amount at maturity of such Exchange Notes. See "Description of Exchange Notes--Events of Default and Remedies."

     If a bankruptcy case is commenced by or against the Issuer under the United States Bankruptcy Code, the claim of a Holder of Exchange Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the issue price of the Senior Discount Notes as set forth on the cover page hereof and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, Holders of the Exchange Notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a Holder might be required to recognize gain or loss in the event of a distribution related to such a bankruptcy case.

Fraudulent Transfer Statutes

     Under federal or state fraudulent transfer laws, if a court were to find that, at the time the Senior Discount Notes were issued, the Issuer (i) issued the Senior Discount Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Senior Discount Notes and (B)(1) was insolvent or was rendered insolvent by reason of the issuance of the Senior Discount Notes, (2) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small or (3) intended to incur, or believed (or should have believed) it would incur, debts beyond its ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes), such court could avoid all or a portion of the Issuer's obligations to the Holders of the Senior Discount Notes, subordinate the Issuer's obligations to the Holders of the Senior Discount Notes to other existing and future indebtedness of the Issuer, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Discount Notes, and take other action detrimental to the Holders of the Senior Discount Notes, including in certain circumstances, invalidating the Senior Discount Notes. In that event, there would be no assurance that any repayment on the Senior Discount Notes would ever be recovered by the Holders of the Senior Discount Notes.

     The definition of insolvency for purposes of the foregoing considerations varies among jurisdictions depending upon the federal or state law that is being applied in any such proceeding. However, the Issuer generally would be considered insolvent at the time it incured the indebtedness constituting the Senior Discount Notes, if (i) the fair market value (or fair saleable value) of its assets were less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) it is incurring debts beyond its ability to pay as such debts mature. There can be no assurance as to what standard a court would apply in order to determine whether the Issuer was "insolvent" as of the date the Senior Discount Notes were issued, or that, regardless of the method of valuation, a court would not determine that the Issuer was insolvent on that date. Nor can there be any assurance that a court would not determine, regardless of whether the Issuer was insolvent on the date the Senior Discount Notes were issued, that the payments constituted fraudulent transfers on another ground. As a result of the use of the proceeds from the sale of the Senior Discount Notes to fund the cash portion of the Merger Consideration, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the Senior Discount Notes.

Year 2000

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company believes that its internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements. However, the Company is uncertain as to the extent its customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in the customers' and vendors' businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Year 2000 Compliance."

No Public Market for the Senior Discount Notes

     If the Exchange Notes are traded after their original issuance, they are expected to trade at varying prices, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. The Senior Discount Notes are eligible for trading in the PORTAL market. Donaldson, Lufkin & Jenrette Securities Corporation has informed Holdings that it currently intends to make a market in the Senior Discount Notes. However, it is not obligated to do so, and any market making activity with respect to the Senior Discount Notes may be discontinued at any time without notice.

Restrictions on Transfer

     The Old Notes were offered and sold by Holdings in a private offering exempt from registration requirements pursuant to the Securities Act and have been resold pursuant to Rule 144A under the Securities Act to "qualified institutional buyers" (as defined in Rule 144A) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act. As a result, the Old Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the Old Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate of Holdings) who duly exchanges Old Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements under the Securities Act. As a result, each Holder accepting the Exchange Offer will be required to represent that (i) it is not an "affiliate" of Holdings, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Old Notes for resale under the Securities Act. See "The Exchange Offer."

     The Old Notes currently may be sold to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act the restrictions set forth in Rule 144A under the Securities Act or pursuant to another available exemption under the Securities Act, without registration under the Securities Act. To the extent that the Old Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Old Notes could be adversely affected.


                                 USE OF PROCEEDS

     Holdings will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes in exchange for Old Notes as described in this Prospectus, Holdings will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled. Accordingly, the issuance of the Exchange Notes will not result in any change in the indebtedness of the Company.


     The net proceeds to Holdings from the sale of the Units was approximately $67.0 million (after deduction of underwriting discounts and commissions and other expenses of the offering). Such net proceeds, together with borrowings by Insilco under the Existing Credit Facility, proceeds from the issuance of the PIK Preferred Stock, the DLJMB Warrants and the proceeds received upon the issuance of Silkworm Common Stock, were used to pay the cash component of the Merger Consolidation, the Option Cash Payments and fees and expenses incurred in connection with the Mergers.



                                 CAPITALIZATION


     The following table sets forth the unaudited consolidated capitalization of the Company as of June 30, 1998 (i) on an actual basis, (ii) on a pro forma basis after giving effect to the Mergers and the Merger Financing and (iii) as adjusted to give effect to the Refinancing. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial
Statements, including the notes thereto, the unaudited pro forma condensed consolidated financial statements and notes thereto, included in "Unaudited
Pro Forma Condensed Consolidated Financial Statements," "Management's
Discussion and Analysis of Financial Condition and Results of Operations" and "Summary--Recent Developments."




                                                                 As of June 30, 1998
                                                        --------------------------------------
                                                                           Pro Forma
                                                                    --------------------------
                                                        Actual       Merger        Refinancing
                                                        ------      ---------      -----------
                                                                  (in millions)
Cash and cash equivalents.............................  $  7.0       $  7.0          $  7.0
                                                        ======       ======          ======
Long-term debt:
 Revolving Credit Facility ...........................  $114.6       $156.4          $ 95.4
 Term Loan ...........................................      --           --           100.0
 10 1/4% Notes........................................   150.0        150.0              --
 12% Notes ...........................................      --           --           120.0
 Senior Discount Notes................................    --           70.2            70.2
 Other debt obligations...............................     0.2          0.2             0.2
                                                        ------       ------          ------
   Total long-term debt (including current portion)...   264.8        376.8           385.8
                                                        ------       ------          ------
   PIK Preferred Stock................................    --           35.0            35.0
   Stockholders' deficit..............................   (90.8)      (226.3)         (231.5)
                                                        ------       ------          ------
     Total capitalization.............................  $174.0       $185.5          $189.3
                                                        ======       ======          ======



                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data presented below as of and for each of the years in the four year period ended December 31, 1997 are derived from the Consolidated Financial Statements and accompanying notes included elsewhere herein, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The selected historical consolidated financial data as of and for the six months ended June 30, 1997 and 1998 are unaudited; however, in management's opinion, they include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. Interim results are not necessarily indicative of results for the full year.


                                                                                                                  Six Months Ended
                                            Predecessor                      Years Ended December 31,                  June 30,
                                            -----------           -----------------------------------------   ----------------------
                                                   1993             1994        1995      1996        1997     1997          1998
                                            -------------------   --------   --------   --------   ---------- --------   -----------
                                               To       From                         (in millions)
                                              3/31       4/1

Operations Data:
 Net sales .................................$   79.2   $  332.9   $  438.4   $  449.5   $  492.4   $  528.2   $  276.2   $  287.3
 Operating income (1) ......................     4.2       (3.5)       9.5       38.9       48.4       51.1       28.8       24.0
 Other income (expense):                                                                                                      0.0
   Interest expense ........................    (9.6)     (26.9)     (29.1)     (19.5)     (18.3)     (20.5)      (7.7)     (13.8)
   Interest income .........................     0.3        1.7        1.8        1.4        0.7        2.8        2.0        0.1
   Other income, net(2) ....................    (0.1)       0.9        3.2       13.9        7.7        3.4        1.6        3.4
                                             --------   --------   --------   --------   --------   --------   --------   --------
 Income (loss) from continuing
   operations before reorganization items,
   income taxes and extraordinary
   item ....................................    (5.2)     (27.8)     (14.6)      34.7       38.5       36.8       24.7       13.7
 Reorganization items (net) ................    21.8       --         --         --         --         --         --         --
 Income tax expense ........................    (0.6)      (0.4)      (5.7)     (16.7)     (13.3)     (13.4)      (9.1)      (6.5)
                                             --------   --------   --------   --------   --------   --------   --------   --------
 Income (loss) from continuing
   operations before
   extraordinary item ......................    16.0      (28.2)     (20.3)      18.0       25.2       23.4       15.6        7.2
 Income (loss) from
   discontinued operations, net
   of tax(3) ...............................   (15.4)     (18.4)      (9.7)     (15.4)      13.8       58.9       58.9       --
                                             --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before
   extraordinary item ......................     0.6      (46.6)     (30.0)       2.6       39.0       82.3       74.5        7.2
 Extraordinary item, net of tax ............   448.3       --         (2.1)      --         --         (0.7)      --         --
                                             --------   --------   --------   --------   --------   --------   --------   --------
 Net income ................................$  448.9   $  (46.6)  $  (32.1)  $    2.6   $   39.0   $   81.6   $   74.5   $    7.2
                                             ========   ========   ========   ========   ========   ========   ========   ========

Balance Sheet Data (at period
end):
 Working capital ...........................$   94.1   $   98.1   $   33.9   $   44.9   $   51.4   $   39.5   $  145.0   $   64.2
 Total assets ..............................   562.0      517.7      368.7      340.1      348.4      302.7      423.2      314.1
 Long-term debt ............................   306.7      307.4      198.1      186.5      161.0      257.7      169.8      264.8
 Stockholders' equity (deficit) ............    64.2       18.5      (13.5)     (15.8)      33.4     (102.3)     108.5      (90.8)
Ratio Data:
 Ratio of earnings to fixed
   charges .................................    0.47x     (0.02)x    (0.50)x    (2.63)x     2.91x      2.64x      3.89x     1.92x

(1) Operating income in 1993, 1994 and 1995 includes the deduction for the amortization of Reorganization Goodwill of $27.3 million, $34.8 million and $16.2 million, respectively. Operating income in 1995 includes a gain of $4.3 million related to a change in the Company's pension plan (see Note 12 to the Consolidated Financial Statements appearing elsewhere herein).


(2) Other income, net in 1995 includes favorable adjustments of $3.6 million related to the Company's environmental liabilities and $1.5 million related to the resolution of several legal disputes and a $4 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million favorable adjustment related to the satisfaction of certain of the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

(3) In March 1997, the Company completed the sale of its Office Products Business with the divestiture of the Rolodex Business for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis. The proceeds from these sales aggregated $21.8 million (see Note 20 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures).

     In July 1998, the Company amended its Form 10-K to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1994, 1995, 1996 and 1997 were $105.2 million, $111.7 million, $80.1 million and $10.8 million, respectively.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview

     The Company, directly and through its subsidiaries, is a diversified manufacturer of automotive components and telecommunications and electronics components and a publisher of specialty publishing products, chiefly student yearbooks. The Company, with three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), conducts its business in eight separate operating units, including both divisions and subsidiaries. The Company's Specialty Publishing segment, formerly the Company's Office Products/Specialty Publishing segment, was renamed following the divestiture of the Rolodex Business in March 1997.

     The Automotive Components Group is comprised of businesses that produce radiators and other heat exchanger components, equipment and systems used in the production of heat exchangers, heavy gauged stamped automotive parts (principally, transmission clutch plates) and welded stainless steel tubing, and a 50% owned joint venture, Thermalex, which produces precision extruded aluminum tubing. The Automotive Components Group serves both original equipment manufacturers and aftermarket customers in the automotive, specialty vehicle, truck and off-road vehicle and industrial equipment markets and also serves the marine and architectural markets with decorative stainless steel tubing.

     The Technologies Group manufactures high-performance data transmission connectors, small electric power transformers, precision stampings and wire and cable assemblies. The Technologies Group serves the computer networking, telephone digital switching, data processing, automotive, medical equipment and other markets.

     Specialty Publishing consists of Taylor, a publisher of student yearbooks. Taylor is highly seasonal, with the majority of sales occurring in the second and third quarters of each year.

     During 1996 and 1997, the Company completed several material transactions affecting its ongoing operations and debt and capital structure. A summary of these transactions follows:

     o Acquisitions: In 1996, the Company acquired Great Lake, Inc. ("Great Lake") which serves the automotive, heavy truck and industrial manufacturing radiator replacement market, and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business"). These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the periods subsequent to the acquisition date.

     o Divestitures: The Office Products Business of the Company's Office Products/Specialty Publishing Group was divested in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of Curtis and Rolodex Electronics for $21.8 million in the aggregate which was used to reduce the outstanding amounts on the Company's bank loans. On March 5, 1997, the remainder of the Office Products Business, which consisted of the Rolodex Business, was sold for net cash proceeds of approximately $112 million (the "Rolodex Proceeds"). As a result of the sale of the Rolodex Business, the Office Products Business has been accounted for as a discontinued operation. See "--Discontinued Operations."

     o Refinancing: The Company entered into the Existing Credit Facility as of July 3, 1997 that among other things, provides for (i) a $200 million revolving credit facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.

     o Issuance of Subordinated Debt: On August 12, 1997, the Company issued $150 million aggregate principal amount of the 10 1/4% Notes, realizing therefrom net proceeds of $145.9 million.

     o Share Repurchase: In the third quarter of 1997, the Company, using the Rolodex Proceeds and the proceeds received on the issuance of the 10 1/4% Notes, consummated the $220 million Share Repurchase.

     The discussion that follows of the financial condition and results of operations includes the effect of the transactions discussed above in the respective periods in which they were recorded. As a result, the comparability of the results is significantly impacted. Pro forma results of operations, assuming all these transactions occurred at the beginning of the respective periods, are presented in Note 20 to the Consolidated Financial Statements.

"The Fresh Start" Accounting

     On March 31, 1993, the Company adopted the "fresh start" accounting principles prescribed by the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants. The "fresh start" accounting principles required the Company to value its assets and liabilities at fair values and eliminate its accumulated deficit.

     "Fresh start" accounting was required because on April 1, 1993, the Company and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to a plan of reorganization (the "Plan of Reorganization"). For financial reporting purposes, the effective date of the Plan of Reorganization was March 31, 1993 (the "Plan Effective Date"). For periods prior to the Plan Effective Date, the Company sometimes is referred to herein as the "Predecessor". The Chapter 11 cases were commenced on January 13, 1991 (the "Petition Date").

     One effect of "fresh start" accounting on the financial statements was the negative impact on the reported operating income of each business segment and the consolidated net income resulting from the noncash amortization of the Reorganization Goodwill. Such amortization expense totaled $16.2 million (exclusive of amortization expense related to discontinued operations) in 1995. At December 31, 1995, Reorganization Goodwill was fully amortized.

Discontinued Operations

     On March 5, 1997, the Company completed the sale of its Office Products Business within the Office Products/Specialty Publishing Group with the divestiture of the Rolodex Business for $112.6 million, net of transaction costs. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis for aggregate proceeds of $21.8 million. The Office Products Business segment has been accounted for as a discontinued operation and, accordingly, the consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified.

Merger Costs


     The Company incurred $30.1 million in expenses in connection with consummating the Mergers. These expenses consisted primarily of financing fees, professional fees, compensation costs, registration fees and other expenses. The Company (i) recorded $1.3 million of such expenses in the quarter ended June 30, 1998, (ii) recorded a one-time pretax charge of approximately $24.2 million in the quarter ended September 30, 1998 and (iii) will amortize all of the remaining capitalized costs in future periods. As a result, the Company has recorded a significant net loss in the quarter ended September 30, 1998.


Results of Operations

     Summarized sales and operating income (loss) by business segment for the years ended December 31, 1995, 1996 and 1997, and the six months ended June 30, 1997 and 1998 are set forth in the following table and discussed below:

                                                  Year Ended December 31,                Six Months Ended June 30,
                                         -------------------------------------       -------------------------------
                                            1995          1996          1997            1997             1998
                                         ---------     ---------     ---------       ----------       --------------
                                                                             (in millions)
SALES
 Automotive Components Group .........   $  180.3      $  209.7      $  231.1         $  116.2        $  123.8
 Technologies Group ..................      170.6         183.7         198.9             98.0            99.0
 Specialty Publishing ................       98.6          99.0          98.2             62.0            64.5
                                         --------      --------      --------         --------        --------
 Consolidated sales ..................   $  449.5      $  492.4      $  528.2         $  276.2        $  287.3
                                         ========      ========      ========         ========        ========
OPERATING INCOME (LOSS)(1)(2)
 Automotive Components Group .........   $   20.4      $   23.9      $   23.1         $   12.6        $   11.5
 Technologies Group ..................       20.3          24.5          23.0             11.4            10.6
 Specialty Publishing ................       (0.7)          1.6           5.3              5.1             3.3
Unallocated corporate costs ..........       (1.1)         (1.6)         (0.3)            (0.3)           (0.1)
Unallocated corporate merger expenses        --            --            --               --              (1.3)
                                         --------      --------      --------         --------        --------
Consolidated operating income ........   $   38.9      $   48.4      $   51.1         $   28.8        $   24.0
                                         ========      ========      ========         ========        ========

(1) Segment operating income (loss) reflects the allocation of corporate overhead. In 1995 corporate overhead was reduced by a $4 million gain relating to a change in the Company's pension plan (See Note 12 to the Consolidated Financial Statements). The allocation of corporate overhead follows:

                                          Year Ended December 31,                Six Months Ended June 30,
                                 -------------------------------------       -------------------------------
                                    1995          1996          1997            1997             1998
                                 ---------     ---------     ---------       ----------       --------------
                                                                     (in millions)
Automotive Components Group...   $    1.3      $    3.0      $     3.5        $    1.8        $    1.9
Technologies Group............        1.4           3.1            3.7             2.0             2.0
Specialty Publishing..........        0.9           2.0            1.8             1.0             1.4
                                 --------      --------      ---------        --------        --------
                                 $    3.6      $    8.1      $     9.0        $    4.8        $    5.3
                                 ========      ========      =========        ========        ========


(2) 1995 segment operating income (loss) includes a deduction of $16.2 million for the amortization of Reorganization Goodwill.


Recent Developments

     Third Quarter Results. Sales for the quarter ended September 30, 1998 increased 3% to $135.1 million from $131.4 million during the comparable period in 1997. Sales for the nine-month period ended September 30, 1998 increased 4% to $422.4 million from $407.6 million during the comparable period in 1997. The sales increase in both periods was attributable to strong results reported by the Company's Automotive Components Group (11% sales growth in the third quarter) which offset declines in the Company's Technologies Group (9% sales decline in the third quarter). The Automotive Components Group's performance was led by strong growth of heat exchanger sales. The Technologies Group's performance was negatively impacted by the overall slowdown in the global telecommunications and electronics markets, which has continued into the fourth quarter.

     The Company had Adjusted EBITDA of $14.4 million for the quarter ended September 30, 1998, compared to $15.7 million recorded in the comparable period in 1997. The Company's Adjusted EBITDA for the third quarter excludes $24.2 million of charges related to the Mergers and $1.4 million of other non-recurring charges related primarily to management severance and legal expenses. For the nine months ended September 30 ,1998, Adjusted EBITDA was $53.3 million as compared to $55.8 million for the comparable period in 1997. Adjusted EBITDA for the nine months excludes $25.5 million of merger-related charges and $3.0 million of other non-recurring charges related primarily to management severance and legal expenses.

     The Company's 1998 third quarter profitability was negatively impacted by
(i) sales declines, a less favorable sales mix and increased pricing competition in the Company's Technologies Group and (ii) the results of its McKenica division, a tubing mill capital equipment manufacturer. The Technologies Group, which posted $1.8 million and $2.2 million declines in EBITDA in the three- and nine-month periods ended September 30, 1998, respectively, was affected by the overall slowdown in the global telecommunications and electronic markets. McKenica, which posted $0.6 million and $2.2 million declines in EBITDA in the three- and nine-month periods ended September 30, 1998, respectively, was affected by lower orders from Asian and domestic customers. Excluding McKenica's results, the Company's Adjusted EBITDA in the third quarter would have been $14.6 million in 1998 as compared to $15.2 million for the comparable period in 1997, and Adjusted EBITDA for the nine-month period would have been $53.5 million as compared to $53.7 million for the comparable period in 1997.

     Sales at the Company's Taylor Publishing business unit were up 7% in the third quarter to $27.4 million, due to early delivery of fall yearbooks, compared to 1997 third quarter sales of $25.6 million. Taylor's EBITDA of $1.7 million was flat compared to the third quarter last year.

     Potential Charge Associated with Cost Reduction Program. The Company is reviewing a number of programs designed to improve operating efficiencies and reduce expenses. While the scope of these programs has not been finalized, the Company currently expects to record non-recurring charges of approximately $5 million in the aggregate during the fourth quarter of 1998 and the first quarter of 1999.

     Potential Acquisitions. The Company is in negotiations with respect to two potential acquisitions neither of which, if consummated, individually would be material to the Company's financial position.


Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Sales

     Total net sales from continuing operations of $170.0 million for the second quarter of 1998 were relatively flat compared to the corresponding period in 1997 as increased sales at the Automotive Components Group and Taylor Publishing were essentially offset by a decline in the Technologies Group. In the first six months of 1998, net sales from continuing operations of $287.3 million increased 4% or $11.1 million from 1997 primarily due to increased sales of automotive tubing and industrial and off-road radiators at the Automotive Components Group and, to a lesser degree, increases at the Technologies Group and Specialty Publishing.

     The Automotive Components Group's net sales increased 3% or $1.6 million in the second quarter of 1998 and 6% or $7.5 million in the first six months of 1998 compared to the corresponding periods of 1997 due to increased automotive tubing sales and increased sales of radiators to original equipment manufacturers serving the off-road and industrial equipment markets. These increases were partially offset by a decline in sales at the Company's heat exchanger equipment manufacturing unit, McKenica, which continues to experience a substantial decline in order backlog. In addition, Steel Parts reported lower sales from the prior year periods due to the timing of a major automotive OEM's scheduled annual plant shutdown.

     The Technologies Group's net sales decreased 4% or $2.1 million in the second quarter of 1998 compared to the corresponding period in 1997 due to sales declines at Escod, Signal Transformer and Stewart Stamping primarily due to a general weakness in the electronics market, which has continued into the third quarter. These declines were partially offset by increased sales at the El Paso stamping facility which moved from the start-up phase in 1997 to production phase in 1998 and increased sales of Stewart Connector's modular data interconnect products due to increased demand from a major telecommunications customer. Sales in the Technologies Group increased 1% or $1.1 million in the first six months of 1998 compared to the corresponding period in 1997 due to increased sales from the El Paso stamping facility, increased second quarter sales of Stewart Connector's modular data interconnect products and increased first quarter sales of wire and cable assembly products. These increases were partially offset by declines at Signal Transformer and Stewart Stamping in the second quarter of 1998.

     Taylor Publishing's net sales for the second quarter and first six months of 1998 increased 1% and 4%, respectively, compared to the corresponding periods in 1996 in response to certain Taylor initiatives to increase yearbook revenues.

     Operating Income

     Operating income for the second quarter decreased $5.2 million from $19.4 million in 1997 to $14.2 million in 1998. The decline in operating income was due in part to increased selling, general and administrative expenses as follows: $1.3 million of expenses related to the Merger, $0.6 million in legal expenses (compared to $0.2 million in 1997) associated with Taylor's antitrust lawsuit against Jostens, Inc. (for which Taylor received a favorable judgment totaling $25.2 million, which judgment is likely to be appealed and has not been reflected in the Company's operating results; see "Business--Legal Proceedings"), and corporate officers severance expenses totaling $0.4 million. In addition, the Company experienced an operating loss in the second quarter at its McKenica unit due to a lack of available order backlog, increased costs, primarily higher shipping costs, from production delays at Taylor Publishing during its peak yearbook production season, and lower operating margins at Stewart Connector and Steel Parts compared to the year ago quarter. In the first six months of 1998, operating income decreased $4.8 million to $24.0 million from $28.8 million in 1997. In the first six months of 1998, selling, general and administrative expenses increased over 1997 due to $1.3 million of expenses related to the Mergers, $0.8 million of expenses related to the Company's antitrust lawsuit against Jostens, Inc. (compared to $0.2 million in 1997) and $0.7 million of corporate officers severance expenses. Additionally, the Company experienced increased costs at Taylor Publishing and lower operating margins at Steel Parts and Stewart Connector.

     The Automotive Components Group's operating income in the second quarter of 1998 compared to the corresponding period of 1997 decreased to $6.0 million from $6.9 million. The Automotive Components Group was impacted by an operating loss at the Company's McKenica unit, caused by a significant sales decline from the second quarter of 1997, and lower operating margins at Steel Parts. These declines were partially offset by improved operating income at the automotive tubing and heat exchanger businesses of Thermal Components Group. For the first six months of 1998, the Automotive Components Group's operating income compared to the corresponding period of 1997 decreased to $11.5 million from $12.6 million due to an operating loss at the Company's McKenica unit, caused by a significant sales decline from 1997, and lower operating margins at Steel Parts. These declines were partially offset by gains in operating performance at the Company's heat exchanger and automotive tubing business.

     The Technologies Group's operating income decreased to $5.3 million in the second quarter of 1998 from $6.4 million in the same period of 1997 due to lower demand and inventory correction by electronics market customers. Operating income at Stewart Connector decreased from the prior year period due to a less favorable sales mix of products and price degradation on certain mature connector products. At Signal Transformer operating income decreased significantly due to the lower sales volume caused by weak demand in the electronics market. For the first six months of 1998, the Technologies Group's operating income, compared to the corresponding period of 1997, decreased to $10.6 million from $11.4 million. Operating income was impacted by the decreased sales of power transformers and competitive pricing pressures in the connector market. Partially offsetting these declines, operating income improved over the prior year at Escod, Stewart Stamping and the El Paso stamping facility.

     Taylor Publishing's operating income decreased to $4.3 million from $6.1 million in the second quarter of 1998 compared to the same period of 1997 and to $3.3 million from $5.1 million in the first half of 1998 compared to the prior year. These decreases from 1997 were due to increased costs of air freight following production delays in the second quarter which is the peak yearbook production and delivery period. In addition, Taylor had increased administrative expenses, including legal fees related to its lawsuit against Jostens, Inc. (see
Note 11 to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

     Other Income (Expense)

     Other income for the second quarters of 1998 and 1997 included $0.7 million and $0.8 million, respectively, of equity income from the Company's unconsolidated joint venture, Thermalex, which manufactures extruded aluminum tubing primarily for automotive air conditioning condensers. For the first six months of 1998, other income included $1.5 million of equity income from Thermalex compared to $1.5 million in the first six months of 1997. Interest expense increased 68% or $2.8 million and 78% ($6.0 million) in the second quarter and first six months of 1998, respectively, from the corresponding 1997 periods due to the issuance of $150 million of the 10 1/4% Notes completed in the third quarter of 1997 (see Note 3 to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein). Interest income decreased $1.6 million and $2.0 million in the second quarter and first six months of 1998, respectively, from the corresponding 1997 periods because the Company had substantial interest income in 1997 on the proceeds from the sale of the Rolodex Business (see Note 3 to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein).

     "Other income, net", included in Other income (expense), for the second quarter and first six months of 1998 increased $1.1 million and $2.0 million from the corresponding periods of 1997, respectively. Other income in the second quarter of 1998 included gains on the sale of idle assets.

     Income Tax Expense

     The Company's effective income tax rate of 53% for the second quarter of 1998 increased significantly from both the 1997 second quarter rate of 38% and the 1998 first quarter rate of 35% primarily due to the effects of the Mergers (see Note 10 to the Unaudited Condensed Consolidated Financial Statements included elsewhere herein). Certain transaction costs expected to be incurred as part of this transaction will not be deductible for tax purposes. Considering the effects of the Mergers, and other favorable permanent and temporary timing items, the Company does not expect to incur any significant additional cash outlay for 1998 income taxes.

1997 Compared to 1996

     Sales

     Consolidated net sales from continuing operations of $528.2 million increased 7% ($35.8 million) in 1997 compared to 1996 net sales from continuing operations of $492.4 million primarily due to a 10% ($21.4 million) increase at the Automotive Components Group and an 8% ($15.2 million) increase at the Technologies Group.

     Sales in the Automotive Components Group segment were $231.1 million, an increase of 10% over 1996 sales of $209.7 million. The increased sales were attributable to Thermal's increased sales of automotive heat exchangers and related components from the July 1996 acquisition of the Lingemann Business and higher sales of transmission and other stamped automotive parts at Steel Parts. The Lingemann Business contributed $31.6 million of sales in 1997 compared to $13.1 million in 1996. Approximately 30% of Thermal's sales are to the automotive OEM market. Steel Parts achieved sales growth over 1996 due to higher parts content per automobile, as automobile manufacturers have moved from three-speed to four and five-speed automatic transmissions. Steel Parts is primarily an OEM supplier of transmission and other automotive components.

     Sales in the Technologies Group were $198.9 million, an increase of 8% over 1996 sales of $183.7 million. Sales of the wire and cable assembly business, Escod, were up 19% over 1996 due to strong demand from one of its major customers as well as continued expansion of its customer base. Sales at Signal Transformer increased 9% over 1996 primarily due to higher demand for internationally certified products from electronic OEMs. Sales of precision stampings at the segment's Stewart Stamping unit increased 6% due to new product introductions, as well as the continued strength of the automotive, electrical control and circuit protection markets. Stewart Connector, the Company's manufacturer of high speed data transmission connectors which serves the computer networking market, had a 1% decrease in sales from the prior year principally as a result of price erosion of existing products and delayed new product availability. Foreign sales accounted for approximately 41% and 40% of Stewart Connector's sales in 1997 and 1996, respectively.

     Sales at Taylor Publishing were $98.2 million, relatively flat compared to prior year sales of $99.0 million.

     Operating Income

     The Company's operating income from continuing operations of $51.1 million increased 6% ($2.7 million) in 1997 compared to 1996 primarily due to higher operating income at Taylor Publishing caused by increased productivity and a $1.5 million restructuring charge recorded in 1996.

     The Automotive Components Group's operating income in 1997 compared to 1996 decreased to $23.1 million from $23.9 million. Lower operating income from Thermal was partially offset by increased operating income at the Company's stainless steel tubing business and stamped steel parts business. Thermal's operating performance was impacted by (i) decreased sales at the Company's heat exchanger equipment manufacturer which continues to experience a substantial decline in order backlog; (ii) increased research and development costs associated with the Group's new technical center; (iii) additional expenses related to the integration of the Lingemann Business into the Company's operations; and (iv) soft aftermarket demand for automotive heat exchangers.

     The Technologies Group's operating income in 1997 compared to 1996 decreased to $23.0 million from $24.5 million primarily due to decreased operating margins at Stewart Connector caused principally by competitive price pressure in the connector market and delayed introductions of new connector products. In addition, the Company incurred additional start-up costs at its El Paso stamping facility. These declines were partially offset by the improved sales and operating margin at Escod.

     In 1997, the operating income of the Specialty Publishing business, Taylor Publishing, improved to $5.4 million from $1.7 million in 1996 due to improved operating margins from increased productivity and a $1.5 million restructuring charge incurred in 1996.

     Other Income (Expense)

     Interest expense increased approximately 12% or $2.2 million in 1997 compared to 1996 due to the refinancing completed in the third quarter of 1997. Interest income increased $2.1 million over 1996 due to interest income earned on the proceeds from the sale of the Rolodex Business prior to the Share Repurchase. Other income for 1996 included a favorable adjustment of $2.2 million related to the Company's environmental liabilities for 1996 following completion of a site clean-up for an amount less than previously estimated.

     Equity income from the Company's unconsolidated joint venture, Thermalex, was $2.6 million in 1997 compared to $2.9 million in 1996. Thermalex incurred additional expenses in 1997 related to the start-up of a new extrusion press and plant expansion.

     Income Tax Expense

     The Company's actual income tax obligations during 1997 ($10.5 million) and 1996 ($2.4 million) were substantially less than the total amount of income taxes recognized ($47.9 million and $12.4 million, respectively) because previously generated net operating losses and other deferred tax assets were utilized to reduce the tax obligations. During 1996, additional deferred tax assets of $10.7 million were recognized and recorded on the balance sheet because it was concluded that it was more likely than not that such amounts would be realized in future years. In accordance with the Reorganization SOP, the tax benefits associated with the recognition of pre-effective date deferred tax assets, ($10.2 million in 1996) were recorded as an increase to additional paid-in capital.

     Discontinued Operations

     On March 5, 1997, the Company completed the sale of its Office Products Business within the Office Products/Specialty Publishing Group with the sale of the Rolodex Business for $112.6 million, net of transactions costs. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis for aggregate sales proceeds of $21.8 million.

     As a result of the sale, the Office Products Business has been accounted for as a discontinued operation and, accordingly the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1997, 1996, and 1995 were $10.8 million, $80.1 million, and $111.7 million, respectively.

1996 Compared to 1995

     Sales

     Net sales from continuing operations in 1996 were $492.4 million, an increase of 10% over 1995 net sales from continuing operations of $449.5 million primarily due to a 16% ($29.4 million) increase at the Automotive Components Group and an 8% ($13.1 million) increase at the Technologies Group.

     Sales in the Automotive Components Group segment were $209.7 million, an increase of 16% over 1995 sales of $180.3 million. The increased sales were attributable to $20.5 million of sales from the 1996 acquisitions of the Lingemann automotive aluminum tube business and Great Lake as well as higher content per automobile of clutch plates in transmissions and higher sales of aluminum heat exchangers and related products and equipment manufactured by the segment's Thermal unit. Approximately 29% of Thermal's sales are to the automotive OEM market. Steel Parts achieved sales growth over 1995 due to higher parts content per automobile, as automobile manufacturers have moved from three-speed to four and five-speed automatic transmissions. Steel Parts is primarily an OEM supplier of transmission and other automotive components. The increased sales at Thermal and Steel Parts were partially offset by a decline from the prior year at Romac, the Company's manufacturer of stainless steel tubing sold principally in marine and distribution markets.

     Sales in the Technologies Group were $183.7 million, an increase of 8% over 1995 sales of $170.6 million. Sales of the wire and cable assembly business, Escod, were up 23% over 1995, reflecting continued expansion of its customer base and a rebound in orders from its largest telecommunications customer. Stewart Connector, the Company's manufacturer of high speed data transmission connectors which serves the computer networking market, had an 8% increase in sales over the prior year with 15% growth in the fourth quarter of the year, primarily as a result of a new contract with a major telecommunications customer for connector/cable assemblies. Foreign sales accounted for approximately 40% and 43% of Stewart Connector's sales in 1996 and 1995, respectively. Sales at the segment's Signal Transformer unit were flat compared to the prior year. Sales of precision stampings at the segment's Stewart Stamping unit increased 5% due to the underlying strength of the markets that it serves, including the housing construction and automotive markets.

     Sales at Taylor Publishing were $99.0 million, relatively flat compared to prior year sales of $98.6 million.

     Operating Income

     Operating income (loss) comparisons between 1996 and 1995 are more difficult to present than the sales comparisons because of the effects of "fresh start" accounting on the results of operations. Due to the effects of "fresh start" accounting, the Company's 1995 operating results were depressed by a $16.2 million charge for the amortization of Reorganization Goodwill ($3.4 million, $7.2 million and $5.6 million of which were allocated to the Automotive Components Group, Technologies Group and Specialty Publishing, respectively). The consolidated reported operating income from continuing operations in 1996 improved to $48.4 million from $38.9 million in 1995. (See the table on page 32 regarding the comparability between the periods).

     Excluding the effects of "fresh start" accounting, as described above, the operating performance decreased $6.7 million or 12% due to higher corporate overhead, decreased operating margins in the Technologies Group and a $1.5 million restructuring charge recorded by Taylor Publishing. The higher corporate overhead in 1996 is primarily due to a $4.3 million gain recorded in 1995 related to a change in the Company's pension plan which temporarily reduced corporate overhead. These items and other operational year-to-year changes are discussed below in the analysis of each segment's operating income.

     The Automotive Components Group's operating income in 1996 compared to 1995 increased to $23.9 million from $20.4 million. The results in 1995 were negatively impacted by the amortization of Reorganization Goodwill totaling $3.4 million. Excluding amortization of Reorganization Goodwill, the segment's operating performance was relatively flat compared to 1995, as the effect of higher sales was offset by a $1.7 million increase in allocated corporate overhead due to the 1995 pension gain noted above.

     The Technologies Group's operating income in 1996 compared to 1995 increased to $24.5 million from $20.3 million. The results in 1995 were negatively impacted by a $7.2 million amortization charge for Reorganization Goodwill. Excluding the amortization of Reorganization Goodwill, the segment's operating income decreased $3.0 million in 1996 compared to 1995, an 11% decline, due to decreased operating margins and a $1.7 million increase in allocated corporate overhead due to the 1995 pension gain noted above. The lower operating margins were caused principally by competitive price pressure in the connector market and delayed introductions of new connector products.

     In 1996, the operating income of the Specialty Publishing business, Taylor Publishing, improved to $1.7 million from an operating loss of $0.8 million in 1995 due principally to the reduction in amortization of Reorganization Goodwill, which totaled $5.6 million in 1995. Excluding the amortization of Reorganization Goodwill, the unit's operating performance decreased $3.2 million in 1996 compared to 1995 due to a $1.5 million restructuring charge incurred in 1996, following Taylor's adoption of a restructuring plan to improve profitability, a $1.1 million increase in allocated corporate overhead which was primarily attributable to the 1995 pension gain noted above and increased administrative costs.

     Other Income (Expense)

     Interest expense decreased approximately 6% or $1.2 million in 1996 compared to 1995 due to a lower effective interest rate and lower debt balances. Other income included a favorable adjustment of $2.2 million related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income for 1995 included favorable adjustments of $3.6 million related to the Company's environmental liabilities following a review of its liabilities from previously divested operations and $1.5 million related to the resolutions of several legal disputes. In addition, other income included a $4.0 million gain on the sale of idle corporate assets.

     Income Tax Expense

     The Company's actual income tax obligations during 1996 ($2.4 million) and 1995 ($2.6 million) were substantially less than the total amount of income taxes recognized ($12.4 million and $16.1 million respectively) because previously generated net operating losses and other net deferred tax assets were utilized to reduce the tax obligations. During 1996 and 1995, additional deferred tax assets of $10.7 million and $9.2 million respectively, were recognized and recorded on the balance sheet because it was concluded that it was more likely than not that such amounts would be realized in future years. In accordance with the Reorganization SOP, the tax benefits associated with the recognition of pre-effective date deferred tax assets ($10.2 million and $1.6 million in 1996 and 1995, respectively), were recorded as an increase to additional paid-in capital and $7.2 million in 1995 was recorded as a reduction to Reorganization Goodwill. The 1995 reduction eliminated the remaining unamortized Reorganization Goodwill.

     Discontinued Operations

     For information regarding the Company's reclassification of its Office Products Business as a discontinued operation, see "1997 Compared to 1996--Discontinued Operations."

Liquidity and Capital Resources


     Post-Mergers and Refinancing

     The Company's principal sources of liquidity are cash flow from operations and borrowings under the Existing Credit Facility or, if obtained, the New Credit Facility. The Company's principal uses of cash are debt service requirements, capital expenditures, acquisitions and working capital. The Company expects that ongoing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under the Existing Credit Facility or the New Credit Facility. In connection with future acquisitions, the Company may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. There can be no assurance that any such additional financing will be available to the Company on acceptable terms.

     The Company incurred substantial indebtedness in connection with the Mergers and the Merger Financing and is incurring additional indebtedness in connection with the Refinancing. On a pro forma basis, after giving effect to the Merger, the Merger Financing and the Refinancing and the application of the proceeds thereof, the Company would have had approximately $385.8 million of indebtedness outstanding as of June 30, 1998 as compared to $264.8 million of indebtedness outstanding as of June 30, 1998 on a historical basis. In addition, on the same pro forma basis, the Company would have a stockholders' deficit of $231.5 million at June 30, 1998 as compared to a stockholders' deficit of $90.8 million as of June 30, 1998 on a historical basis. The Company's significant debt service obligations following the Mergers and the Refinancing could, under certain circumstances have material consequences to security holders of the Company. See "Risk Factors."

     In connection with the Mergers, Holdings raised approximately $56.0 million of equity capital through the issuance of 1,245,138 shares of Holdings Common Stock, approximately $35.0 million through the issuance of the PIK Preferred Stock and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and approximately $70.2 million aggregate gross proceeds of the Holdings Units. In addition, the Company raised approximately $43.1 million through additional borrowings under the Existing Credit Facility.

     The Company

     The Senior Discount Notes were issued by Silkworm, became obligations of Holdings following the Mergers and are not guaranteed by the Company or any of its consolidated subsidiaries. The Senior Discount Notes will mature in 2008 and will not require cash interest payments until 2003. See "Description of Certain Indebtedness--Senior Discount Notes." The Senior Discount Notes contain customary covenants and events of default, including covenants that limit the ability of Holdings and its subsidiaries to incur debt, pay dividends and make certain investments. Holdings believes that based upon its current level of operations and anticipated growth, it will be necessary to refinance the Senior Discount Notes upon their maturity.

     The PIK Preferred Stock provides for cumulative dividends that do not require payment in cash through 2003, but will be payable in cash thereafter and will be mandatorily redeemable in 2010. The PIK Preferred Stock is exchangeable into debentures that will contain customary covenants and events of default, including covenants that limit the ability of Holdings and its subsidiaries to incur debt, pay dividends and make certain investments. See "Description of Capital Stock--PIK Preferred Stock."

     Holdings is a holding company, and its ability to pay interest on the Senior Discount Notes and dividends on the PIK Preferred Stock is dependent upon the receipt of dividends from its direct and indirect subsidiaries, including Insilco. Holdings does not have, and may not in the future have, any assets other than shares of common stock of Insilco (which are pledged to secure the obligations of Insilco under the Existing Credit Facility and are expected to be pledged to secure any obligations under the New Credit Facility). Insilco and its subsidiaries are parties to the Existing Credit Facility and are expected to be parties to the New Credit Facility and Insilco is a party to the 10 1/4% Note Indenture and the 12% Note Indenture, each of which imposes substantial restrictions on Insilco's ability to pay dividends to Holdings. See "Risk Factors--Limitations on Access to Cash Flow of Subsidiaries; Holding Company Structure."

     Insilco

     The Existing Credit Facility consists of a $200.0 revolving credit facility, which permits the issuance of up to $50.0 million of letters of credit. Borrowings generally bear interest based on a margin over LIBOR or the base rate. The applicable margin fluctuates based on Insilco's financial performance. The Existing Credit Facility is guaranteed by all of Insilco's wholly-owned domestic subsidiaries and is secured by substantially all of Insilco's assets (other than assets of its foreign subsidiaries). The Existing Credit Facility contains customary covenants and events of default.
See "Description of Certain Indebtedness--Existing Credit Facility."

     Insilco has obtained a commitment letter from DLJ Capital Funding, Inc. to provide Insilco with the New Credit Facility, the proceeds of which would be used to refinance the Existing Credit Facility and, together with the proceeds from the issuance of the 12% Notes, to repurchase the 10 1/4% Notes. The commitment is subject to significant conditions including negotiation of definitive documents and the absence of a material adverse change, and there can be no assurance that the New Credit Facility will be made available. See "Risk Factors--Potential Lack of Financing."

     The Term Loan Facility under the New Credit Facility is expected to consist of a $100.0 million term amortizing loan maturing in seven years. Scheduled aggregate amortization is expected to be $1.0 million in 1999. The New Credit Facility is also expected to include a $200.0 million Revolving Credit Facility maturing on July 8, 2003 which will provide for revolving loans and up to $50.0 million in letters of credit. See "Description of Certain Indebtedness--New Credit Facility."

     Availability under the Revolving Credit Facility will decrease (i) on the six month anniversary of the New Credit Facility closing date by an amount equal to $46.0 million less the aggregate consideration paid in connection with acquisitions or committed to be paid pursuant to a signed definitive acquisition agreement entered into prior to such date and (ii) by $20.0 million on each of July 10, 2000, July 10, 2001 and July 10, 2002.

     Borrowings under the New Credit Facility are expected to generally bear interest based on a margin over, at the Company's option, the base rate or the LIBOR rate. The applicable margin is expected to be 1.5% for base rate revolving borrowings and 2.25% for base rate term borrowings and 2.75% for LIBOR revolving borrowings and 3.50% for LIBOR term borrowings for the first six months and thereafter is expected to, in the case of revolving loans, vary based upon the Company's ratio of total debt to EBITDA (as defined). Insilco's obligations under the New Credit Facility are expected to be guaranteed by Holdings and all material existing and future wholly-owned domestic subsidiaries of Insilco (the "subsidiary guarantors") and are secured by substantially all of the assets of Insilco and the subsidiary guarantors, including a pledge of the capital stock of all existing and future subsidiaries of the Company (provided that no more than 65% of the voting stock of any foreign subsidiary shall be pledged) and a pledge by Holdings of the stock of Insilco. The New Credit Facility is expected to contain customary covenants and events of default. See "Description of Certain Indebtedness--New Credit Facility."

     The 12% Notes and the 10 1/4% Notes will mature in 2007. Interest on the 12% Notes will be, and interest on the 10 1/4% Notes is, payable semiannually in cash. The 12% Notes will contain and the 10 1/4% Notes contain customary covenants and events of default, including covenants that limit Insilco's ability to incur debt, pay dividends and make certain investments. See "Description of Certain Indebtedness--10 1/4% Notes" and "12% Notes."

     If Insilco is unable to enter into the New Credit Facility, it will maintain the Existing Credit Facility and, subject to borrowing availability under such facility, use proceeds of borrowings thereunder to purchase to 10 1/4% Notes. The total amount available to Insilco under the Existing Credit Facility together with available cash should be sufficient for such purposes. However, if all of the 10 1/4% Notes are repurchased, the Company anticipates that it will have either no or very limited availability for borrowings remaining under the Existing Credit Facility, which could adversely affect the Company.

     Insilco anticipates that its operating cash flow, together with borrowings under the Existing Credit Facility or New Credit Facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service interest payments on its outstanding debt as they become due. The Company's ability to make scheduled payments of interest on or to refinance indebtedness and to satisfy other debt obligations will depend upon the Company's future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. See "Risk Factors."


     Historical

     Cash Flows from (Used In) Operating Activities. Operations used $3.8 million cash in the first six months of 1998 as compared to a cash usage of $5.2 million in the first six months of 1997. Cash flows from operations improved over the prior year period due to the timing of cash receipts and lower tax payments. These improvements were partially offset by higher interest payments related to the 10 1/4% Notes (which are payable semi-annually in the first and third quarters.) The Company's cash flow for periods prior to the six months ended June 30, 1997 was favorably impacted by tax loss carryforwards, which reduced the actual cash payments for the years to well below the financial statement income tax expense. The tax loss carryforwards were substantially reduced in 1997 due to the gain from the sale of the Rolodex Business.

     Operations provided $45.5 million in cash in 1997 compared to providing $55.4 million in cash in 1996. Cash flows from operations decreased from the prior year primarily due to cash flows from the divested Office Products business included in 1996 results. The Company's cash for periods prior to 1997 was favorably impacted by tax loss carryforwards, which reduced the actual cash payments for the years to well below the financial statement income tax expense. The tax loss carryforwards were substantially reduced in 1997 due to the gain from the sale of the Rolodex Business. As a result, beginning in 1998 it is expected that the Company will no longer have any tax loss carryforwards available to reduce cash payment obligations.

     Cash Flows from (Used In) Investing Activities. In the first six months of 1997, the Company sold its Rolodex Business for a net sales price of $112.6 million. In the first six months of 1998 and 1997, the Company received dividend distributions from Thermalex of $1.3 million and $1.5 million, respectively. The Company's other investing activities consist principally of capital expenditures which totaled $10.9 million and $10.3 million for the first six months of 1998 and 1997, respectively.

     In 1997, in addition to the sale of the Rolodex Business, the Company received a $1.5 million dividend distribution from Thermalex and $4.4 million from the liquidation of idle assets in 1997. In 1996, the Company acquired the Lingemann Business, and two affiliated businesses serving the automotive, heavy truck and industrial manufacturing radiator replacement market, Great Lake and Kar Tool Co. Inc., for approximately $37.7 million including transaction fees and expenses. In 1996, the Company received proceeds totaling $21.8 million from the sales of Curtis and Rolodex Electronics; $3.6 million from Thermalex for full repayment of loans outstanding; a $3.4 million dividend distribution from Thermalex; and $1.3 million from the disposal of idle assets. In 1995, the Company received $2.5 million from Thermalex relating to the partial repayment of loans, a $0.4 million dividend distribution from Thermalex and $4.7 million from the disposal of idle assets.


     The Company's capital expenditures totaled $23.6 million in 1997 and the Company has budgeted expenditures totaling approximately $22.1 million in 1998, of which $10.9 million was completed in the first six months of 1998. The Company expects to finance these expenditures and investments with internally generated funds. The Company does not anticipate that limitations on capital expenditures under the Existing Credit Facility will adversely affect its ability to meet its operating goals.


     Cash Flows from (Used In) Financing Activities. Financing activities provided $9.4 million and $7.8 million in the first six months of 1998 and 1997, respectively. In the first six months of 1998, the Company borrowed a net amount of $9.0 million on its revolving credit facility compared to borrowings of $15.3 million in 1997. Term loan payments of $5.6 million were made in the first six months of 1997. In addition, the Company paid $1.6 million and $1.7 million of prepetition liabilities in the first six months of 1998 and 1997, respectively.

     On July 3, 1997, the Company refinanced its existing bank debt (see Note 8 to the Consolidated Financial Statements). In the third quarter of 1997, the Company, using the proceeds from the sale of the Rolodex Business and the proceeds received on the issuance of the 10 1/4% Notes, consummated the Share Repurchase. On August 12, 1997, the Company issued $150 million of the 10 1/4% Notes, for net proceeds of approximately $145.9 million.

     The Company incurred $10.7 million in costs for the refinancing, Share Repurchase and issuance of the 10 1/4% Notes. During 1996, the Company repaid $22.8 million of its initial $155.0 million term loan. The Company also repurchased an additional 97,500 shares of its common stock at prices ranging from $30.60 to $36.125 per share under the Company's $15.0 million stock buyback program. During 1995, the Company repaid $12.6 million of its initial $155.0 million term loan and repurchased 197,500 shares of its common stock at prices ranging from $32.375 to $36.875 per share.

     The interest expense requirements during the next five years will fluctuate based on the outstanding debt balances as well as changes in interest rates. The interest rate on bank borrowings bear interest at various fluctuating rates, at the Company's option, which approximate the one to six month LIBOR rates plus 1.25% (such LIBOR rates approximated 5.72% to 5.84% at December 31, 1997) subject to performance versus a leverage ratio. The Company reduces its exposure to potential increases in interest rates by entering into forward rate, interest rate cap and interest rate swap agreements with major financial institutions. A summary of the terms of those agreements is contained in Note 9 to the Consolidated Financial Statements.

     Net Income (Loss) and Accumulated Equity (Deficit). At December 31, 1997, the Company had a stockholders' deficit totaling $102.3 million compared to stockholders' equity totaling $33.4 million at December 31, 1996. The deficit was attributable to the effect of the Share Repurchase as described in "Cash Flow From (Used In) Financing Activities" above.

     Seasonality. The Company's yearbook publishing business, Taylor Publishing, is highly seasonal, with a majority of sales occurring in the second and third quarters of the year. Taylor receives significant customer advance deposits in the second half of each year. The Company's other businesses are not highly seasonal.

     Impact of Inflation and Changing Prices. Inflation and changing prices have not significantly affected the Company's operating results or markets. The Company is generally able to pass through to its customers price changes in its major steel, copper and aluminum based product lines.

     Liquidity. At June 30, 1998, the Company's cash and cash equivalents and net working capital amounted to $7.0 million and $64.2 million, respectively, representing a decrease in cash equivalents of $3.7 million and an increase in net working capital of $24.7 million from year end 1997. The borrowing ability under the Company's revolving credit facility as of the end of the quarter was $77.9 million, including $42.5 million available for letters of credit.

     Trade receivables, net, at June 30, 1998 increased 27% or $17.9 million over the December 31, 1997 amount primarily due to increased receivables at Taylor Publishing following its peak yearbook production period (see "--Seasonality").

     At December 31, 1997, the Company's cash and cash equivalents and net working capital amounted to $10.7 million and $39.5 million, respectively, compared to $3.5 million and $51.4 million, respectively, in 1996. The borrowing ability under the Company's revolving credit facility at December 31, 1997 was $85.1 million, including $41.1 million available for additional letters of credit. The Company believes it has adequate sources of liquidity to meet its working capital, capital expenditures and debt service requirements for the foreseeable future.

     Year 2000 Compliance. The Company is currently in the process of evaluating its information technology infrastructure for the year 2000 ("Year 2000") compliance. The Company's primary information systems either have recently been or are in process of being replaced with new systems to meet the Company's growing capacity and performance requirements. These replacements are generally expected to be completed by early 1999.

     The Company does not expect that the cost to be Year 2000 compliant will be material to its financial condition or results of operations. The costs are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance.

     The Company does not currently have complete information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

     The Company has not incurred significant costs including internal costs to evaluate the extent of compliance related to Year 2000 compliance prior to December 31, 1997.

     Foreign Sales. In 1997 the Company had export sales of $55.4 million which represented 10% of total sales. Export sales in 1997 to Europe, Asia, Canada and Mexico were $21.2 million, $14.0 million, $9.7 million and $4.3 million, respectively. All other export sales in 1997 totaled $6.2 million. In 1996, the Company had export sales of $58.2 million which were 12% of total sales. In 1995, export sales were $53.1 million or 12% of total sales. The Company's transactions are primarily in U.S. dollars.


                                    BUSINESS

Overview

     The Company is a diversified producer of automotive, telecommunications and electronics components, and is a leading specialty publisher of student yearbooks. The Company has three reporting segments: (i) the Automotive Components Group, which manufactures transmission components and assemblies and heat exchangers (such as radiators and air conditioning condensers) and heat exchanger tubing; (ii) the Technologies Group, which manufactures high performance data-grade connectors for the telecommunications and networking markets, cable and wire assemblies primarily for the telecommunications market, and precision metal stampings and power transformers primarily for the electronics market; and (iii) Specialty Publishing, a specialty publisher focusing primarily on the student yearbook market. The Company's portfolio of businesses serves several market segments, which the Company believes tends to dampen cyclicality and diversify business risk. The Company's broad base of more than 17,000 customers includes automotive and non-automotive OEMs, telecommunications, networking and electronics companies and school yearbook departments nationwide.


     The Company's primary focus is to tailor its products for customer-specific applications in niche markets. This strategy includes customizing products for particular accounts and applications and developing technology to enhance product function. The Company believes that this niche market focus results in more stable revenues, higher margins and longer term, often sole-supplier, customer relationships. From fiscal 1994 to the twelve month period ended June 30, 1998, the Company's net sales from continuing operations increased from $438.4 million to $539.3 million, representing a CAGR of 6.1%, and Adjusted EBITDA increased from $56.6 million to $70.0 million, representing a CAGR of 6.3%. See "Summary--Recent Developments" for a discussion of the Company's results for the three- and nine-month periods ended September 30, 1998.

                                        Twelve Months ended
                                           June 30, 1998
                                      ------------------------
                                                      Adjusted
Segment                               Sales            EBITDA            Principal Products/Markets         Largest Customers
-----------------------------      --------           --------          ---------------------------------   -----------------
                                           (in millions)
Automotive Components Group        $238.5              $32.9            -- Transmission/suspension            -- Ford
                                                                           components                         -- Valeo
                                                                        -- Radiators/air conditioning         -- Caterpillar
                                                                           condensors                         -- Behr
                                                                        -- Heat exchanger tubing              -- Delphi

Technologies Group                  200.0               28.8            -- Cable harness assemblies           -- Nortel
                                                                        -- 50/60 Hz transformers              -- Siemens
                                                                        -- Modular jacks & plugs              -- Littelfuse
                                                                        -- Precision high speed stamping      -- Ericsson
                                                                                                              -- Lucent
                                                                                                              -- IBM

Specialty Publishing                100.8                8.3            -- School yearbooks                   -- High Schools
                                   ------              -----
                                                                                                              -- Universities
Total.........................     $539.3              $70.0
                                   ======              =====

     The Automotive Components Group consists of three operating units--Thermal Components, Steel Parts and Romac--and a joint venture, Thermalex. Thermal Components produces aluminum- and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications. Steel Parts is the leading supplier of automatic transmission clutch plates to Ford and produces other stamped components for OEMs and Tier 1 suppliers. Romac produces stainless steel tubing for marine, architectural, industrial and automotive applications. Thermalex, a joint venture owned equally by the Company and Mitsubishi Aluminum, is, management believes, the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. In 1997, Thermalex, which is accounted for as an unconsolidated investment, contributed $2.6 million to the Company's consolidated pre-tax income and paid a $1.5 million cash dividend to the Company. On a stand-alone basis, Thermalex generated $10.3 million of EBITDA in 1997; however, only the $1.5 million dividend is included in the Company's Adjusted EBITDA. Management believes that the impact of the automotive cycle on the Automotive Components Group's financial performance is mitigated by sales to the automotive aftermarket and non-automotive OEMs, which represented 16% and 27%, respectively, of the Automotive Components Group's 1997 net sales.

     The Technologies Group generally focuses on niche products which are designed for specific customer applications and seeks to supply all or a substantial portion of its customers' requirements. The group has four operating units: Escod Industries, a supplier of cable and wire assemblies to the telecommunications market, including Northern Telecom and Siemens Telecom Network; Stewart Connector, a producer of high performance data-grade connectors for the computer networking and telecommunications markets; Stewart Stamping, a producer of highly customized precision stamped metal parts, primarily for the electronics industry; and Signal Transformer, a producer of 50-60 Hz power transformers used in a variety of product applications.

     Specialty Publishing consists of Taylor, one of the nation's leading publishers of student yearbooks. The Company believes that Taylor was the first major yearbook publisher to make extensive use of digital pre-press technology as opposed to the more widely used pre-press process which involves manual cutting, pasting and rescaling. The Company believes it uses digital pre-press technology more extensively than its competitors, which offers yearbook departments greater flexibility in altering page design and superior quality. The student yearbook business benefits from very limited cyclicality, low customer turnover and pre-paid sales.

Business Segments

     Automotive Components Group

     The Automotive Components Group is made up of three operating units, Thermal Components, Romac and Steel Parts. The businesses in this segment manufacture automotive heat exchangers and related tubing, stainless steel tubing, and automatic transmission and suspension components, respectively. The Automotive Components Group accounted for 43.7% of the Company's total sales in 1997, or approximately $231 million.

     Automotive Sales by Market Segment

                                                          1997
                                                          ----

Automotive OEM........................................    45.9%
Other OEM.............................................    27.2
Automotive Aftermarket................................    16.2
Other.................................................    10.7
                                                         -----
Total.................................................   100.0%
                                                         =====


     Tubing and Heat Transfer. Thermal Components is a vertically integrated manufacturer of heat exchangers for the automotive, specialty vehicle, truck, heavy equipment and off-road vehicle and industrial equipment markets. Its products include thin wall aluminum and copper tubes used principally in heat transfer applications, radiators, air conditioning condensers, oil coolers and heaters and production machinery and equipment used in the manufacture and assembly of automotive heat exchangers.

     Thermal Components uses a direct sales force and independent sales representatives to market its products. Thermal Components sells to both OEMs and aftermarket customers.

     Thermalex, the Company's joint venture with Mitsubishi Aluminum, manufactures multiport aluminum extrusions used principally in automotive air conditioning condensers.

     The markets for automobile heat-exchanger products are highly competitive and have many participants, particularly automobile OEMs that produce for their own use and several large independent manufacturers. Thermal supplies tubes and, through Thermalex, extrusions to domestic automobile OEMs and independent manufacturers. Thermal is an established supplier of welded radiator tubes to manufacturers and repair shops in the heat-exchanger aftermarket.

     Thermal has manufacturing facilities in Alabama, Michigan, New York, South Carolina, Wisconsin and Germany. At December 31, 1997, Thermal (excluding Thermalex) had 936 employees.

     Transmission Components. Steel Parts manufactures automotive parts consisting of close-tolerance precision metal stampings at its facility in Indiana. Its products include clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts.

     Substantially all Steel Parts' sales are made to the domestic automobile industry, either directly or indirectly through other independent automotive parts suppliers. As a result, the demand for Steel Parts' products historically has been heavily dependent on the level of new car production by the domestic automobile industry. Steel Parts has also seen its production content per automobile increase in recent years as automobile manufacturers have moved from three-speed to four- and five-speed automatic transmissions. The strong domestic automotive market resulted in Steel Parts operating at or near capacity for most of 1997 and 1996.

     The market for original equipment automobile parts is competitive and has many participants, principally the automobile manufacturers themselves because of their ability to make their own parts. Approximately 70%, 70% and 67% of Steel Parts' sales were to one of the "Big 3" domestic automotive manufacturers in 1997, 1996 and 1995, respectively.

     At December 31, 1997, Steel Parts had 383 employees.

     Stainless Steel Tubing. Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Substantially all of its sales are domestic.

     The markets for these products are highly competitive. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing. At December 31, 1997, Romac had 129 employees.

     Technologies Group

     The Technologies Group consists of four operating units, Stewart Connector, Signal Transformer, Stewart Stamping and Escod Industries, which manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, premises wiring, main frame computer, automotive and medical equipment markets. The Technologies Group accounted for 37.7% of the Company's total sales in 1997, or approximately $198.9 million.

     Specialized Connector Systems. Stewart Connector designs and manufactures specialized high speed data connector systems, including modular plugs, modular jacks, shielded and nonshielded specialized connectors, and cable assemblies for telecommunications, cellular communications and data transmission, including local and wide area networks. Its primary manufacturing facility is located in Pennsylvania, with an assembly operation in Mexico.

     Stewart Connector sells its products throughout the world, directly and through sales subsidiaries, and through a network of manufacturers' representatives. Foreign sales accounted for approximately 41%, 40% and 43% of Stewart Connector's sales in 1997, 1996 and 1995, respectively. It maintains direct sales offices (and to a lesser extent, distribution operations) in England, Japan and Germany and has numerous domestic and foreign competitors, some of which are substantially larger than Stewart Connector. Competition is based principally on price with respect to older product lines, and on technology and product features for newer products and to a lesser extent, patent protection.

     At December 31, 1997, Stewart Connector had 796 employees, of which 372 were employed in the U.S., 20 in Japan, 7 in Germany, 4 in the United Kingdom, and 393 in Mexico.

     Power Transformers. Signal Transformer manufactures both standard "off-the-shelf" and custom-made power transformers serving a broad customer base in a variety of industries. Signal's markets include telecommunications, home and retail security systems, medical instrumentation, gaming and entertainment and process controls. Signal markets its products directly, utilizing catalogs and print advertising, and indirectly through selective independent sales representatives in targeted regions of the country. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

     The electronic transformer industry includes both domestic and foreign manufacturers and there are numerous competitors to Signal. Competition is based on price and availability of product to meet customers' needs. Signal has directed its marketing efforts for many years towards engineers and other customers having specialized, low-volume demand and prompt delivery requirements. To capitalize on an identified market niche, Signal has a service that guarantees 24 hour delivery for small order quantities of certain off-the-shelf transformers.

     Signal manufactures its transformers at production facilities located in the Dominican Republic, Puerto Rico and New York. The New York facility also serves as Signal's major sales, administration and distribution center.

     At December 31, 1997, Signal had 645 employees, of which 153 were employed in the U.S., 250 in the Dominican Republic and 242 in Puerto Rico.

     Precision Stampings and Wireforms. Stewart Stamping is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping manufactures components used in electrical devices, such as circuit breakers, electric fuses, lighting and process controls, and in electronic industries, including passive components such as capacitor cans and connector contacts. Stewart Stamping sells its products to a broad customer base primarily in the U.S. through a network of manufacturers representatives. Stewart Stamping manufactures its products at its plant in Yonkers, New York. In early 1997, Stewart Stamping leased a manufacturing facility in El Paso, Texas to better serve the Southwestern U.S. and Mexican assembly operations of telecommunication and electronics customers.

     Stewart Stamping's competitors in each of its product lines are numerous (including, in the case of metal stampings, its own customers), but Stewart Stamping traditionally has focused on products that, because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

     At December 31, 1997, Stewart Stamping had 320 employees.

     Cable and Wire Assemblies. Escod Industries produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Escod's markets generally are regional in nature, and Escod's production facilities (three in the Carolinas and one in Florida) are operated principally to serve local plants of OEMs. Because substantially all of Escod's customers are OEMs having a number of production facilities, the demand for Escod's products depends not only on the demand for its customers' products, but also on its customers' varying utilization of their production sites.

     Telecommunications and computer OEMs account for the bulk of Escod's sales. Two telecommunications OEMs together accounted for approximately 68%, 66% and 60% of Escod's total revenues in 1997, 1996 and 1995, respectively. Escod's dependence on these two major customers makes its revenues and operating income sensitive to changes in demand from those customers. Beginning in 1995, Escod has focused its efforts on developing a broader customer base and a broader product line.

     Competition in Escod's markets is based primarily on price and, to a lesser extent, on responsiveness to customers' needs. The profitability of Escod's sales generally depend on the relative raw material content, labor productivity, quality of the products sold, proximity to customers and timeliness of delivery.

     As a result of the low barriers to entry into Escod's business and increased, low-cost foreign competition in recent years, Escod's business has become highly competitive.

     At December 31, 1997, Escod had 798 employees.

     Specialty Publishing

     Taylor Publishing Company is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 87% of its revenues in each of the last three years. Specialty Publishing accounted for 18.6% of the Company's total sales in 1997, or approximately $98.2 million. Its principal yearbook customers are secondary (middle and senior high) schools. Other yearbook customers include elementary schools, colleges and academies. Taylor also publishes a variety of specialty books on a contract basis and a limited number of its own publishing titles and provides reunion planning and other services for alumni of schools, colleges and academies.

     Competition in the yearbook industry is based upon customer service, quality and price. The market for yearbooks is affected more by demographic trends, which are expected to be favorable, than by business cycles. Taylor offers several yearbook lines with different graphic and typographic options and capabilities. Taylor has expended significant resources in recent years to develop a system of electronic copy preparation designed to enhance the quality and consistency of photographs, reduce production costs and shorten the time required for yearbook production. Taylor has developed proprietary software programs for use by its customers in developing yearbooks. This software facilitates the yearbook design work performed by schools and improves the overall production process.

     Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel. It also trains students and their advisors in layout, design and marketing, conducts seminars and workshops and provides supporting materials, including software, to assist student yearbook staffs in the production process.

     Yearbook production is highly seasonal. Orders are normally obtained in the fall and finished yearbooks are delivered at or near the end of the school year, typically late spring to early summer and to a lesser degree, in the fall of the following school year. Deposits representing approximately 25% of the yearbook contract price are due from the yearbook customer upon its submission of the first set of yearbook pages.

     Given the seasonal production cycle, the Company typically receives significant cash deposits in the second half of each calendar year. These deposits are available to fund the working capital requirements of the yearbook production cycle, and to a lesser extent, to provide the Company working capital for general corporate purposes.

     Taylor operates six production facilities in Texas (two owned and four leased) and one leased production facility in Pennsylvania. Its work force reflects the seasonality of its business, typically ranging from 1,000 to 1,700 full-time employees. At December 31, 1997, it had 168 salaried and 1,194 hourly employees.

     Divested Office Products Businesses. On September 3, 1996, the Company sold Curtis, its computer accessories business. On October 4, 1996, the Company sold Rolodex Electronics, consisting of electronic personal organizers and telephones. On March 5, 1997, the Company sold the Rolodex Business, which comprised the Rolodex office products line. As a result, the Office Products Business has been accounted for as a discontinued operation.

Corporate History

     The Company has undergone significant change and restructuring in the past five years. A review of the most significant developments follows, in chronological order:

     o On April 1, 1993, the Company emerged from Chapter 11 bankruptcy proceedings pursuant to the Plan of Reorganization. The Plan of Reorganization resulted in a reduction in the Company's liabilities by $532.3 million, an extraordinary gain realized in 1993 of $448.3 million attributable to the discharge of such liabilities, and a change in control of the Company.

          The Plan of Reorganization among other matters provided for: (i) the issuance of 9,230,839 shares of the Company's common stock in exchange for allowed unsecured claims; (ii) deferred payment of certain pre-petition claims, including various state and Federal taxes and trade debt; and (iii) provisions to issue additional stock to other unsecured creditors over time at the pre-determined rate of 18 shares of stock per $1,000 of allowed claim as those claims are determined. Settlements were reached in 1997 on all remaining claims pending in the Bankruptcy Court and the Chapter 11 cases were closed on June 12, 1997.

     o In 1994, the Company sold its paint products segment for $50.8 million, and entered into a long-term $285 million credit facility that allowed it to retire the Company's outstanding 103/8% Senior Secured Guaranteed Notes due July 1, 1997 and 9 1/2% Notes due 1997.

     o In 1996, the Company acquired, for an aggregate purchase price of approximately $37 million, Great Lake, an aftermarket automotive, heavy truck and industrial radiator manufacturer, and the Lingemann Business.

     o The Company divested the office products business of the Company's Office Products/Specialty Publishing Group in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of Curtis and Rolodex Electronics for an aggregate $21.8 million. On March 5, 1997, the Rolodex Business was sold for net cash proceeds of approximately $112 million.


     o Following the sale of the Rolodex Business, the Company refinanced its existing debt by entering into the Existing Credit Facility.


     o In the third quarter of 1997, the Company, using the proceeds from the sale of the Rolodex Business and the proceeds received on the issuance of the 10 1/4% Notes, consummated the Share Repurchase.

Patents and Trademarks

     The Company holds patents or trademarks in most of its businesses which have expiration dates ranging from 1998 to 2018. The Company expects to maintain such patents and to renew the trademarks important to its business prior to their expiration and does not believe the expiration of any one of its patents will have material adverse effect on any of its businesses.

Raw Materials and Supplies

     The principal raw materials and supplies used by the Company include: (i) steel, aluminum, copper, zinc, brass and nickel (Automotive Components Group);
(ii) copper wire, steel, brass, aluminum, plastics, ceramics and precious metals (Technologies Group); and (iii) paper, film and other photographic and printing supplies (Specialty Publishing). The Company purchases these materials and supplies on the open market to meet its current requirements and believes its sources of supply are adequate for its needs.


Backlog

     The Company's backlog by industry segment, believed to be firm, at June 30, 1997 and 1998 follows:

                                                June 30,
                                           -----------------------
                                             1997           1998
                                           ---------      --------
                                                (in millions)
Automotive Components Group.........         $ 56.1        $ 64.7
Technologies Group..................           52.5          49.4
Specialty Publishing Group..........           93.6          89.9
                                             ------        ------
 Total..............................         $202.2        $204.0
                                             ======        ======

     Management believes that approximately $128.7 million of its June 1998 backlog will be filled in 1998, and the remainder in 1999. Of the 1998 backlog, $61.2 million represents post-1998 orders placed with Specialty Publishing, which often receives early renewals of contracts.

Properties

     As of June 30, 1998, the Company operated 36 facilities throughout the United States and seven facilities internationally consisting of approximately
2.1 million square feet. Seventeen of these 43 facilities (consisting of approximately 1.6 million square feet) are owned by the Company. Management believes that the Company's facilities generally are well maintained and adequate for the purposes of which they are used.


     Substantially all of the Company's material domestic assets, including owned properties, are subject to liens and encumbrances to secure the Company's obligations under the Existing Credit Facility.


Employees and Labor Relations

     At December 31, 1997, the Company employed approximately 5,418 people on a full-time basis, of whom approximately 25% were covered by collective bargaining agreements with various unions. The largest collective bargaining unit (at Taylor) covers approximately 563 employees. Taylor entered into a new contract with this unit in early 1998. The Company considers relations with its employees to be good.

     The Company has defined benefit and defined contribution pension plans covering substantially all employees. For information respecting defined benefit pension plans, see Note 12 to the Consolidated Financial Statements.

Environmental Regulation and Proceedings

     Environmental Matters

     The Company's manufacturing operations involve the generation of a variety of waste materials and are subject to extensive federal, state and local environmental laws and regulations. The waste materials generated include metal scrap from stamping operations, cutting and cooling oils, degreasing agents, chemicals from plating and tinning operations, etching acids and photographic and printing chemicals. The Company uses offsite disposal facilities owned by others to dispose of its wastes and does not store wastes it generates to the extent such storage would require a permit. The Company does not treat, store or dispose of waste for others. The Company is required to obtain permits to operate various of its facilities, and these permits generally are subject to revocation or modification.

     The Company has taken significant measures to address emissions, discharges and waste generation and disposal; improve management practices and operations in response to legal requirements; and internally audit compliance with applicable environmental regulations and approved practices. These measures include: raw material and process substitution; recycling and material management programs; periodic review of hazardous waste storage and disposal practices; and reviewing the compliance and financial status and management practices of its offsite third-party waste management firms.

     As a result of the Company's reorganization, much uncertainty has been removed concerning the Company's potential liability for environmental contamination at sites owned or operated by the Company (and at third party disposal and waste management facilities used by the Company) prior to the filing of its bankruptcy petition. During the reorganization, the Company settled all claims of the United States relating to the Company's pre-Petition Date conduct at previously owned or third party sites arising under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). This settlement (i) discharged the Company's liability to the United States at a number of hazardous waste sites; (ii) protects the Company from contribution claims of the remaining potentially responsible parties; (iii) limits the amount the Company may be required to pay the United States in any one year on pre-petition claims; and (iv) provides that any such payment may be made in cash or, at the Company's option, common stock valued at 30% of the allowed claim.

     The Company is also currently engaged in clean up programs at sites located in Newtown, Connecticut, Mount Vernon, New York and Oak Creek, Wisconsin, and may in the future be required to engage in investigations or cleanups at other presently or previously owned and operated sites. The Company has established what it believes are appropriate reserves for anticipated remedial obligations. Due to the establishment of these reserves and the environmental settlements reached during the Company's reorganization, based on currently available information, management does not believe that environmental compliance or remedial requirements are likely to have a material adverse effect on the Company.

Legal Proceedings

     On January 14, 1997 Taylor sued one of its principal competitors in the yearbook business, Jostens, in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998 the jury in the case returned a verdict in favor of Taylor and on June 12, 1998, the judge presiding over the litigation in the U.S. District Court rendered his judgment in the amount of $25.225 million plus interest at the rate of 5.434 percent per annum. Jostens has announced that it will seek to overturn the judgment in post trial motions or on appeal. There can be no assurances as to the actual amount, if any, that Taylor will recover from Jostens.


     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of its business. The Company maintains insurance coverage against potential general liability and certain other claims in an amount it believes to be adequate. In the Company's opinion, the outcome of these matters will not have a material adverse effect on the Company's financial condition, liquidity or results of operations.



                                   MANAGEMENT

     The following table sets forth the name, age and position with Holdings of each person who is a director or executive officer of Holdings.



Name                      Age                         Position

Robert L. Smialek......   54     Chairman of the Board, President and Chief
                                    Executive Officer
David A. Kauer.........   43     Vice President and Chief Financial Officer
Kenneth H. Koch........   43     Vice President, General Counsel and Secretary
Leslie G. Jacobs.......   48     Vice President, Human Resources and Assistant
                                    Secretary
Michael R. Elia........   40     Vice President and Controller
Thompson Dean..........   40     Director
William F. Dawson, Jr..   34     Director
David Y. Howe..........   34     Director
Randall E. Curran......   43     Director


     Robert L. Smialek has served as Chairman of the Board, President and Chief Executive Officer of the Company since May 1, 1993. From October 1992 to May 1993, Mr. Smialek served as the President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe plc, a global controls and engineering firm. From September 1990 to October 1992, Mr. Smialek served as President and Chief Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc. Mr. Smialek is a director of General Cable Corporation and Gleason Corporation.

     David A. Kauer has been Vice President and Chief Financial Officer since May 1998, Vice President and Treasurer from April 1997 to May 1998 and Treasurer from September 1993 to April 1997. Previously, Mr. Kauer was the Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.) from October 1989 to September 1993.

     Kenneth H. Koch has been Vice President, General Counsel and Secretary since October 1993. Prior thereto, Mr. Koch was a partner with the law firm of Porter, Wright, Morris & Arthur.

     Leslie G. Jacobs has been Vice President, Human Resources since August 1993 and was Director of Human Resources from January 1990 to August 1993. Prior thereto, Mr. Jacobs was Director, Compensation and Employee Programs, of Rockwell International.

     Michael R. Elia has been Vice President and Controller since August 1998. Prior thereto, Mr. Elia was Chief Financial Officer of Jordan Telecommunication Products and from 1994 to 1997, he was Director of Strategic Planning for Fieldcrest Cannon, Inc. From 1983 to 1994, Mr. Elia held senior financial positions with Insilco's Technologies Group.

     Thompson Dean has been the Managing Partner of DLJMB Inc. since November 1996. Prior thereto, Mr. Dean was a Managing Director of DLJMB Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturers' Services Limited, Phase Metrics, Inc., and Arcade Holding Corporation.

     William F. Dawson, Jr. has been a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJ's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJ's Investment Banking Group. Mr. Dawson serves as a director of Von Hoffman Corporation and Thermadyne Holdings Corporation.

     David Y. Howe has been a Vice President of Citicorp Venture Capital, Ltd. since 1993. Mr. Howe serves as a director of Aetna Industries, Inc., American Italian Pasta Company, IPC Information Systems, Inc, and Pen-Tab Industries, Inc.


     Randall E. Curran has been a Director, Chairman of the Board, President and Chief Executive Officer of Thermadyne LLC since May 1998. Mr. Curran has also served as a Director of Thermadyne Holdings since February 1994 and was elected Chairman of the Board and Chief Executive Officer of Thermadyne Holdings in February 1995, having previously served as President of Thermadyne Holdings since August 1994 and as Executive Vice President and Chief Operating Officer of Thermadyne Holdings since February 1994. He also serves as President of Thermadyne Industries, Inc., a position he has held since 1992. From 1986 to 1992, Mr. Curran was Chief Financial Officer of Thermadyne Holdings and/or its predecessors. Prior to 1986, Mr. Curran held various executive positions with Cooper Industries, Inc.



                             EXECUTIVE COMPENSATION

     The aggregate remuneration of the Chief Executive Officer during 1997 and the three other most highly compensated executive officers of the Company who serve as officers of Holdings and whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997, is set forth in the following table:

                                            Summary Compensation Table

                                                                            Restricted     Securities
                                                                              Stock        Underlying          All other
Name and Principal Position           Year     Salary ($)     Bonus ($)    Award(s) ($)    Options (#)    Compensation ($)(1)
Robert L. Smialek, President and
 CEO..............................    1997       $550,000      $300,000              --             --                 $9,901
                                      1996        537,499       235,000              --             --                 13,251
                                      1995        500,000       180,000              --             --                 13,817
David A. Kauer, Vice President
 and Chief Financial Officer......    1997        164,000        80,000              --         10,000                  3,369
                                      1996        143,917        58,000              --          1,500                  3,109
                                      1995        130,833        40,000              --             --                  2,447
Kenneth H. Koch, Vice President,
 General Counsel and Secretary....    1997        162,833        75,000              --         10,000                  3,314
                                      1996        151,167        78,373              --          2,500                  3,114
                                      1995        138,667        50,000              --             --                  2,693
Leslie G. Jacobs, Vice President,
 Human Resources and Assistant
 Secretary........................    1997        165,000        70,000              --         10,000                  4,031
                                      1996        155,833        62,500              --             --                  3,762
                                      1995        147,500        50,000              --             --                  2,629

(1) Includes employer contributions under the Company's Employee Thrift Plan 401(k) (the "Thrift Plan") and insurance premiums paid by the Company.

Stock Options

     The following table shows information regarding Options to purchase shares of the Company's Common Stock granted to executive officers named in the summary compensation table in 1997 under the 1993 Long-Term Incentive Plan. All of these Options were canceled in the Mergers in exchange for the Option Cash Payments, except to the extent the holder thereof participated in the Management Rollover described under "--Employee and Severance Benefits Agreements."

                                                         Option Grants in Last Fiscal Year
                    ----------------------------------------------------------------------------------------------------------
                                                                                    Potential Realizable Value at Assumed
                                                                                   Annual Rates of Stock Price Appreciation
                                                                                             For Option Term (1)
                                                                                  --------------------------------------------
                                    % of Total
                                      Options
                                     Granted to       Exercise
                       Options      Employees in       Price       Expiration
Name                 Granted (#)    Fiscal Year      ($/Share)        Date          0%($)            5%($)          10%($)
Robert L. Smialek.          --          --              --              --          --                  --              --
David A. Kauer....      10,000           6.6            36.75      6/25/02           0              101,533         224,362
Kenneth H. Koch...      10,000           6.6            36.75      6/25/02           0              101,533         224,362
Leslie G. Jacobs..      10,000           6.6            36.75      6/25/02           0              101,533         224,362

(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the Option holders hold the options granted for their full term. The actual value of the Options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%($)" is included to illustrate that the Options were granted at fair market value and Option holders will not recognize any gain without an increase in the stock price, which increase benefits all shareholders commensurately.

     The following table provides certain information regarding the number and the value of Options exercised during 1997 and the value of the Options held by the executive officers named in the summary compensation table at fiscal year end.

                                                             Number of Securities
                                                            Underlying Unexercised          Value of Unexercised In-The-
                                                          Options at Fiscal Year-End         Money Options at Year-End
                                                                     (#)                               ($)(2)
                                                          ----------------------------     ---------------------------------
                         Shares
                      Acquired on     Value Realized
Name                  Exercise (#)        ($)(1)         Exercisable     Unexercisable     Exercisable      Unexercisable
Robert L. Smialek.         160,000        $3,460,000          160,000           80,000          $480,000          $760,000
David A. Kauer....           5,000           111,875           10,500           11,000           105,000                 0
Kenneth H. Koch...           7,500           167,813           10,332           11,668            96,000                 0
Leslie G. Jacobs..           9,524           221,433           12,142           13,334           113,568                 0

(1) Value realized represents the difference between the exercise price of the Option shares and the market price of the Option shares on the date the Option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses which may have been owed.

(2) Represents the total gain which would be realized if all in-the-money Options held at year end were exercised, determined by multiplying the number of shares underlying the Options by the difference between the per share Option exercise price and per share fair market value of $33.00 on December 31, 1997.

Employee and Severance Benefit Agreements

     The following is a description of the current employment agreements with certain of the Company's executive officers.

     The Company employs Mr. Smialek under an agreement providing that Mr. Smialek will serve indefinitely as President and Chief Executive Officer of the Company. Under the agreement, Mr. Smialek receives an annual base salary of $550,000. Mr. Smialek will be eligible to receive annual bonuses and salary increases in such amounts as may be reasonably determined by the Compensation Committee. Mr. Smialek received an annual bonus for 1997 in the amount of $300,000. Mr. Smialek also is entitled to participate in all incentive, savings, retirement and welfare benefit plans and arrangements in which certain other senior executive officers are eligible to participate, other than any restricted stock or option plans in which his participation will be at the discretion of the Company.

     If Mr. Smialek's employment is terminated by the Company without "Cause" or by Mr. Smialek for "Good Reason" (as the quoted terms are used in the agreement), he will be entitled to a lump sum amount equal to his accrued salary, annual bonus and vacation pay and any compensation previously deferred by him (collectively, the "Accrued Obligations") as well as a severance payment equal to his annual salary plus the greater of $150,000 or his most currently determined annual bonus, together with the continuation of certain benefits for a one-year period.

     In 1993, Mr. Smialek purchased from the Company 33,333 restricted shares of common stock issued under the Plan at a cash purchase price per share of $15, whereupon 66,667 restricted shares were awarded to him under the Plan for a nominal price (all of such restricted shares are referred to collectively herein as the "Restricted Shares"). Restrictions on the Restricted Shares expired March 31, 1996, and Mr. Smialek has all the rights of a holder of common stock with respect to such shares. Mr. Smialek has the option to settle the tax withholding obligations of the Company resulting from expiration of the restrictions with shares of common stock.

     In December 1996, the Company entered into a Value Appreciation Agreement (as amended, the "Value Appreciation Agreement") with Messrs. Kauer, Koch, Jacobs and certain other officers. The Value Appreciation Agreement provided that the executives would be entitled to receive a commission from the Company following a transaction giving rise to a change in control. Upon consummation of the Mergers, a commission was paid to the executives on account of the sale in the amount of $2.6 million and the Value Appreciation Agreement terminated.


     Holders of Options and persons entitled to payments under the Value Appreciation Agreement invested an aggregate of approximately $5 million to receive (i) phantom equity awards in lieu of the cash amounts otherwise payable in respect of such Options or the Value Appreciation Agreement or with the proceeds of a loan extended by the Company and (ii) shares of common stock of Holdings purchased for cash (collectively, the "Management Rollover"). The Company filed a registration statement on Form S-8 with respect to the securities issued in the Management Rollover. The shares of Holdings
Common Stock were sold to such persons at a purchase price of $45 per share. Holders of such common stock are not permitted to transfer it until
(i) sixty days after they are terminated from the Company or (ii) a Significant Event (as defined) occurs. Upon the occurrence of any Significant Event prior to August 17, 2008, or the person's termination, the Company has a right to purchase from such person, and the holder has a right to sell to the Company, the Holdings Common Stock at a price equal to the common stock's Fair Market Value (as defined) thereof or, if such holder was terminated for Cause (as defined), at the lesser of $45 and the Fair Market Value. The phantom equity awards, which are not transferable, were granted pursuant to an Equity Unit Plan that is governed by a committee of the Board of Directors of the Company. Holders of the phantom equity units purchased them for a price equal to their Fair Market Value
(which may be paid in cash, the termination of options or the foregoing of future salary and bonus payments). Such equity units are cancelled upon the occurrence of a Significant Event or the holder's termination from the Company, at which time the holder will receive a payment equal to the Fair Market Value of the equity units or, if such holder was terminated for Cause (as defined), a payment equal to the lesser of $45 and the Fair
Market Value (which amount may be paid, at the committee's discretion, either in cash or shares of Holdings Common Stock).


     In December 1996, the Company entered into Income Protection Agreements with Messrs. Kauer, Koch, Jacobs and certain other officers. The Income Protection Agreements provide that in the event of termination of an executive's employment by the Company without cause, or, in certain circumstances, by the executive, the executive will be entitled to receive certain severance benefits. The benefits payable to the executive in the event of a termination of employment covered by the Income Protection Agreement are as follows: (i) one year's base salary; (ii) a bonus equal to the bonus paid to executive in 1996 or the target bonus for the year in which employment is terminated, as well as a pro rated bonus for the year in which the termination occurs; (iii) continued participation in the Company's benefit plans for the duration of the severance period; (iv) accelerated vesting of all stock options and stock appreciation rights; (v) continuation of any rights to indemnification from the Company; and
(vi) certain outplacement services. The Income Protection Agreements have three year terms and automatically renew for subsequent one year terms, unless terminated by either party.

     Director Compensation. In 1993, the Company adopted the 1993 Nonemployee Director Stock Incentive Plan covering 360,000 shares of Common Stock for nonemployee directors in lieu of paying annual or other directors' fees. The terms of the options and the restricted stock awards, including forfeiture provisions, generally are the same as those described under "Employee and Severance Benefit Agreements" respecting the options and restricted stock awarded Mr. Smialek.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information with respect to the beneficial ownership of the common stock of Holdings as of October 30, 1998 by
(i) any person or group who beneficially owns more than five percent of the common stock of Holdings and (ii) all directors and officers as a group.



                                                                                Shares Beneficially    Percentage of
                                                                                 Owned After the        Outstanding
Name and Address of Beneficial Owner:                                                Mergers          Common Stock(3)
-------------------------------------                                           -----------------     ---------------
DLJ Merchant Banking Partners II, L.P. and related investors(1)(2).............    1,043,584                70.8%
399 Venture Partners, Inc.(4)..................................................      266,666                19.3%
Thompson Dean(5)...............................................................           --                --
William F. Dawson, Jr.(5)......................................................           --                --
David Y. Howe(6)...............................................................           --                --
Randall E. Curran..............................................................           --                --
Kenneth H. Koch................................................................          100                 *
David A. Kauer.................................................................           27                 *
Leslie G. Jacobs...............................................................           13                 *
Michael R. Elia................................................................           --                --
Robert L. Smialek..............................................................       19,631                 *
All directors and officers as a group (9 persons)(5)(6)........................       19,771                 *


*    less than 1%.

(1) Includes 65,603 shares of Holdings Common Stock issuable upon exercise of the DLJMB Warrants issued in connection with the PIK Preferred Stock. Also includes 22,425 shares of Holdings Common Stock issuable upon exercise of Warrants issued as part of the Units purchased by the DLJ Mezzanine Investors. See "The Merger and the Merger Financing."

(2)  Consists of shares held directly by the following investors related to
     DLJMB: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A L.P. ("Diversified A") a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P., a Delaware limited partnership ("DLJ First ESC"), and DLJ ESC II, L.P., a Delaware limited partnership ("DLJ ESC II"). See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.


(3)  Does not give effect to the issuance of the Insilco Unit Warrants.

(4) CVC is a wholly owned subsidiary of Citibank, N.A. The address of CVC is 399 Park Avenue, New York, NY 10022-4614.

(5) Messrs. Dean and Dawson are officers of DLJMB Inc., an affiliate of DLJMB and the Initial Purchaser. The business address of Messrs. Dean and Dawson is DLJMB Inc., 277 Park Avenue, New York, New York 10172. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.

(6) Mr. Howe is an officer of Citicorp Venture Capital, Ltd., an affiliate of CVC. The business address of Mr. Howe is 399 Park Avenue, New York, NY 10022-4614. Share data shown for Mr. Howe excludes shares shown as held by CVC, as to which Mr. Howe disclaims beneficial ownership.



              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


     The DLJMB Funds own approximately 69% of the outstanding shares of the Company's Common Stock (approximately 67.0% on a fully diluted basis after giving effect to the issuance of the Insilco Unit Warrants). Messrs. Dean and Dawson are officers of DLJMB and are directors of the Company. The Company is not aware of any transaction or of any currently proposed transaction, in which DLJ has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than the Company, except as follows:

     Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") will receive customary fees in connection with the distribution of the Insilco Units, received customary fees in connection with the distribution of the Holdings Units and received an advisory fee in connection with the Mergers. In connection with the sale of the Holdings Units, Holdings granted registration rights to DLJSC in connection with its market-making activities and agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act. In addition, DLJ Capital Funding has committed to lend up to $300 million to Insilco under the New Credit Facility and DLJSC has agreed to arrange the New Credit Facility. DLJ Capital Funding and DLJSC will receive customary fees in connection with the provision of the New Credit Facility. In addition, DLJ Capital Funding received customary fees in connection with a commitment (since terminated) to provide financing to fund the Offer to Purchase and refinancing the Existing Credit Facility. The aggregate fees to be received by these DLJ entities for these services are expected to be approximately $14.9 million.

     DLJ Investment Partners, L.P., DLJ ESCII, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), each of which is an affiliate of DLJMB, purchased an aggregate of approximately 50% of the Holdings Units and are entitled to certain registration rights in connection therewith.


     In connection with the Mergers, DLJMB and the Company entered into an agreement with respect to registration and certain other rights.

     Prior to the Mergers, Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), beneficially owned approximately 45% (62% prior to the Share Repurchase) of the Company's common stock. The Company is not aware of any transaction or of any currently proposed transaction in which Goldman Sachs had any material direct or indirect interest as a result of its ownership position in a party to the transaction other than the Company, except as follows:

     Goldman Sachs advised the Company in connection with the Mergers and received a fee of $2.0 million upon the consummation of the Mergers. In the Mergers, Water Street received approximately $81.0 million and retained 62,962 shares of the Company. The Company has agreed to enter into a Registration Rights Agreement with Water Street in which Water Street will have certain registration rights with respect to such 62,962 shares.

     During 1997, the Company paid Goldman Sachs $3,094,000 in underwriting fees related to the 10 1/4% Notes, $2.0 Million in investment banking fees in connection with the refinancing and the issuance of the 10 1/4% Notes, and $0.2 million for services rendered in connection with the Share Repurchase. Water Street received an aggregate of approximately $154.7 million in the Share Repurchase. Also during 1997, the Company paid Goldman Sachs $2.0 million in investment banking fees and expenses related to the sale of the Rolodex Business.

     In 1996, Goldman Sachs advised the Company in connection with the purchase of the Lingemann Business and received an investment banking fee of $1.0 million and reimbursement of expenses.


     An affiliate of Goldman Sachs was a lender under the Company's credit agreement that preceded the Existing Credit Facility and in 1995 and 1996 received $0.46 million and $0.37 million, respectively, in fees and interest under such agreement. Goldman Sachs Credit Partners L.P. is a member of the bank group under the Existing Credit Facility and received $0.58 million from the agent bank for its portion of the arrangement fee paid by the Company in 1997.


     In 1995, the Company loaned $210,000 to James J. Gaffney, a director of the Company, in two separate loan transactions. Each loan bore interest at a variable rate equal to the applicable federal rate at the date of the loan, adjusted semi-annually in accordance with changes in the applicable federal rate and is payable to the Company on demand. Mr. Gaffney pledged 13,334 shares of restricted stock of the Company to secure his repayment obligation under the terms of the loans. The loan was repaid in full on February 19, 1997.

     In 1995, the Company loaned $128,000 to James D. Miller, a former executive officer of the Company. The loan bears interest at a variable rate equal to the applicable federal rate at the date of the loan, adjusted semi-annually in accordance with changes in the applicable federal rate and is payable to the Company on demand. Mr. Miller pledged 15,246 shares of restricted stock of the Company to secure his repayment obligation under the terms of the loan. Mr. Miller terminated his employment with the Company on April 18, 1997 and the loan was repaid in full.

     The Company believes that the terms of all the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.


                       DESCRIPTION OF CERTAIN INDEBTEDNESS


Existing Credit Facility

     On July 3, 1997, Insilco refinanced its existing debt under a new six year $200 million amended and restated credit agreement. The Existing Credit Facility provides for a $200 million revolving credit facility with a $50 million sublimit for issuance of letters of credit ($7.6 million outstanding at June 30, 1998) and a $50 million sublimit for alternative currency borrowings. The $200 million revolving credit facility is permanently reduced by $20 million per year beginning July 2000 through July 2002 and matures on July 8, 2003.

     Interest accrues under the Existing Credit Facility at floating rates calculated with respect to either LIBOR or Citibank New York's Base Rate, plus an applicable margin. The applicable margin, in turn, fluctuates based on the financial performance of Insilco. Based on Insilco's current financial performance, Insilco may borrow at the Base Rate (defined as the highest of (a) Citibank's base rate, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus a customary charge for FDIC deposit insurance and 0.50% and (c) the federal funds effective rate plus 0.50%), plus 0.125%, or at LIBOR, plus 1.625%. Under the Existing Credit Facility, Insilco also pays an unused commitment fee, which also fluctuates based upon the financial performance of Insilco. As of June 30, 1998, the unused commitment fee was 0.375%. In addition, Insilco pays per annum fees for the issuance of letters of credit based upon the undrawn stated amount. The fees for letters of credit are calculated again upon the financial performance of Insilco. As of June 30, 1998, Insilco was paying 1.25% per annum of the undrawn stated amount of issued and outstanding letters of credit.

     Insilco is required to make mandatory prepayments on the Existing Credit Facility which would reduce the maximum revolving credit commitments, subject to certain exceptions, in the following circumstances: (i) an amount ranging from 50% to 100% of any net cash proceeds received by Insilco on account of (a) any disposition of assets and the receipt of certain insurance and condemnation proceeds (with certain exceptions), (b) any issuance of debt securities, and (c) any sale and leaseback transaction in excess of a certain aggregate amount; and
(ii) an amount equal to 25% of any net cash proceeds received by Insilco on account of the issuance of any capital stock.

     The lenders' respective obligations to extend credit to Insilco under the Existing Credit Facility are conditioned upon, among other things, the following: (i) the continuing validity of the comprehensive representations and warranties of Insilco and its subsidiaries and the performance of the various financial and other covenants in the Existing Credit Facility and in any other loan documents; (ii) Insilco's performance and compliance in all material respects with all the terms, provisions, agreements and conditions set forth in the 10 1/4% Note Indenture and the absence of any default thereunder; and (iii) the absence of any material adverse change in the business, condition, operations, performance, properties or prospects of Insilco or its subsidiaries taken as a whole.

     The Existing Credit Facility is guaranteed by Insilco, Holdings and by substantially all of Insilco's present and future domestic subsidiaries. The obligations thereunder are secured by (i) a pledge of the Insilco common stock, (ii) all or a substantial portion of the common stock or other interests in Insilco's present and future subsidiaries, (iii) the present and future property and assets, including all accounts receivable, inventory, equipment, fixtures, patents, trademarks, and specified real property, of Insilco and its present and future domestic subsidiaries (subject to certain qualifications and exceptions), and (iv) a collateral assignment of intercompany notes and junior security agreements securing all obligations of the domestic subsidiaries to Insilco and Insilco to Holdings.

     The Existing Credit Facility contains certain consolidated financial covenants, including, but not limited to, covenants related to minimum consolidated net worth, minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and a limit on annual capital expenditures. These financial covenants are subject to certain adjustments in financial performance calculated in respect of projections submitted to the lenders.

     The Existing Credit Facility also contains certain negative covenants, which, among other things, restrict, or in certain cases (including clauses (vi) and (xi) below) prohibit, the ability of (i) Insilco and its subsidiaries to incur additional indebtedness in excess of certain agreed upon amounts and excluding certain types of indebtedness; (ii) Insilco and its domestic subsidiaries to sell or transfer assets, in excess of certain agreed upon limits and excluding certain types of assets; (iii) Insilco and its domestic subsidiaries to create or grant liens other than permitted liens, purchase money liens, and other liens of certain types and liens which secure agreed upon amounts; (iv) Insilco and its domestic subsidiaries to make investments other than permitted investments, and then only in prescribed amounts; (v) Insilco and its subsidiaries to enter into accommodation obligations, except for certain types of accommodation obligations and in certain amounts; (vi) Insilco and its domestic subsidiaries to pay any dividends, redeem, purchase or acquire any of Insilco's shares, or other rights with respect thereto, or pay any principal, premium or interest in respect to any subordinated obligations with certain qualifications and exceptions (permitting, in the ordinary course, the payment of interest on the 10 1/4% Notes); (vii) Insilco and its subsidiaries to engage in businesses not substantially similar, related or incidental to the present businesses of Insilco and its subsidiaries; (viii) Insilco to enter into transactions with affiliates other than on an arms-length basis; (ix) Insilco, its domestic subsidiaries and foreign borrowers to consolidate, dissolve, merge, or enter into joint ventures, with certain exceptions and under certain conditions; (x) Insilco and its domestic subsidiaries to enter into sale and lease-back transactions in excess of certain limits; (xi) Insilco and its subsidiaries to cancel or prepay certain indebtedness; and (xii) Insilco to amend the 10 1/4% Notes or voluntarily repay, redeem, purchase or otherwise retire the 10 1/4% Notes.

     The Existing Credit Facility contains specified events of default, which include the failure to make payments of interest or principal when due, the breach of certain affirmative or negative covenants, the breach of any representation or warranty made by Insilco or any of its subsidiaries in any loan document, a default as to other specified indebtedness or under material operating leases, the commencement of a voluntary or involuntary bankruptcy case, the entry against Insilco or any of its subsidiaries (and the lapse of specified time periods without discharge of the same) or their property of any judgment, writ, order or warrant of attachment, or other similar process which brings about the voluntary dissolution of Insilco, the failure of any security for the Existing Credit Facility, the occurrence of any termination event under ERISA and the occurrence of any Change of Control (as defined therein).

     The lenders under the Existing Credit Facility have consented to permit Insilco to (i) amend the 10 1/4% Notes; (ii) repurchase in the Offer to Purchase, under certain conditions, all of the 10 1/4% Notes; (iii) to sell the Insilco Units and (iv) to engage in other necessary transactions to effect the Refinancing.


10 1/4% Notes

     The 10 1/4% Notes were issued under the 10 1/4% Note Indenture, dated as of August 12, 1997, between Insilco and The Bank of New York, a New York banking corporation, as trustee (the "Trustee"). The 10 1/4% Notes are unsecured senior subordinated obligations of Insilco, are limited to $150 million aggregate principal amount, will mature on August 15, 2007, and bear interest at the rate of 10 1/4% per annum, payable semi-annually on February 15 and August 15 of each year. The 10 1/4% Notes are redeemable, in whole or in part, at the option of Insilco, at any time on or after August 15, 2002, at redemption prices (expressed as percentages of the principal amount redeemed), plus accrued interest to but excluding the redemption date, if redeemed during the twelve-month period commencing on August 15 in the years set forth below:

Year                                                          Redemption Price
------------------------------------------------------------  ----------------
2002........................................................     105.120%
2003........................................................     103.410%
2004........................................................     101.700%
2005........................................................     100.000%

     The 10 1/4% Note Indenture contains covenants that, among other things (a) limit the ability of Insilco and its Restricted Subsidiaries (as defined) to incur additional indebtedness and contingent obligations; (b) limit the ability of Insilco to grant liens on debt which is subordinate or junior to the 10 1/4% Notes; (c) limit the ability of Insilco and its Restricted Subsidiaries to pay dividends or make other distributions on account of, or purchase, redeem or otherwise acquire, any shares of any class of its capital stock or, prior to any scheduled maturity, repayment or sinking fund payment, any indebtedness of Insilco that (subject to certain exceptions) is subordinate in right of payment to the 10 1/4% Notes, or make any Investment (as defined) which is not a Permitted Investment (as defined); (d) limit the incurrence of any debt or the issuance of preferred stock by Insilco's Restricted Subsidiaries; (e) prohibit the issuance by Insilco of any indebtedness that is by its terms subordinated in right of payment to any senior debt and senior in right of payment to the 10 1/4% Notes; (f) prohibit Insilco's Restricted Subsidiaries, directly or indirectly from assuming, guaranteeing or in any other manner becoming liable with respect to any debt that by its terms is pari passu with or junior in right of payment to the 10 1/4% Notes (although, as set forth below, the Company has consented, to purchase of the Insilco Units, to use its reasonable best efforts to obtain an amendment to the 10 1/4% Indenture to permit for such guarantees); (g) limit the ability of Insilco and its Restricted
Subsidiaries to engage in transactions with Insilco's affiliates; (h) limit the ability of Insilco to merge, consolidate or sell all or substantially all its assets; (i) prohibit, subject to certain exceptions, Insilco or its Restricted Subsidiaries from creating or permitting to exist any consensual encumbrance or restriction on the ability of such subsidiaries to pay dividends, repay certain indebtedness owed to Insilco or any such subsidiary thereof or transfer assets to Insilco or its Restricted Subsidiaries; and (j) limit the ability of Insilco and Insilco's Restricted Subsidiaries from making certain asset sales and in connection with permitted asset sales require that the proceeds thereof be used to make an offer to repurchase the 10 1/4% Notes at 100% of their principal amount unless such proceeds have been reinvested in the business of Insilco or used to repay indebtedness.

     The 10 1/4% Note Indenture contains certain events of default which include the failure to pay interest and principal on the 10 1/4% Notes, the failure to comply with covenants in the 10 1/4% Notes or the 10 1/4% Note Indenture, a payment default under, or acceleration of, certain other indebtedness of Insilco and Insilco's Restricted Subsidiaries, the rendering of certain final judgments and certain events occurring under bankruptcy laws.


     The 10 1/4% Notes are subordinate in right of payment to all "senior indebtedness" of Insilco, as such term is defined in the 10 1/4% Note Indenture. As defined in the 10 1/4% Note Indenture, "senior indebtedness" includes, among other things, indebtedness and other obligations owing in respect of the Existing Credit Facility as well as amendments, modifications, renewals, extensions, refinancing and refundings of any such indebtedness. All senior indebtedness shall be and remain senior indebtedness for all purposes of the 10 1/4% Note Indenture, whether or not subordinated in any insolvency proceeding.

New Credit Facility

     DLJ Capital Funding has committed to provide the New Credit Facility described below. DLJ Capital Funding's commitment, however, expires on November 20, 1998 and is subject to significant conditions, including, without limitation, (i) the mutual agreement of terms customary for transactions of this nature and other customary conditions with respect to security, guarantee and loan documentation, (ii) the absence of any facts, events or circumstances that could reasonably be expected to materially and adversely affect the financial condition, business, assets or results of operations of Insilco and its subsidiaries, taken as a whole, (iii) the absence of any material disruption of or material adverse change in current financial, banking or capital market conditions that could impair the syndication of the New Credit Facility and (iv) certain other matters. Accordingly, there can be no assurance that the New Credit Facility will be available.

     The New Credit Facility is expected to be provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger (the "Arranger"), DLJ Capital Funding, as syndication agent (the "Syndication Agent"), and The First National Bank of Chicago, as administrative agent (the "Administration Agent"). The New Credit Facility will include a $100 million Term Loan Facility and a $200 million Revolving Credit Facility (subject to adjustment as provided below), which will provide for revolving loans and up to $50 million of letters of credit. The Term Loan Facility will have a maturity of seven years. The Revolving Credit Facility will terminate on July 8, 2003.

     The New Credit Facility generally will bear interest, at Insilco's option, at the Administrative Agent's alternate base rate or at the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of (i) in the case of alternate base rate loans, (x) 1.50% for revolving and (y) 2.25% for term loans and (ii) in the case of LIBOR loans, (x) 2.75% for revolving and (y) 3.50% for term loans.

     Insilco will pay a commitment fee calculated at a rate of 0.625% per annum on the daily average unused commitment under the Revolving Credit Facility (whether or not then available). Such fee will be payable monthly in arrears and upon termination of the Revolving Credit Facility (whether at stated maturity or otherwise).


     Beginning after the first two full fiscal quarters ending after the closing for the New Credit Facility, the applicable margins for the Revolving Credit Facility, as well as the commitment fee and letter of credit fee, will be subject to possible reductions based on the ratio of consolidated Debt to EBITDA (each as defined in the New Credit Facility).

     Insilco will pay a letter of credit fee on all outstanding letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the Revolving Credit Facility plus a fronting fee on the stated amount of each letter of credit. Such fees will be payable monthly in arrears. In addition, Insilco will pay customary transaction charges in connection with any letters of credit.

     Availability under the Revolving Credit Facility will decrease (i) on the six month anniversary of the New Credit Facility closing date by an amount equal to $46.0 million less the aggregate consideration paid in connection with acquisitions or committed to be paid pursuant to a signed definitive acquisition agreement entered into prior to such date and (ii) by $20.0 million on each of July 10, 2000, July 10, 2001 and July 10, 2002.

     The Term Loan Facility will be subject to the following amortization schedule:



                            Percentage
          Year              Reduction
         -----              ----------
           1                    1.0%
           2                    1.0%
           3                    1.0%
           4                    1.0%
           5                    1.0%
           6                    1.0%
           7                   94.0%
                              100.0%

     The Term Loan Facility will be subject to mandatory prepayment: (i) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions, (ii) with 100% of the net cash proceeds of asset sales and casualty events, subject to certain exceptions, (iii) with 50% of Insilco's excess cash flow (as defined in the New Credit Facility) to the extent that the Leverage Ratio (as defined in the New Credit Facility) exceeds 3.5 to 1.0, and (iv) with 50% of the net cash proceeds from the issuance of equity to the extent that the Leverage Ratio exceeds 3.5 to 1.0. Insilco's obligations under the New Credit Facility will be secured by a first-priority perfected lien on: (i) substantially all domestic property and assets, tangible and intangible (other than accounts receivable sold or to be sold into the accounts receivable program and short term real estate leases), of Insilco and its domestic subsidiaries;
(ii) the capital stock of (a) Insilco held by Holdings and (b) substantially all subsidiaries of Insilco (provided that no more than 65% of the equity interest in non-U.S. subsidiaries held by Insilco and its domestic subsidiaries and no equity interests in subsidiaries held by foreign subsidiaries will be required to be pledged); and (iii) all intercompany indebtedness. Holdings will guarantee the obligations of Insilco under the New Credit Facility. In addition, obligations under the New Credit Facility will be guaranteed by substantially all domestic subsidiaries.

     The New Credit Facility will contain customary covenants and restrictions on Insilco's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of liens and indebtedness, (ii) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments, and
(iii) severe restrictions on dividends, and other similar distributions.

     The New Credit Facility will also contain financial covenants requiring Insilco to maintain a minimum Interest Coverage Ratio (as defined in the New Credit Facility); a minimum Fixed Charge Coverage Ratio (as defined in the New Credit Facility); and a maximum Leverage Ratio (as defined in the New Credit Facility).

12% Notes

     The 12% Notes were issued under the 12% Note Indenture, dated as of November 9, 1998, between Insilco and Star Bank, N.A., as trustee (the "Trustee"). The 12% Notes are unsecured senior subordinated obligations of Insilco, are limited to $120 million aggregate principal amount, will mature on August 15, 2007, and bear interest at the rate of 12% per annum, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1999. The 12% Notes are redeemable, in whole or in part, at the option of Insilco, at any time on or after August 15, 2002, at redemption prices (expressed as percentages of the principal amount redeemed), plus accrued interest to but excluding the redemption date, if redeemed during the twelve-month period commencing on August 15 in the years set forth below:

Year                                                           Redemption Price
---------------------------------------------------------      ----------------
2002.............................................................   106.000%
2003.............................................................   104.000%
2004.............................................................   102.000%
2005 and thereafter..............................................   100.000%

     The 12% Note Indenture contains covenants that, among other things (a) limit the ability of Insilco and its Restricted Subsidiaries (as defined) to incur additional indebtedness and contingent obligations; (b) limit the ability of Insilco to grant liens on debt which is subordinate or junior to the 12% Notes; (c) limit the ability of Insilco and its Restricted Subsidiaries to pay dividends or make other distributions on account of, or purchase, redeem or otherwise acquire, any shares of any class of its capital stock or, prior to any scheduled maturity, repayment or sinking fund payment, any indebtedness of Insilco that (subject to certain exceptions) is subordinate in right of payment to the 12% Notes, or make any Investment (as defined) which is not a Permitted Investment (as defined); (d) limit the incurrence of any debt or the issuance of preferred stock by Insilco's Restricted Subsidiaries; (e) prohibit the issuance by Insilco of any indebtedness that is by its terms subordinated in right of payment to any senior debt and senior in right of payment to the 12% Notes; (f) prohibit Insilco's Restricted Subsidiaries, directly or indirectly from assuming, guaranteeing or in any other manner becoming liable with respect to any debt that by its terms is pari passu with or junior in right of payment to the 12% Notes; (g) limit the ability of Insilco and its Restricted Subsidiaries to engage in transactions with Insilco's affiliates; (h) limit the ability of Insilco to merge, consolidate or sell all or substantially all its assets; (i) prohibit, subject to certain exceptions, Insilco or its Restricted Subsidiaries from creating or permitting to exist any consensual encumbrance or restriction on the ability of such subsidiaries to pay dividends, repay certain indebtedness owed to Insilco or any such subsidiary thereof or transfer assets to Insilco or its Restricted Subsidiaries; and (j) limit the ability of Insilco and Insilco's Restricted Subsidiaries from making certain asset sales and in connection with permitted asset sales require that the proceeds thereof be used to make an offer to repurchase the 12% Notes at 100% of their principal amount unless such proceeds have been reinvested in the business of Insilco or used to repay indebtedness.

     The 12% Note Indenture contains certain events of default which include the failure to pay interest and principal on the 12% Notes, the failure to comply with covenants in the 12% Notes or the 12% Note Indenture, a payment default under, or acceleration of, certain other indebtedness of Insilco and Insilco's Restricted Subsidiaries, the rendering of certain final judgments and certain events occurring under bankruptcy laws.

     The 12% Notes are subordinate in right of payment to all "senior indebtedness" of Insilco, as such term is defined in the 12% Note Indenture. As defined in the 12% Note Indenture, "senior indebtedness" includes, among other things, indebtedness and other obligations owing in respect of the Existing Credit Facility as well as amendments, modifications, renewals, extensions, refinancing and refundings of any such indebtedness. All senior indebtedness shall be and remain senior indebtedness for all purposes of the 12% Note Indenture, whether or not subordinated in any insolvency proceeding.



                          DESCRIPTION OF EXCHANGE NOTES

     The Old Notes were issued and the Exchange Notes will be issued under the Indenture dated as of August 17, 1998 between Silkworm and Star Bank, N.A., as trustee (the "Trustee"), as amended by The First Supplemental Indenture dated as of August 17, 1998 between Holdings and the Trustee (as amended, the "Indenture"). The Indenture has been filed as an exhibit to the registration statement (the "Registration Statement") of which this Prospectus forms a part. The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") upon effectiveness of the Registration Statement. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. The definitions of certain general terms used in the following summary are set forth below under "--Certain Definitions."

     The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with the holders of Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes and the holders of such Old Notes and Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount at maturity of the outstanding Senior Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount at maturity of the Old Notes and Exchange Notes then outstanding.

     The Exchange Notes and the Old Notes are sometimes referred to as, collectively, the "Senior Discount Notes" and, individually, a "Senior Discount Note."


     The Senior Discount Notes are general unsecured obligations of the Company and are senior in right of payment to all future Indebtedness of the Company that is subordinated to the Senior Discount Notes and pari passu in right of payment with all future Indebtedness of the Company that is not subordinated to the Senior Discount Notes. The Company is the sole obligor with respect to the Senior Discount Notes; however, the operations of the Company are conducted entirely through its Subsidiaries and, therefore, the Company is completely dependent upon the operations and cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Discount Notes. The Existing Credit Facility, the 10 1/4% Note Indenture and the 12% Note Indenture significantly restrict, and the New
Credit Facility is expected to significantly restrict, Insilco's ability to pay dividends or make any other distributions to the Company. The ability of Insilco to comply with the conditions in the Existing Credit Facility, the New Credit Facility, the 10 1/4% Note Indenture and the 12% Note
Indenture may be affected by certain events that are beyond the Cpmpany's control. The Senior Discount Notes are effectively subordinated to all Indebtedness and other liabilities (including, without limitation, trade payables and lease obligations) of the Company's Subsidiaries, including, without limitation, to Insilco's obligations under the Existing Credit
Facility or the New Credit Facility, as the case may be, the 10 1/4% Note Indenture and the 12% Note Indenture. Any right of the Company to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of Holders of the Senior Discount Notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors except to the extent that the Company itself is recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to the claims of such creditors who hold security in the assets of such Subsidiary and to the claims of such creditors who hold Indebtedness of such Subsidiary senior to that held by the Company. As of June 30, 1998, on a pro forma basis giving effect to the Mergers, the Merger Financing and the Refinancing and the application of proceeds therefrom, the Company and its subsidiaries would have had Indebtedness of approximately $385.8 million and the Issuer's Subsidiaries would have had approximately $449.5 million of outstanding liabilities. The Indenture will permit the incurrence of certain additional Indebtedness of the Issuer and the Issuer's Subsidiaries in the future. See "Risk Factors--Limitation on Access to Cash Flow of ubsidiaries; Holding Company Structure," "Risk Factors--Substantial
Leverage; Liquidity; Stockholders' Deficit" and "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."


     All of the Issuer's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Issuer is permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are subject to the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

     The Senior Discount Notes are limited in aggregate principal amount at maturity to $138.0 million and will mature on August 15, 2008. The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity in order to generate gross proceeds of $68.2 million. Until August 15, 2003, no interest will accrue on the Senior Discount Notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance and August 15, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Senior Discount Notes on August 15, 2003. Beginning on August 15, 2003, interest on the Senior Discount Notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually in arrears on February 15 and August 15, commencing on February 15, 2004, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Senior Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Senior Discount Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Senior Discount Notes at their respective addresses set forth in the register of Holders of Senior Discount Notes; provided that (i) all payments of principal, premium, interest and Liquidated Damages with respect to Senior Discount Notes represented by one or more permanent global Senior Discount Notes will be paid by wire transfer of immediately available funds to the account of DTC or any successor thereto and (ii) any Liquidated Damages attributable to periods ending on or before August 15, 2003 shall be payable through the issuance of additional Senior Discount Notes (valued at 100% of the Accreted Value thereof on the date of any such payment). Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Discount Notes were issued in denominations of $1,000 and integral multiples thereof.

     Subject to the covenants described below, the Issuer may issue additional notes under the Indenture having the same terms in all respects as the Senior Discount Notes (or in all respects except for the payment of interest on the Senior Discount Notes (i) scheduled and paid prior to the date of issuance of such notes or (ii) payable on the first Interest Payment Date following such date of issuance). The Senior Discount Notes and any such additional notes would be treated as a single class for all purposes under the Indenture.

Optional Redemption

     Except as provided below, the Senior Discount Notes are not redeemable at the Issuer's option prior to August 15, 2003. Thereafter, the Senior Discount Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year                                                               Percentage
----------------------------------------------------------------   -------------
2003............................................................     107.000%
2004............................................................     104.667%
2005............................................................     102.333%
2006 and thereafter.............................................     100.000%

     Notwithstanding the foregoing, on or prior to August 15, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of Senior Discount Notes ever issued under the Indenture at a redemption price of 114% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that, such redemption shall occur within 365 days of the date of the closing of any such Public Equity Offering.

     In addition, at any time prior to August 15, 2003, the Issuer may, at its option upon the occurrence of a Change of Control, redeem the Senior Discount Notes, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice (but in no event may any such redemption occur more than 60 days after the occurrence of such Change of Control), in cash at a redemption price equal to (i) the present value at such time of the optional redemption price of such Senior Discount Note at August 15, 2003 (such redemption price being described under "--Optional Redemption") computed using a discount rate equal to the Treasury Rate plus 75 basis points, plus (ii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

     "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2003; provided that if the period from the redemption date to August 15, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

     If less than all of the Senior Discount Notes are to be redeemed at any time, selection of Senior Discount Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Discount Notes are listed, or, if the Senior Discount Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Discount Notes having a principal amount at maturity of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Discount Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Discount Note is to be redeemed in part only, the notice of redemption that relates to such Senior Discount Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Senior Discount Note in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Discount Note. Senior Discount Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Discount Notes or portions of them called for redemption.

Mandatory Redemption

     The Issuer is not required to make mandatory redemption of, or sinking fund payments with respect to, the Senior Discount Notes.

Repurchase at the Option of Holders

     Public Common Stock Offerings

     Upon the occurrence of a Public Common Stock Offering prior to August 15, 2001, the Issuer is required to make an offer to all Holders of Senior Discount Notes pursuant to the offer described below (the "Public Common Stock Offering Offer") to purchase the maximum principal amount at maturity of Senior Discount Notes that may be purchased with the net cash proceeds of the Public Common Stock Offering at an offer price in cash equal to 114% of the Accreted Value thereof, plus accrued and unpaid Liquidated Damages, if any, thereon to the date of repurchase (the "Public Common Stock Offering Payment"). Within 65 days following any such Public Common Stock Offering, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Public Common Stock Offering and offering to repurchase Senior Discount Notes, pursuant to the procedures required by the Indenture and described in such notice. If the aggregate Public Common Stock Offering Payment of Senior Discount Notes surrendered by Holders thereof in connection with a Public Common Stock Offering offer exceeds the net cash proceeds of the Public Common Stock Offering, the Trustee shall select the Senior Discount Notes to be purchased as set forth under "--Selection and Notice." The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Discount Notes as a result of a Public Common Stock Offering. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Public Common Stock Offering Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Public Common Stock Offering Payment Date, the Issuer will, to the extent lawful, (a) accept for payment all Senior Discount Notes or portions thereof properly tendered pursuant to the Public Common Stock Offering Offer,
(b) deposit with the Paying Agent an amount equal to the Public Common Stock Offering Payment in respect of all Senior Discount Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Senior Discount Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Senior Discount Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Senior Discount Notes so tendered the Public Common Stock Offering Payment for such Senior Discount Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Discount Note equal in principal amount at maturity to any unpurchased portion of the Senior Discount Notes surrendered, if any; provided that each such new Senior Discount Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Public Common Stock Offering Offer on or as soon as practicable after the Public Common Stock Offering Payment Date.


     The Indenture will provide that the Issuer will fix the Public Common Stock Offering Payment Date no earlier than 30 but no more than 60 days after the Public Common Stock Offering Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Public Common Stock Offering, the Issuer will either repay all outstanding Indebtedness of the Issuer or any of its Subsidiaries that restricts the ability of the Issuer to repurchase, or obtain funds to repurchase, the Senior Discount Notes or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness to permit the repurchase, or the obtaining of funds for the repurchase, of the Senior Discount Notes required by this covenant. The Existing Credit Facility contains provisions that currently prohibit the use of the proceeds of a Public Common Stock Offering to repurchase Senior Discount Notes. In the event of a Public Common Stock Offering, the Company will be required to obtain an amendment or waiver to the Existing Credit Facility in order to satisfy its obligations to purchase Senior Discount Notes with the net cash proceeds of a Public Common Stock Offering. No assurance can be given that the Issuer will be able to obtain any such amendment or waiver with respect to a Public Common Stock Offering. The Issuer's failure to make a Public Common Stock Offering Offer when required or to purchase tendered Senior Discount Notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."


     The Public Common Stock Offering provisions described above will be applicable whether or not any other provisions of the Indenture are applicable and shall apply to each Public Common Stock Offering occurring during the three-year period ending on August 15, 2001.

     Change of Control

     Upon the occurrence of a Change of Control, each Holder of Senior Discount Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of such Holder's Senior Discount Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the aggregate principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest, if any, and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 65 days following any Change of Control, the Issuer will (or will cause the Trustee to) mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Discount Notes, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Discount Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful, (a) accept for payment all Senior Discount Notes or portions thereof property tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Discount Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Senior Discount Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of Senior Discount Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Senior Discount Notes so tendered the Change of Control Payment for such Senior Discount Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Senior Discount Note equal in principal amount at maturity to any unpurchased portion of the Senior Discount Notes surrendered, if any; provided that each such new Senior Discount Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     The Indenture provides that the Issuer will fix the Change of Control Payment Date no earlier than 30 but no more than 60 days after the Change of Control Offer is mailed as set forth above. Prior to complying with the provisions of the preceding sentence, but in any event within 60 days following a Change of Control, the Issuer will either repay all outstanding Indebtedness of the Issuer or any of its Subsidiaries that restricts the ability of the Issuer to repurchase, or obtain funds to repurchase, the Senior Discount Notes or obtain the requisite consents, if any, under all agreements governing all such outstanding Indebtedness to permit the repurchase, or the obtaining of funds for the repurchase, of the Senior Discount Notes required by this covenant. The Existing Credit Facility and the 10 1/4% Note Indenture restrict Insilco from paying any dividends or making any other distributions to the Issuer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Existing Credit Facility and the 10 1/4% Note Indenture, to permit the repurchase of the Senior Discount Notes or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Senior Discount Notes and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make a Change of Control Offer when required or to purchase tendered Senior Discount Notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."


     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Discount Notes to require that the Issuer repurchase or redeem the Senior Discount Notes in the event of a takeover, recapitalization or similar transaction.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Discount Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties; (b) the adoption of a plan for the liquidation or dissolution of the Issuer, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of the Issuer; or (d) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Discount Notes to require the Issuer to repurchase such Senior Discount Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Issuer who (a) was a member of such Board of Directors immediately after consummation of the Merger or (b) was nominated for election or elected to such Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Asset Sales

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of (i) cash or Cash Equivalents or (ii) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Discount Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability, (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), and (z) any Designated Noncash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (b) above will not apply to any Asset Sale in which the after-tax cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax cash or cash equivalent portion of the consideration would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or any such Restricted Subsidiary shall apply such Net Proceeds, at its option, to (a) repay or purchase Pari Passu Indebtedness of the Issuer or any Indebtedness of any Restricted Subsidiary, provided that, if the Issuer shall so repay or purchase Pari Passu Indebtedness of the Issuer, it will equally and ratably reduce Indebtedness under the Senior Discount Notes if the Senior Discount Notes are then redeemable, or, if the Senior Discount Notes may not then be redeemed, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Senior Discount Notes to purchase at a purchase price equal to 100% of the principal amount at maturity of the Senior Discount Notes (or, in the case of purchases of Senior Discount Notes prior to August 15, 2003, at a purchase price equal to 100% of the Accreted Value thereof), plus accrued and unpaid interest and Liquidated Damages, if any, thereon as of the date of purchase of the Senior Discount Notes that would otherwise be redeemed, or (b) make an investment in property, make a capital expenditure or acquire assets that are used or useful in a Permitted Business, or Capital Stock of any Person primarily engaged in a Permitted Business if (i) as a result of the acquisition by the Issuer or any Restricted Subsidiary thereof, such Person becomes a Restricted Subsidiary or
(ii) the Investment in such Capital Stock is permitted by clause (f) of the definition of Permitted Investments. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will be required to make an offer to all Holders of Senior Discount Notes (an "Asset Sale Offer") to purchase the maximum principal amount at maturity of Senior Discount Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount at maturity thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase (or, in the case of repurchases of Senior Discount Notes prior to August 15, 2003, at a purchase price equal to 100% of the Accreted Value, plus Liquidated Damages, if any, thereon as of the date of repurchase), in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount at maturity or Accreted Value (as applicable) of Senior Discount Notes surrendered by Holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Discount Notes to be purchased as set forth under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Discount Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Asset Sale Offer, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.


     The Existing Credit Facility and the 10 1/4% Note Indenture restrict Insilco from paying any dividends or making any other distributions to the Issuer to permit the Issuer to make an Asset Sale Offer. If the Issuer does not obtain the consent of the lenders under agreements governing outstanding Indebtedness of its Subsidiaries, including under the Existing Credit Facility and the 10 1/4% Note Indenture, to permit the repurchase of the Senior Discount Notes or does not refinance such Indebtedness, the Issuer will likely not have the financial resources to purchase Senior Discount Notes and the Issuer's Subsidiaries will be restricted by the terms of such Indebtedness from paying dividends to the Issuer or otherwise lending or distributing funds to the Issuer for the purpose of such purchase. In any event, there can be no assurance that the Issuer's Subsidiaries will have the resources available to pay any such dividend or make any such distribution. The Issuer's failure to make an Asset Sale Offer when required or to purchase tendered Senior Discount Notes when tendered would constitute an Event of Default under the Indenture. See "Risk Factors."


Certain Covenants

     Restricted Payments


     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or dividends or distributions payable to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer, any of its Restricted Subsidiaries or any other Affiliate of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (c) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer (other than the Senior Discount Notes and Indebtedness in respect of the Existing Credit Facility) that is pari passu or subordinated in right of payment to the Senior Discount Notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness or in accordance with the covenant described under the caption entitled "--Repurchase at the Option of Holders--Asset Sales" (but not pursuant to any other mandatory offer to repurchase upon the occurrence of any event); or
(d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:


           (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (ii) the Issuer would, immediately after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

         (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (a) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments pursuant to this clause (iii)), (b),
(c), (e) through (h), (j), (k), and (m) through (o) and (q) of the next succeeding paragraph), is less than the sum, without duplication, of (A) 50% of the Adjusted Consolidated Net Income of the Issuer for the period (taken as one accounting period) commencing October 1, 1998 to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the Qualified Proceeds received by the Issuer on or after the Issue Date from contributions to the Issuer's capital or from the issue or sale on or after the Issue Date of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities of the Issuer to the extent that they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) the amount equal to the net reduction in Investments in Persons after the date of the Indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from (x) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to the Issuer or any Restricted Subsidiary from such Persons, (y) Qualified Proceeds received upon the sale or liquidation of such Investment and (z) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments pursuant to clause (i) or (m) below arising from the redesignation of such Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued (proportionate to the Issuer's equity interest in such Subsidiary) at the fair market value of the net assets of such Subsidiary at the time of such redesignation).

     The foregoing provisions will not prohibit:

           (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

           (b) (i) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu Indebtedness, Subordinated Indebtedness or Equity Interests of the Issuer (the "Retired Capital Stock") in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock) (the "Refunding Capital Stock"), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii)(B) of the preceding paragraph, and (ii) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (f) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that, at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

           (c) the defeasance, redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness of the Issuer with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

           (d) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or Insilco held by any member of Insilco's or the Issuer's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement, provided that (i) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed (x) $7.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (y)) of $15.0 million in any calendar year), plus (y) the aggregate cash proceeds received by the Issuer during such calendar year from any reissuance of Equity Interests by the Issuer or Insilco to members of management of the Issuer and its Restricted Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

           (e) payments and transactions in connection with the Recapitalization and the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

           (f) the declaration and payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock), provided that, at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 1.5 to 1;

           (g) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if (i) such dividend is paid pro rata to all holders of such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

           (h) the repurchase of any class of common stock of a Restricted Subsidiary if (i) such repurchase is made pro rata with respect to such class of common stock and (ii) at least 51% of such class of common stock is held by the Issuer or one or more of its Restricted Subsidiaries;

           (i) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made pursuant to this clause (i) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause
         (i), either as a result of (A) the repayment or disposition thereof for cash or (B) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (A) and (B), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (i)); provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Investment;

           (j) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

           (k) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

           (l) the payment of dividends on the Issuer's or Insilco's common stock, following the first public offering of the Issuer's or Insilco's common stock after the date of the Indenture, of up to 6.0% per annum of the net proceeds received by the Issuer or Insilco from such public offering of its common stock, other than, in each case, with respect to public offerings with respect to the Issuer's or Insilco's common stock registered on Form S-8; provided that no Default or Event of Default shall have occurred and be continuing immediately after any such payment of dividends;

           (m) any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (m) since the date of the Indenture, does not exceed $25.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made pursuant to this clause (m) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued proportionate to the Issuer's equity interest in such Subsidiary at the time of such redesignation at the fair market value of the net assets of such Subsidiary at the time of such redesignation), in the case of clause (i) and (ii), not to exceed the amount of such Restricted Investment previously made pursuant to this clause (m)) provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment;

           (n) the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary;

           (o) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the Indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of (i) the amount of cash and Cash Equivalents received by such Restricted Subsidiary from the issue or sale thereof and (ii) any accrued dividends thereon the payment of which would be permitted pursuant to clause (j) above;

           (p) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by the Issuer on or after the date of the Indenture from contributions to the Issuer's capital or from the issue and sale on or after the date of the Indenture of Equity Interests of the Issuer or of Disqualified Stock or convertible debt securities to the extent they have been converted into such Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Issuer and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time such Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of such Qualified Proceeds; and

           (q) distributions or payments of Receivables Fees.

     The Board of Directors may designate any Restricted Subsidiary (other than Insilco) to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of (i) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment and (ii) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by the Issuer of such Qualified Proceeds. The fair market value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment that exceeds $2.0 million, the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that (a) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness), (b) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock and (c) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.5 to 1, determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The Indenture also provides that the Issuer will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is also contractually subordinated in right of payment to the Senior Discount Notes on substantially identical terms; provided that no Indebtedness of the Issuer shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):


              (i) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under the Existing Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and such Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (i) that remains outstanding under the Existing Credit Facility (together with any outstanding Indebtedness then classified as Permitted Refinancing Indebtedness to the extent the proceeds of which were used to refinance any Indebtedness classified at the time of such refinancing as (x) having been incurred in reliance upon this clause (i) or (y) Permitted Refinancing Indebtedness described in the preceding clause (x) or this clause (y)) after giving effect to such incurrence does not exceed an amount equal to $250.0 million (it being understood that the use of the defined term Permitted Refinancing Indebtedness in this clause (i) does not affect the defined term "Existing Credit Facility" or the types of indebtedness that may be incurred thereunder);


              (ii) the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;

              (iii) the incurrence by the Issuer of Indebtedness represented by the Senior Discount Notes and the Indenture;

              (iv) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable), including any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $40.0 million outstanding after giving effect to such incurrence;

              (v) Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (A) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and/or such Restricted Subsidiary in connection with such disposition;

              (vi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

              (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries; provided that (i) if the Issuer is the obligor on such Indebtedness and such Indebtedness is owed to a Subsidiary other than Insilco or a Subsidiary of Insilco, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Discount Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

              (viii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding and (B) exchange rate risk with respect to agreements or Indebtedness of such Person payable denominated in a currency other than U.S. dollars, provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

              (ix) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant;

              (x) the incurrence by the Issuer or any of its Restricted Subsidiaries of Acquired Indebtedness in an aggregate principal amount (or accreted value, as applicable), including any Permitted Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $25.0 million outstanding after giving effect to such incurrence;

              (xi) obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

              (xii) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xii), not to exceed $50.0 million; and

              (xiii) any Indebtedness or other liabilities in connection with obligations to pay premiums for corporate life insurance policies in an aggregate amount not to exceed the aggregate cash value of such policies.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof, provided that the Issuer would be permitted to incur such item of Indebtedness (or such portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. In addition, in the event the Issuer repays, redeems or otherwise retires any Indebtedness portions of which are then classified as having been incurred under more than one of the categories of Permitted Indebtedness described above or pursuant to the first paragraph of this covenant and any category of Permitted Indebtedness, the Issuer shall, in its sole discretion, designate which portions of such Indebtedness were retired.


     Indebtedness under the Existing Credit Facility outstanding on the date on which Senior Discount Notes were first issued and authenticated was not incurred on such date in reliance on clause (i) of the definition of "Permitted Indebtedness." As a result, the Issuer will be permitted to incur significant additional secured indebtedness under clause (i) of the definition of "Permitted Indebtedness." See "Risk Factors."


Liens

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness of the Issuer on any asset or property now owned or hereafter acquired by the Issuer or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Senior Discount Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (b) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the terms of any Indebtedness or Disqualified Stock permitted by the Indenture to be incurred by any Restricted Subsidiary of the Issuer, (c) the Indenture and the Senior Discount Notes, (d) the Existing Credit Facility, (e) applicable law and any applicable rule, regulation or order, (f) any agreement or instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent created in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (g) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (h) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (f) above on the property so acquired, (i) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Issuer's Board of Directors, not materially less favorable, taken as a whole, to the Holders of the Senior Discount Notes than those contained in the agreements governing the Indebtedness being refinanced, (k) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (m) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, and (n) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.


     The Existing Credit Facility, the 10 1/4% Notes and the 12% Notes significantly restrict, and the New Credit Facility is expected to significantly restrict, Insilco's ability to pay dividends or make other distributions to the Issuer. The existence of such restrictions could have an adverse effect on the Issuer's ability to pay interest and principal on the Senior Discount Notes. See "Risk Factors."


Merger, Consolidation, or Sale of Assets

     The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (a) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Registration Rights Agreement, the Senior Discount Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries immediately prior to such transaction. The foregoing clause (d) will not prohibit (a) a merger between the Issuer and an Affiliate of the Issuer created for the purpose of holding the Capital Stock of the Issuer, (b) a merger between the Issuer and a Wholly Owned Restricted Subsidiary or (c) a merger between the Issuer and an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another State of the United States so long as, in each case, the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. The Indenture provides that the Company shall not lease all or substantially all of its assets to any Person.

Transactions with Affiliates

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (b) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either
(i) a resolution of the Board of Directors set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or (ii) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.


     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (a) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (i) $5.0 million outstanding in the aggregate at any time and (ii) $2.0 million to any one employee) and consistent with the past practice of the Issuer or such Restricted Subsidiary; (b) transactions between or among the Issuer and/or its Restricted Subsidiaries; (c) payments of customary fees by the Issuer or any of its Restricted Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors in good faith; (d) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the Senior Discount Notes in any material respect) or any transaction contemplated thereby; (e) payments and transactions in connection with the Recapitalization (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto; (f) Restricted Payments that are permitted by the provisions of the Indenture described under the caption "--Restricted Payments" and any Permitted Investments; (g) sales of accounts receivable, or participations therein, in connection with any Receivables Facility and (h) any payments pursuant to the terms of the Existing Credit Facility.


Sale and Leaseback Transactions

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction the Attributable Indebtedness in respect of which is in excess of the aggregate sum of $20 million from the date of the Indenture; provided that the Issuer or any Restricted Subsidiary may enter into a sale and leaseback transaction in excess of said sum if (a) the Issuer or such Restricted Subsidiary, as the case may be, could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens," (b) for any transaction involving in excess of $2 million, the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described under the caption "--Asset Sales."

Accounts Receivable Facility

     The Indenture provides that no Accounts Receivable Subsidiary will incur any Indebtedness if immediately after giving effect to such incurrence the aggregate outstanding Indebtedness of all Accounts Receivable Subsidiaries (excluding any Indebtedness owed to the Issuer or any Restricted Subsidiary) would exceed $50.0 million.

No Waiver of Transfer Restrictions

     The Indenture provides that the Issuer will not modify, amend, waive or otherwise fail to enforce the provisions of the Unit Lock-Up Agreement.

Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Discount Notes are outstanding, the Issuer will furnish to the Holders of Senior Discount Notes (a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuer's certified independent accountants and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Senior Discount Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default: (a) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Discount Notes; (b) default in payment when due of the principal of or premium, if any, on the Senior Discount Notes at maturity, upon redemption or otherwise; (c) failure by the Issuer or any of its Restricted Subsidiaries for 30 days after receipt of notice from the Trustee or Holders of at least 25% in principal amount at maturity of the Senior Discount Notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales;" or "Merger, Consolidation or Sale of Assets"; (d) failure by the Issuer for 60 days after notice from the Trustee or the Holders of at least 25% in principal amount at maturity of the Senior Discount Notes then outstanding to comply with any of its other agreements in the Indenture or the Senior Discount Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more; (f) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; and (g) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Senior Discount Notes may declare all the Senior Discount Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary, all outstanding Senior Discount Notes will become due and payable without further action or notice. Upon any acceleration of maturity of the Senior Discount Notes, all principal of and accrued interest on (if on or after August 15, 2003) or Accreted Value of (if prior to August 15, 2003) the Senior Discount Notes shall be due and payable immediately. Holders of the Senior Discount Notes may not enforce the Indenture or the Senior Discount Notes except as provided in the Indenture.

     Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Discount Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount at maturity of the Senior Discount Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Discount Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Discount Notes.

     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Senior Discount Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Discount Notes by accepting a Senior Discount Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Discount Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Discount Notes ("Legal Defeasance") except for (a) the rights of Holders of outstanding Senior Discount Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Senior Discount Notes when such payments are due from the trust referred to below, (b) the Issuer's obligations with respect to the Senior Discount Notes concerning issuing temporary Senior Discount Notes, registration of Senior Discount Notes, mutilated, destroyed, lost or stolen Senior Discount Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Discount Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Discount Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Discount Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Senior Discount Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Senior Discount Notes are being defeased to maturity or to a particular redemption date, (b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Senior Discount Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit, (e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound, (f) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (g) the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Senior Discount Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, and (h) the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Senior Discount Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Senior Discount Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Senior Discount Note for a period of 15 days before a selection of Senior Discount Notes to be redeemed. The registered Holder of a Senior Discount Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture and the Senior Discount Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Senior Discount Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Discount Notes), and any existing default or compliance with any provision of the Indenture or the Senior Discount Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Discount Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Discount Notes held by a non-consenting Holder) (a) reduce the principal amount at maturity of Senior Discount Notes whose Holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Senior Discount Note or alter the provisions with respect to the redemption of the Senior Discount Notes (other than the provisions described under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of the Accreted Value so as to reduce the amount of the Accreted Value of the Senior Discount Notes, (c) reduce the rate of or change the time for payment of interest on any Senior Discount Note, (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on the Senior Discount Notes (except a rescission of acceleration of the Senior Discount Notes by the Holders of at least a majority in aggregate principal amount at maturity of the Senior Discount Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Senior Discount Note payable in money other than that stated in the Senior Discount Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults, (g) waive a redemption payment with respect to any Senior Discount Note (other than the provisions described under the caption "--Repurchase at the Option of Holders"), (h) make any change in the foregoing amendment and waiver provisions, (i) modify any provision of the Indenture with respect to the priority of the Senior Discount Notes in right of payment or (j) make any change to the right of Holders to waive an existing Default or Event of Default or the right of Holders to receive payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Discount Notes. Notwithstanding the foregoing, any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the Senior Discount Notes then outstanding if such amendment would materially adversely affect the rights of Holders of Senior Discount Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Discount Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Senior Discount Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Discount Notes in addition to or in place of certificated Senior Discount Notes, to provide for the assumption of the Issuer's obligations to Holders of Senior Discount Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets, to make any change that would provide any additional rights or benefits to the Holders of Senior Discount Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to provide for guarantees of the Senior Discount Notes or to provide for the issuance of additional Senior Discount Notes in accordance with the limitations set forth in the Indenture.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding Senior Discount Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Discount Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry; Delivery and Form

     The certificates representing the Exchange Notes will be issued in fully registered form, without coupons. Except as described below, the Exchange Notes will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee, in the form of a global Exchange Note certificate (the "Global Exchange Note").

     The Global Exchange Note. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Exchange Note, DTC or its custodian will credit on its internal system interests in the Global Exchange Notes to the accounts of persons who have accounts with DTC ("Participants") and
(b) ownership of the Global Exchange Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Exchange Note will be limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the Exchange Notes, DTC or such nominee will be considered the sole owner or holder of the Exchange Notes represented by the Global Exchange Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Exchange Note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

     Payments of the principal of or premium and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Holdings, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     Holdings expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global Exchange Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Exchange Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Exchange Note for any reason, including to sell Exchange Notes to persons in states which require physical delivery of the Exchange Notes or to pledge such securities, such holder must transfer its interest in the Global Exchange Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global Exchange Note are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Exchange Notes, which it will distribute to its Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Exchange Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Exchange Notes. Interests in the Global Exchange Notes will be exchangeable or transferable, as the case may be, for Certificated Exchange Notes if (i) DTC notifies Holdings that it is unwilling or unable to continue as depositary for such Global Exchange Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by Holdings within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such Exchange Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Exchange Notes to be delivered.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of the Issuer or any of its Restricted Subsidiaries to which the Issuer or any of its Restricted Subsidiaries sells any of its accounts receivable pursuant to a Receivables Facility.

     "Accreted Value" means, as of any date of determination prior to August 15, 2003, with respect to any Senior Discount Note, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Senior Discount Note at a rate of 14% per annum, compounded semi-annually on each February 15 and August 15 from August 15, 2003 to the date of issuance) of such Senior Discount Note and (b) the portion of the excess of the principal amount at maturity of such Senior Discount Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 14% per annum of the initial offering price of such Senior Discount Note, compounded semi-annually on each February 15 and August 15 from the date of issuance of the Senior Discount Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Indebtedness" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

     "Adjusted Consolidated Net Income" means, which respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in calculating Consolidated Net Income, 100% of non-cash compensation expense for such period incurred by such Person and its Restricted Subsidiaries related to stock options, stock appreciation rights, phantom stock units or other Equity Interests granted to the employees or directors of such Person and its Restricted Subsidiaries.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means (a) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (b) the issuance, sale or transfer by the Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Issuer's Restricted Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $5.0 million or (ii) for net proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (a) dispositions in the ordinary course of business; (b) a disposition of assets (including, without limitation, capital stock) by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (c) a disposition of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary; (d) the sale and leaseback of any assets within 180 days of the acquisition thereof; (e) foreclosures on assets; (f) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business; (g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (h) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and (i) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (a) in the case of a corporation, corporate stock,
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.


     "Cash Equivalents" means (i) Government Securities, (ii) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the Existing Credit Facility, (iii) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Issuer) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) any bankers acceptances of money market deposit accounts issued by an Eligible Institution, (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above and (vi) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (v) above (including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).


     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, to the extent deducted in computing Consolidated Net Income,
(a) an amount equal to any extraordinary or non-recurring loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, (c) Fixed Charges of such Person for such period, (d) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, (e) other income or expense net as set forth on the face of such Person's statement of operations,
(f) expenses and charges of the Issuer and Insilco related to the Recapitalization and the application of the proceeds thereof which are paid, taken or otherwise accounted for within 120 days of the consummation of the Mergers, (g) non-cash charges for net periodic post-retirement benefits and (h) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisition or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Recapitalization), in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period (net of interest income), on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (c) the cumulative effect of a change in accounting principles shall be excluded.


     "Existing Credit Facility" means, collectively, the Credit Agreement dated as of July 3, 1997, as amended pursuant to the First Amendment to Credit Agreement dated as of August 25, 1997, and a Second Amendment to Credit Agreement dated as of August 17, 1998, among the Company, certain of its Subsidiaries, the financial institutions from time to time party thereto as Lenders and Issuing Banks, DLJ Capital Funding, Inc., in its separate capacity as syndication agent, The First National Bank of Chicago, in its separate capacity as documentation agent, and Citicorp USA, Inc., in its separate capacity as collateral and administrative agent for the Lenders and Issuing Banks, and the Loan Documents (as defined therein) (or other analogous documents entered into in connection with any refinancing thereof), in each case as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including any credit agreement increasing the amount that may be borrowed under such agreement or any successor agreement, whether or not among the same parties; and any other credit agreement pursuant to which any of the Indebtedness, commitments, Obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Existing Credit Facility may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.


     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Senior Discount Notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations.

     "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $500.0 million or its equivalent in foreign currency and having a peer group rating of B or better (or the equivalent thereof) by Thompson Bankwatch, Inc. or having outstanding short-term debt rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" of any Person means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) of any Person and any stock appreciation rights or phantom stock units granted to employees or directors of such Person and its Restricted Subsidiaries.


     "Existing Indebtedness" means Indebtedness of the Issuer and its Restricted Subsidiaries, including Insilco and its Subsidiaries, in existence on the date of the Indenture, other than Indebtedness under the Existing Credit Facility, if any, that could not have been incurred on the date of the Indenture pursuant to the Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described under "Incurrence of Indebtedness and Issuance of Preferred Stock" if such covenant were applicable, until such amounts are repaid.


     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) the Consolidated Interest Expense of such Person for such period and (b) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock and the application of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period and the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any Hedging Obligations applicable to such Indebtedness) had been the applicable rate for the entire period. In addition, for purposes of making the computation referred to above, acquisitions that have been made by the Issuer or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Issuer (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission) and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by the Issuer of the Capital Stock of an Unrestricted Subsidiary of the Issuer to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness, provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on such date of determination.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by the Issuer for consideration consisting of common equity securities of the Issuer shall not be deemed to be an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Issue Date" means the date of issuance of the Old Notes.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement (other than a financing statement filed by a "true lessor" pursuant to Section 9-408 of the Uniform Commercial Code) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Mergers" means, collectively, the transactions resulting in Insilco becoming a subsidiary of the Insilco Holding Co. and the merger of the Issuer with and into lnsilco Holding Co. on or prior to the date of issuance of the Old Notes.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP after reduction in respect of preferred stock dividends, excluding, however, (a) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,
(a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than as required by clause
(a) of the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales") secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be, and (e) all distributions and other payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale.

     "Non-Recourse Debt" means Indebtedness (i) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Issuer to secure debt of such Unrestricted Subsidiary) or assets of the Issuer or any of its Restricted Subsidiaries; provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by the Issuer or any of its Restricted Subsidiaries if the Issuer or such Restricted Subsidiary was otherwise permitted to incur such guarantee pursuant to the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the Old Notes by the Issuer.

     "Pari Passu Indebtedness" means Indebtedness of the Issuer that ranks pari passu in right of payment to the Senior Discount Notes.

     "Permitted Business" means any business in which the Issuer and its Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means (a) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer, (b) any Investment in cash or Cash Equivalents, (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Issuer or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales," (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Issuer, (f) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed 15% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (g) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility, (h) ordinary course loans to employees not to exceed $5.0 million outstanding in the aggregate at any time,
(i) any Investment arising out of a Hedging Obligation or commodity price agreement and (j) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or the obligor with respect to such accounts receivable or (B) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default.

     "Permitted Liens" means: (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Restricted Subsidiary, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not secure any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets subject to the Liens prior to such merger or consolidation; (ii) Liens existing on the date of the Indenture; (iii) Liens securing Indebtedness consisting of Capital Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of the Issuer or its Restricted Subsidiaries, or repairs, additions or improvements to such assets, provided that (A) such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of such Indebtedness), (B) such Liens do not extend to any other assets of the Issuer or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, such Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved), (C) the Incurrence of such Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (D) such Liens attach within 365 days of such purchase, construction, installation, repair, addition or improvement; (iv) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as such Lien does not extend to any other property (other than improvements thereto); (v) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice; (vi) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary; (vii) Liens securing Indebtedness (including all Obligations) under the Existing Credit Facility; and (viii) other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Discount Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Senior Discount Notes on terms at least as favorable, taken as a whole, to the Holders of Senior Discount Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means DLJMB and/or CVC.

     "Public Common Stock Offering" means any issuance of common stock in an underwritten public offering by the Issuer for cash that is registered pursuant to the Securities Act.

     "Public Equity Offering" means any issuance of common stock or preferred stock by the Issuer (other than Disqualified Stock) or Insilco (other than to the Issuer and other than Disqualified Stock) that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and issuances registered on Form S-4 and excluding issuances of common stock pursuant to employee benefit plans of the Issuer or its Restricted Subsidiaries or otherwise as compensation to employees of the Issuer or its Restricted Subsidiaries.

     "Qualified Proceeds" means any of the following or any combination of the following: (i) cash; (ii) Cash Equivalents; (iii) assets that are used or useful in a Permitted Business; and (iv) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by the Issuer or any Restricted Subsidiary of the Issuer of such Capital Stock, (A) such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or any Restricted Subsidiary of the Issuer.

     "Recapitalization" means the Mergers, the Offering, the amendment to the Existing Credit Facility in connection therewith and any and all actions taken in connection with the foregoing.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal, (i) any controlling stockholder or partner of such Principal on the date of the Indenture, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (i) or (ii).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Specified Agreements" means the Investors' Agreement and the Tax Sharing Agreement.

     "Spot Rate" means, for any currency, the spot rate at which such currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on such date of determination for the immediately preceding business day or, if such rate is not available, as determined in any publicly available source of similar market data.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

     "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between the Issuer and its Subsidiaries, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount the Issuer would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries.

     "Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Issuer.

     "Unit Lock-Up Agreement" means the agreement dated as of August 17, 1998 among the Issuer and the DLJ Mezzanine Investors pursuant to which the DLJ Mezzanine Investors have agreed with the Issuer not to offer, sell or otherwise transfer any Senior Discount Notes or Warrants for a period of one year following the date of such agreement.

     "Unrestricted Subsidiary" means any Subsidiary (other than Insilco) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests (other than Investments described in clause (g) of the definition of Permitted Investments) or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels, of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


                            DESCRIPTION OF OLD NOTES

     The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except that (i) the offer and sale of the Exchange Notes have been registered under the Securities Act and therefore the Exchange Notes are not subject to certain restrictions on transfer applicable to the Old Notes, will not contain legends relating thereto and will not be entitled to registration rights or other rights under the Registration Rights Agreement, and
(ii) the Exchange Notes will not provide for any Liquidated Damages, which rights and provision will terminate as to all of the Senior Discount Notes upon the consummation of the Exchange Offer, subject to certain provision of the Registration Rights Agreement. In addition, the Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. See "Description of Exchange Notes--General."


                               THE EXCHANGE OFFER

     Pursuant to a Registration Rights Agreement between the Issuer and the Initial Purchaser (the "Registration Rights Agreement"), the Issuer agreed (i) to file a registration statement (the "Exchange Offer Registration Statement") on or prior to 90 days after the closing of the Offering (the "Closing") with respect to an offer to exchange (the "Exchange Offer") the Old Notes for a new issue of debt securities of the Issuer (the "Exchange Notes") registered under the Securities Act, with terms substantially identical to those of the Old Notes and (ii) to use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Securities and Exchange Commission (the "Commission") on or prior to 180 days after the Closing. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Senior Discount Notes by the holders thereof. The Old Notes provide that, in the event the Issuer fails to satisfy its registration obligations under the Registration Rights Agreement, the Issuer will be required to pay Liquidated Damages to the holders of the Old Notes under certain circumstances. Upon consummation of the Exchange Offer or the effectiveness of such Shelf Registration Statement, the provision for Liquidated Damages on the Old Notes shall cease.

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. For each $1,000 principal amount at maturity of Old Notes surrendered to Holdings pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Old Note. Holdings will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. As used herein, the term
"Expiration Date" means 5:00 p.m., New York City time, on December 10,
1998; provided, however, that if Holdings, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange
Offer is extended.

     As of the date of this Prospectus, $138,000,000 in aggregate principal amount at maturity of the Old Notes were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount at maturity of Old Notes being tendered. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all Holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. Holdings's obligations to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

     Holdings expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of such extension to the Exchange Agent and notice of such extension to the Holders as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Holdings. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Holdings expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." Holdings will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Holdings may choose to make any public announcement and subject to applicable law, Holdings shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement. Holdings intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

Procedures for Tendering Old Notes

     The tender to Holdings of Old Notes by a Holder thereof as set forth below and the acceptance thereof by Holdings will constitute a binding agreement between the tendering Holder and Holdings upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Star Bank, N.A. (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO HOLDINGS.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by Holdings in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. Holdings reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of Holdings or its counsel, be unlawful. Holdings also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange
Offer as to any particular Old Notes either before or after the Expiration
Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old
Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by Holdings shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Old Notes for exchange must be cured within such reasonable period of time as Holdings shall determine. Neither
Holdings, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Holdings, proper evidence satisfactory to Holdings of its authority to so act must be submitted.

     By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of the Old Notes (other than certain specified holders) will represent that (i) it is not an affiliate of Holdings, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and
(iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. If the tendering Holder is a broker-dealer that will receive Exchange Notes for its owns account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "--Resales of the Exchange Notes."

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Holdings will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, Holdings shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if Holdings has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Holdings may enforce such agreement against such Participant. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedures

     If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Holdings (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount at maturity of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Holdings, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-entered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

     Notwithstanding any other provisions of the Exchange Offer, Holdings shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the Exchange Notes for such Old Notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the Commission.

     The foregoing condition is for the sole benefit of Holdings and may be asserted by Holdings regardless of the circumstances giving rise to such condition. The failure by Holdings at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Holdings will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

Exchange Agent

     Star Bank, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                   Deliver To:

                         Star Bank, N.A., Exchange Agent

                               By Mail or By Hand:
                     Attn: Corporate Finance Trust Services
                                425 Walnut Street
                                    6th Floor
                           Cincinnati, Ohio 45201-1118

                           Attention: William Sicking

                                  By Facsimile:
                                 (513) 632-5511

                              Confirm by Telephone:
                                 (513) 632-4278

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Holdings and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. Holdings will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Holdings and are estimated in the aggregate to be $55,000.

Transfer Taxes

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct Holdings to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the Exchange Notes

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of Holdings or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Notes (other than certain specified holders) will represent that (i) it is not an "affiliate" of Holdings, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and
(iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any Participating Broker-Dealer who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, Holdings is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes.


          CERTAIN UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the holder will have the same adjusted basis and holding period in the Exchange Note as in the Old Note immediately before the Exchange.


                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Holdings has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus for a period not exceeding 90 days after the Expiration Date.

     Holdings will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Brokers-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."


                                  LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, counsel for the Company.


                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 included in this Prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      INSILCO CORPORATION AND SUBSIDIARIES

                   Index to Consolidated Financial Statements

Condensed Consolidated Balance Sheets ..........................................................................F-2
     June 30, 1998 (unaudited)
     December 31, 1997

Unaudited Condensed Consolidated Statements of Income ..........................................................F-3
     Six months ended June 30, 1998
     Six months ended June 30, 1997

Unaudited Condensed Consolidated Statement of Stockholders' Equity (Deficit) ...................................F-4
     For the six months ended June 30, 1998

Unaudited Condensed Consolidated Statements of Cash Flows ......................................................F-5
     Six months ended June 30, 1998
     Six months ended June 30, 1997

Notes to Unaudited Condensed Consolidated Financial Statements .................................................F-6

Independent Auditors' Report ..................................................................................F-10

Audited Consolidated Balance Sheets ...........................................................................F-11
     December 31, 1997
     December 31, 1996

Audited Consolidated Statements of Operations .................................................................F-12
     Year ended December 31, 1997
     Year ended December 31, 1996
     Year ended December 31, 1995

Audited Consolidated Statement of Stockholders' Equity (Deficit) ..............................................F-13
     For the years ended December 31, 1997, 1996 and 1995

Audited Consolidated Statements of Cash Flows .................................................................F-14
     Year ended December 31, 1997
     Year ended December 31, 1996
     Year ended December 31, 1995

Notes to Audited Consolidated Financial Statements ............................................................F-15

                      INSILCO CORPORATION AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                                                           June 30,   December 31,
                                                                                            -------    ------------
                                                                                          (unaudited)
                                         Assets
Current assets:
   Cash and cash equivalents............................................................. $   6,983      $  10,651
   Trade receivable, net ................................................................    85,142         67,209
   Other receivables ....................................................................     3,501          3,477
   Inventories, net .....................................................................    61,869         60,718
   Prepaid expenses and other current assets ............................................     3,262          2,993
                                                                                          ---------      ---------

      Total current assets ..............................................................   160,757        145,048

Property, plant and equipment, net ......................................................   113,318        113,971
Investment in Thermalex .................................................................     9,862          9,736
Goodwill, net ...........................................................................    13,077         13,408
Other assets and deferred charges .......................................................    17,104         20,510
                                                                                          ---------      ---------
      Total assets ...................................................................... $ 314,118      $ 302,673
                                                                                          =========      =========
                          Liabilities and Stockholders' Deficit
Current liabilities:

   Current portion of long-term debt .................................................... $      15      $   1,684
   Current portion of other long-term obligations .......................................     3,489          5,393
   Accounts payable .....................................................................    36,755         39,757
   Accrued expenses and other ...........................................................    56,249         58,706
                                                                                          ---------      ---------

Total current liabilities ...............................................................    96,508        105,540

Long-term debt, excluding current portion ...............................................   264,799        256,059
Deferred taxes ..........................................................................     1,307             --
Other long-term obligations, excluding current portion ..................................    42,308         43,402
Stockholders' deficit ...................................................................   (90,804)       102,328)
                                                                                          ---------      ---------
Contingencies (See Note 8)
   Total liabilities and stockholders' deficit .......................................... $ 314,118      $ 302,673
                                                                                          =========      =========

Note: The condensed consolidated balance sheet at December 31, 1997 has been derived from the audited balance sheet as of that date.

See accompanying notes to unaudited condensed consolidated financial statements.

                                       F-2



                      INSILCO CORPORATION AND SUBSIDIARIES

                   Condensed Consolidated Income Statements
                                  (Unaudited)
                (In thousands, except share and per share data)

                                                                                   Six Months Ended      Six Months Ended
                                                                                     June 30, 1998         June 30, 1997
                                                                                --------------------     -----------------
Sales .....................................................................     $     287,323            $     276,215
Cost of products sold .....................................................           200,671                  189,953
Depreciation and amortization .............................................            10,643                    9,604
Selling, general and administrative expenses ..............................            52,044                   47,857
                                                                                -------------            -------------
 Operating income .........................................................            23,965                   28,801
                                                                                -------------            -------------
Other income (expense):
 Interest expense .........................................................           (13,805)                  (7,762)
 Interest income ..........................................................                72                    2,038
 Equity in net income of Thermalex ........................................             1,450                    1,547
 Other income, net ........................................................             2,026                       68
                                                                                -------------            -------------
 Total other income (expense) .............................................           (10,257)                  (4,109)
                                                                                -------------            -------------
 Income from continuing operations before income taxes ....................            13,708                   24,692

Income tax expense ........................................................            (6,494)                  (9,124)
                                                                                -------------            -------------
 Income from continuing operations ........................................             7,214                   15,568

Discontinued operations, net of tax:

 Income from operations, net of tax of $1,037..............................                --                    1,170
 Gain on disposal, net of tax of $37,213 ..................................                --                   57,788
                                                                                -------------            -------------
                                                                                           --                   58,958
                                                                                -------------            -------------
 Net Income ...............................................................     $       7,214            $      74,526
                                                                                =============             ============
Basic earnings per common share:
 Income from continuing operations ........................................     $        1.74            $        1.63
 Discontinued operations ..................................................                --                     6.15
                                                                                -------------            -------------

 Basic net income per share ...............................................     $        1.74             $       7.78
                                                                                =============             ============
 Weighted average number of common shares outstanding .....................         4,141,471                9,585,025
                                                                                =============             ============
Diluted earnings per common share:
 Income from continuing operations ........................................     $        1.69             $       1.58
 Discontinued operations ..................................................                --                     5.97
                                                                                -------------            -------------
 Diluted net income per share .............................................     $        1.69             $       7.55
                                                                                =============             ============
 Weighted average number of common shares outstanding and potential common
  stock ...................................................................         4,270,078                9,875,401
                                                                                =============             ============



     See accompanying notes to unaudited condensed consolidated financial statements.


                      INSILCO CORPORATION AND SUBSIDIARIES

      Condensed Consolidated Statement of Stockholders' Equity (Deficit)
                    For the Six Months Ended June 30, 1998
                                  (Unaudited)
                                (In thousands)



                                                                                                   Accumulated          Total
                                   Common Stock                         Retained                      Other         Stockholders'
                                    Par Value         Additional        Earnings     Treasury     Comprehensive         Equity
                                      $0.001       Paid-in Capital     (Deficit)       Stock          Income          (Deficit)
                                   ------------    ---------------     ---------     --------     -------------     --------------
Balance at December 31, 1997...      $5              $   --            $(82,756)    $(16,268)       $(3,309)        $(102,328)
Net income ....................      --                  --               7,214           --             --             7,214
Shares issued upon exercise of
   stock options...............      --               3,281                  --           --             --             3,281
Tax benefit from exercise of
   stock options...............      --                 939                  --           --             --               939
Other comprehensive income.....      --                  --                  --           --             90                90
                                  -----              ------            --------     --------        -------          --------
Balance at June 30, 1998.......      $5              $4,220            $(75,542)    $(16,268)       $(3,219)         $(90,804)
                                  =====              ======            ========     ========        =======          ========



                      INSILCO CORPORATION AND SUBSIDIARIES

                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)
                                (In thousands)

                                                                                          Six Months          Six Months
                                                                                            Ended               Ended
                                                                                        June 30, 1998       June 30, 1997
                                                                                        -------------       -------------
Cash flows from operating activities:
 Net income........................................................................    $    7,214          $   74,526
 Adjustments to reconcile net income to net cash used in operating activities:
   Depreciation and amortization ..................................................        10,643               9,604
   Deferred tax expense ...........................................................         3,917               5,579
   Other noncash charges and credits...............................................        (1,822)               (911)
 Change in operating assets and liabilities:
   Receivables ....................................................................       (18,009)            (25,181)
   Inventories ....................................................................        (1,189)                (90)
   Payables and other .............................................................        (4,564)              2,946
 Discontinued operations:
   Gain on disposal of segment ....................................................            --             (95,001)
   Deferred tax expense ...........................................................            --              25,687
   Depreciation ...................................................................            --                 194
   Change in operating assets and liabilities .....................................            --              (2,512)
                                                                                       ----------          ----------

     Net cash used in operating activities ........................................        (3,810)             (5,159)
                                                                                       ----------          ----------
Cash flows from investing activities:
 Capital expenditures .............................................................       (10,884)            (10,315)
 Other investing activities .......................................................         1,621               3,039
 Proceeds from divestiture, net ...................................................            --             112,610
                                                                                       ----------          ----------

     Net cash provided by (used in) investing activities ..........................        (9,263)            105,334
                                                                                       ----------          ----------
Cash flows from financing activities:
 Proceeds from debt borrowings ....................................................         8,952              15,340
 Proceeds from sale of stock ......................................................         3,281               1,944
 Payment of prepetition liabilities ...............................................        (1,647)             (1,708)
 Retirement of long-term debt .....................................................        (1,166)             (5,917)
 Purchase of treasury stock .......................................................            --              (1,887)
                                                                                       ----------          ----------

     Net cash provided by financing activities ....................................         9,420               7,772
                                                                                       ----------          ----------
Effect of exchange rate changes on cash ...........................................           (15)               (228)
                                                                                       ----------          ----------
     Net increase (decrease) in cash and cash equivalents .........................        (3,668)            107,719
Cash and cash equivalents at beginning of period ..................................        10,651               3,481
                                                                                       ----------          ----------
Cash and cash equivalents at end of period ........................................    $    6,983          $  111,200
                                                                                       ==========          ==========
Interest paid .....................................................................    $   13,453          $    7,332
                                                                                       ==========          ==========
Income taxes paid .................................................................    $    1,114          $    6,293
                                                                                       ==========          ==========


                      INSILCO CORPORATION AND SUBSIDIARIES

         Notes to Unaudited Condensed Consolidated Financial Statements
                                  June 30, 1998

(1) Basis of Presentation

               The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all determinable adjustments have been made which are considered necessary to present fairly the financial position and the results of operations and cash flows at the dates and for the periods presented.

(2) Discontinued Operations

               On March 5, 1997, the Company completed the sale of its Office Products Business (consisting of the Rolodex Business, Rolodex Electronics and Curtis, each as defined below) within the Office Products/ Specialty Publishing Group with the divestiture of its traditional office products business (the "Rolodex Business") for $112,610,000, net of transaction costs, resulting in a gain of $57,788,000, net of taxes of $37,213,000. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business, Curtis Manufacturing Co., Inc. ("Curtis"). The proceeds from these sales aggregated $21,818,000.

               On July 7, 1998, the Company amended its Form 10-K for the year ended December 31, 1997 and its Form 10-Q for the quarter ended March 31, 1998 to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the first quarter of 1997 were $10,797,000.

(3) 1997 Transactions

               In 1997, the Company completed several material transactions affecting its ongoing operations and debt and capital structure (the "1997 Transactions") as described more fully below:

   o On July 3, 1997, the Company refinanced its existing debt under a new six year $200 million amended and restated Credit Agreement.

   o In the third quarter of 1997, the Company purchased an aggregate of 5,714,284 shares of its common stock in two transactions using the proceeds from the sale of the Rolodex Business of $112,610,000, net of transaction costs, and the proceeds received on the issuance of the $150 million aggregate principal amount of 10.25% Senior Subordinated Notes due 2007 (the "Notes").

(4) Merger Agreement

               The Company and Silkworm Acquisition Corporation, an affiliate of DLJ Merchant Banking Partners II (and affiliated funds) ("DLJMB"), have entered into a definitive merger agreement pursuant to which the stockholders of the Company will be paid $43.48 in cash and 0.03378 shares of retained stock (having a nominal value of $45.00 per share) of the surviving corporation. In aggregate, stockholders will receive approximately $180.2 million in cash and retain 140,031 shares in the surviving entity. The retained shares will constitute approximately 10% of the common stock of the surviving company post-recapitalization.

The transaction, which is estimated to have a value of approximately $448 million including existing indebtedness to be assumed or refinanced, is subject to terms and conditions customary in transactions of this type, including approval by the company's shareholders, and will be treated as a recapitalization for accounting purposes. Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, which acted as financial advisors to DLJMB, have committed to provide all debt financing required for the transaction.

In connection with the merger, DLJMB entered into a voting agreement with the Company's largest shareholder, Water Street Corporate Recovery Fund 1, L.P. ("Water Street"), an affiliate of Goldman Sachs, & Co., in which Water Street has committed, subject to certain exceptions, to vote, 1,783,878 shares, approximately 43% of the voting stock of the Company in favor of the proposed merger.

As a result of the proposed merger, the Company and DLJMB will incur approximately $28,244,000 of costs and expenses in connection with consummating the transaction including professional fees, registration costs, financing costs, and compensation costs. Pursuant to the terms of the merger, all issued employee stock options will vest. The compensation expense associated with payments in respect of these vested options is estimated to be $9,094,000 to employees representing the excess of the $45.00 purchase price per share over the exercise prices of all outstanding options.

In the second quarter of 1998, the Company incurred and paid $1,341,000 of costs related to the proposed merger. In addition, the Company's effective income tax rate of 53% for the second quarter of 1998 increased significantly from both the 1997 second quarter rate of 38% and the 1998 first quarter rate of 35% primarily due to the effects of the proposed merger transaction with DJLMB. Significant transaction costs expected to be incurred as part of this transaction will not be deductible for tax purposes.

(5) Inventories

Inventories consisted of the following at June 30, 1998 (in thousands):

Raw materials and supplies .....................      $26,755
Work-in-process ................................       21,367
Finished goods .................................       13,747
                                                      -------
Total inventories ..............................      $61,869
                                                      =======


(6) Comprehensive Income

On January 1, 1998, the Company adopted the Financial Accounting Standards Board ("FASB") Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and most other non-owner changes in equity. This statement expands or modifies disclosures and has no impact on the Company's financial position, results of operations or cash flows. Comprehensive income for the first quarters of 1998 and 1997 totaled $4,504,000 and $10,332,000, respectively, including other comprehensive income consisting of foreign currency translation adjustments (losses) totaling $71,000 and ($875,000), respectively. Comprehensive income for the first six months of 1998 and 1997 totaled $7,304,000 and $71,876,000, respectively, including other comprehensive income consisting of foreign currency translation adjustment (losses) totaling $90,000 and ($2,650,000), respectively.

(7) Earnings Per Share

In 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128 ("SFAS 128"), "Earnings per Share", which simplifies the computation of earnings per share ("EPS"). All prior period earnings per share amounts have been restated to conform with SFAS 128 requirements. Under SFAS 128, the Company computes two earnings per share amounts - basic EPS and diluted EPS. Basic EPS is calculated based on the weighted average number of shares of common stock outstanding for the period. Diluted EPS is based on the weighted average number of shares of common stock outstanding for the period, including potential common stock which reflect the dilutive effect of stock options granted to employees and directors. Potential common stock for the quarter ended June 30, 1998 and 1997 totaled 148,738 and 219,494, respectively, and for the first six months of 1998 and 1997 totaled 128,607 and 290,376, respectively.

(8) Contingencies

The Company is implicated in various claims and legal actions arising in the ordinary course of business. Those claims or liabilities will be addressed in the ordinary course of business and be paid in cash as expenses are incurred. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(9) Estimates

In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying actual results may ultimately differ from those estimates.

(10) Pro Forma Results of Operations

The following financial information presents 1998 actual and 1997 pro forma consolidated net sales and results of operations. The 1997 pro forma consolidated net sales and results of operations are presented as if the 1997 Transactions had occurred at the beginning of 1997, exclusive of nonrecurring items directly attributable to the transaction. The pro forma results of operations are as follows (in thousands, except per share data):

                                                                   Six Months                 Three Months
                                                                  Ended June 30,              Ended June 30,
                                                               ----------------------     -----------------------
                                                                1998          1997          1998          1997
                                                                ----          ----          ----          ----
Net sales................................................      $287,323      $276,215      $170,018      $169,671
Income from continuing operations........................         7,214        10,077         4,433         8,193
Basic income from continuing operations per share........          1.74          2.60          1.06          2.08
Diluted income from continuing operations per share......          1.69          2.42          1.02          1.97


(11) Contingency Gain

               On January 14,1997, the Company's subsidiary, Taylor Publishing Company ("Taylor"), sued one of its principal competitors in the yearbook business, Jostens, Inc. ("Jostens"), in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. Following a verdict in favor of Taylor on May 13, 1998, a judgment was entered for Taylor in the amount of $25,225,000 plus interest at the rate of 5.434 percent. Jostens has announced that it will seek to overturn the judgment in post trial motions or on appeal. There can be no assurance as to the actual amount, if any, that Taylor will recover from Jostens. In the second quarter and first six months of 1998, the Company incurred $570,000 and $768,000, respectively, of legal fees in connection with the Jostens lawsuit.


                         Independent Auditors' Report

The Board of Directors and Stockholders
Insilco Corporation:

               We have audited the consolidated financial statements of Insilco Corporation and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insilco Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                              KPMG PEAT MARWICK LLP

Columbus, Ohio
January 30, 1998, except as
to Note 21, which is as of
June 8, 1998 and Note 2,
which is as of July 7, 1998


                      INSILCO CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996
                        (In thousands, except share data)


                                                                                              1997           1996
                                                                                            --------        -------
                                        Assets
Current assets:
 Cash and cash equivalents ............................................................      $ 10,651       $  3,481
 Trade receivables, net ...............................................................        67,209         73,874
 Other receivables ....................................................................         3,477          8,499
 Inventories ..........................................................................        60,718         66,385
 Deferred tax asset ...................................................................           277         29,859
 Prepaid expenses and other current assets ............................................         2,716          3,403
                                                                                             --------       --------
  Total current assets ...............................................................        145,048        185,501
                                                                                             --------       --------
 Property, plant and equipment, net ...................................................       113,971        114,379
 Deferred tax asset ...................................................................         1,054          7,542
 Other assets .........................................................................        42,600         40,971
                                                                                             --------       --------
   Total assets .......................................................................      $302,673       $348,393
                                                                                             ========       ========

                    Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
 Current portion of long-term debt ....................................................      $  1,684       $ 24,272
 Accounts payable .....................................................................        39,757         37,984
 Customer deposits ....................................................................        20,346         23,490
 Accrued expenses and other ...........................................................        43,753         48,319
                                                                                             --------       --------
   Total current liabilities ..........................................................       105,540        134,065
Long-term debt, excluding current portion .............................................       256,059        136,770
Other long-term obligations, excluding current portion ................................        43,402         44,156
                                                                                             --------       --------
   Total liabilities ..................................................................       405,001        314,991
                                                                                             --------       --------
Stockholders' equity (deficit):
 Common stock, $.001 par value; 15,000,000 shares authorized; 4,548,373 shares issued (9,810,794 in 1996) and 4,080,693 shares outstanding (9,487,740 in
   1996) ..............................................................................             5             10
 Treasury stock, at cost ..............................................................       (16,268)       (10,745)
 Additional paid-in capital ...........................................................           --          81,496
 Accumulated deficit ..................................................................       (82,756)       (37,115)
 Foreign currency translation adjustments..............................................        (3,309)          (244)
                                                                                             --------       --------
   Total stockholders' equity (deficit) ...............................................      (102,328)        33,402
                                                                                             --------       --------
Commitments and contingencies (See Notes 10, 11, 14 and 17)
   Total liabilities and stockholders' equity (deficit) ...............................      $302,673       $348,393
                                                                                             ========       ========


         See accompanying notes to consolidated financial statements.


                      INSILCO CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Operations
                  Years Ended December 31, 1997, 1996 and 1995
                 (In thousands, except share and per share data)


                                                                           1997               1996               1995
                                                                        ---------          ---------          ----------

Sales ............................................................       $528,233           $492,405            $449,506
Cost of products sold ............................................        370,845            344,912             311,315
Depreciation and amortization ....................................         18,377             15,357              13,352
Selling, general and administrative expenses .....................         87,909             83,703              69,753
Amortization of Reorganization Goodwill ..........................            --                 --               16,205
                                                                        ---------          ---------          ----------
   Operating income ..............................................         51,102             48,433              38,881
                                                                        ---------          ---------          ----------
Other income (expense):
 Interest expense ................................................        (20,562)           (18,378)            (19,546)
 Interest income .................................................          2,837                724               1,472
 Equity in net income of Thermalex ...............................          2,647              2,922               2,335
 Other income, net ...............................................            794              4,784              11,558
                                                                        ---------          ---------          ----------
   Total other income (expense) ..................................        (14,284)            (9,948)             (4,181)
                                                                        ---------          ---------          ----------
 Income from continuing operations before income taxes and
   extraordinary item.............................................         36,818             38,485              34,700
Income tax expense ...............................................        (13,404)           (13,272)            (16,694)
                                                                        ---------          ---------          ----------
   Income from continuing operations before extraordinary item ...         23,414             25,213              18,006
Discontinued operations, net of tax:
 Income (loss) from operations ...................................          1,170              8,741             (15,431)
 Gain on disposal ................................................         57,788              5,099                 --
                                                                        ---------          ---------          ----------
   Income (loss) from discontinued operations ....................         58,958             13,840             (15,431)
                                                                        ---------          ---------          ----------
   Income before extraordinary item ..............................         82,372             39,053               2,575

Extraordinary item, net of tax ...................................           (728)               --                  --
                                                                        ---------          ---------          ----------
   Net income ....................................................        $81,644            $39,053              $2,575
                                                                        =========          =========          ==========
Earnings (loss) per common share:
 Income from continuing operations ...............................          $3.25              $2.65             $1.83
 Discontinued operations .........................................           8.19               1.45               (1.57)
 Extraordinary item ..............................................          (0.10)              --                  --
                                                                        ---------          ---------          ----------
   Basic net income per share ....................................         $11.34              $4.10               $0.26
                                                                        =========          =========          ==========
 Weighted average number of common shares outstanding ............      7,200,103          9,517,123           9,815,109
                                                                        =========          =========          ==========
Earnings (loss) per common share - assuming dilution:
 Income from continuing operations ...............................          $3.19              $2.55             $1.77
 Discontinued operations .........................................           8.03               1.40               (1.52)
 Extraordinary item ..............................................          (0.10)              --                  --
                                                                        ---------          ---------          ----------
   Diluted net income per share ..................................         $11.12              $3.95               $0.25
                                                                        =========          =========          ==========
   Weighted average number of common shares outstanding and
common share equivalents .........................................      7,345,045          9,891,631          10,132,174
                                                                        =========          =========          ==========


         See accompanying notes to consolidated financial statements.


                      INSILCO CORPORATION AND SUBSIDIARIES
           Consolidated Statement of Stockholders' Equity (Deficit)
             For the Years Ended December 31, 1997, 1996 and 1995
                                (In thousands)


                                                                                                                      Total
                                         Common                    Additional                      Cumulative     Stockholder's
                                       Stock Par      Treasury       Paid-in      Accumulated     Translation         Equity
                                      Value $.001       Stock        Capital        Deficit        Adjustment       (Deficit)
                                      -----------       -----        -------        -------        ----------       ---------
Balance at December 31, 1994              $    10     $     --      $  65,282      $  (78,743)    $        --      $    (13,451)
 Net income.......................             --           --             --           2,575              --             2,575
 Shares issued upon exercise of
   stock options..................             --           --            226              --              --               226
 Purchase of treasury stock.......             --       (6,813)            --              --              --            (6,813)
 Tax benefit from reduction of
   valuation allowance for
   deferred tax assets............             --           --          1,612              --              --             1,612
 Tax benefit from exercise of                  --           --             72              --              --                72
stock options.....................
                                          -------     ------        ---------      ----------     ---------        ------------
Balance at December 31, 1995......             10       (6,813)        67,192         (76,168)             --           (15,779)
 Net income.......................             --           --             --          39,053              --            39,053
 Tax benefit from reduction of
valuation allowance for
deferred tax assets...............             --           --         10,237              --              --            10,237
 Purchase of treasury stock.......             --       (3,932)            --              --              --            (3,932)
 Restricted stock.................             --           --          3,300              --              --             3,300
 Shares issued upon exercise of
   stock options..................             --           --          1,071              --              --             1,071
 Reserved shares .................             --           --           (706)             --              --              (706)
 Tax benefit from exercise of
   stock options..................             --           --            402              --              --               402
 Foreign currency translation                  --           --             --              --            (244)             (244)
adjustment........................
                                          -------     ------        ---------      ----------     ---------        ------------
Balance at December 31, 1996......             10      (10,745)        81,496         (37,115)           (244)           33,402
 Net income.......................             --           --             --          81,644              --            81,644
 Repurchase of shares.............             (5)          --        (92,710)       (127,285)             --          (220,000)
 Costs of Tender Offer............             --           --           (889)             --              --              (889)
 Purchase of treasury stock.......             --       (5,523)            --              --              --            (5,523)
 Restricted stock.................             --           --            571              --              --               571
 Shares issued upon exercise of
stock options.....................             --           --          8,255              --              --             8,255
 Tax benefit from exercise of
stock options ....................             --           --          3,277              --              --             3,277
 Foreign currency translation                  --           --             --              --          (3,065)           (3,065)
adjustment........................
                                          -------     ------        ---------      ----------     ---------        ------------
Balance at December 31, 1997......        $     5     $(16,268)     $      --      $  (82,756)    $    (3,309)     $   (102,328)
                                          =======     ========      =======        ==========     ===========      ============



                      INSILCO CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                 Years Ended December 31, 1997, 1996 and 1995
                                (In thousands)

                                                                                             1997           1996          1995
                                                                                          ----------     ---------     ---------
Cash flows from operating activities:
 Net income ..........................................................................   $    81,644   $    39,053    $    2,575
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .....................................................        18,377        15,357        45,524
   Deferred tax expense ..............................................................        11,679        11,667        13,868
   Other noncash charges and credits .................................................          (127)       (4,904)       (6,143)
 Changes in operating assets and liabilities:
   Receivables .......................................................................        (1,297)       (3,370)         (439)
   Inventories .......................................................................        (3,304)          791        (1,212)
   Payables and other ................................................................        12,515           958       (10,077)
   Other long-term liabilities .......................................................        (2,344)       (2,329)       (3,463)
   Discontinued operations:
     Gain on disposal of Office Products Business ....................................       (95,001)       (2,493)           --
     Deferred tax expense ............................................................        25,687        (1,651)       (1,207)
     Depreciation ....................................................................           194         1,474         1,406
     Change in operating assets and liabilities ......................................        (2,512)          870        (3,088)
                                                                                         -----------   -----------    ----------
   Net cash provided by operating activities .........................................        45,511        55,423        37,744
                                                                                         -----------   -----------    ----------
Cash flows from investing activities:
 Proceeds from divestitures, net .....................................................       112,610        21,818            --
 Other investing activities ..........................................................         6,190         8,704         7,481
 Capital expenditures ................................................................       (23,583)      (20,009)      (20,190)
 Discontinued operations .............................................................            --        (2,570)       (1,969)
 Acquisitions of businesses, net of cash acquired ....................................            --       (37,726)
                                                                                         -----------   -----------    ----------
   Net cash provided by (used in) investing activities ...............................        95,217       (29,783)      (14,678)
                                                                                         -----------   -----------    ----------
Cash flows from financing activities:
 Repurchase of shares ................................................................      (220,000)           --            --
 Retirement of long-term debt ........................................................      (117,246)      (26,330)      (12,926)
 Debt issuance and Tender Offer costs ................................................       (10,689)           --            --
 Payment of prepetition liabilities ..................................................        (2,811)       (2,862)       (2,949)
 Purchase of treasury stock ..........................................................        (1,887)       (3,932)       (6,813)
 Proceeds from sale of subordinated notes ............................................       150,000            --            --
 Proceeds from debt borrowings .......................................................        64,759            --           600
 Proceeds from sale of stock .........................................................         4,618         1,071           226
                                                                                         -----------   -----------    ----------
   Net cash used in financing activities .............................................      (133,256)      (32,053)      (21,862)
                                                                                         -----------   -----------    ----------
Effect of exchange rate changes on cash ..............................................          (302)           --            --
                                                                                         -----------   -----------    ----------
   Net increase (decrease) in cash and cash equivalents...............................         7,170        (6,413)        1,204
Cash and cash equivalents at beginning of period .....................................         3,481         9,894         8,690
                                                                                         -----------   -----------    ----------
Cash and cash equivalents at end of period ...........................................   $    10,651   $     3,481    $    9,894
                                                                                         ===========   ===========    ==========
Supplemental information - cash paid for:
 Interest, net of capitalized amount .................................................   $    13,305   $    17,820    $   18,199
                                                                                         ===========   ===========    ==========
 Income taxes ........................................................................   $     7,062   $     2,081    $    2,407
                                                                                         ===========   ===========    ==========


         See accompanying notes to consolidated financial statements.


                     INSILCO CORPORATION AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                       December 31, 1997, 1996 and 1995

(1) Summary of Significant Accounting Policies

               (a) Principles of Consolidation

               The consolidated financial statements include the financial statements of Insilco Corporation (the "Company") and its wholly owned subsidiaries. The Company's investments in companies for which the Company does not have operational control are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

               (b) Pro Forma Results of Operations

               During 1996, the Company entered into two acquisition transactions (See Note 3). In addition, during 1997, the Company completed a self tender and share repurchase of approximately 59% of its outstanding shares (See Note 11) partially with the proceeds from the divestiture of its traditional office products business (See Note 2) and partially through the issuance of subordinated notes and refinancing of its bank credit agreement (See Note 8). These transactions affect the understanding of the Company's financial position, results of operations and cash flows for 1997 compared to prior periods. As a result of these transactions, the Company has presented pro forma results of operations for 1997 and 1996 as if all of these transactions except the divestiture of the Office Products Business (which is being accounted for as a discontinued operation) occurred at the beginning of the respective periods in Note 20.

               (c) Cash Equivalents

               Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

               (d) Trade Receivables

               Trade receivables are presented net of allowances for doubtful accounts and sales returns of $2,132,000 and $4,978,000 at December 31, 1997 and 1996, respectively.

               (e) Inventories

               Inventories are valued at the lower of cost or market. Cost is generally determined using the first-in, first-out cost method.

               (f) Property, Plant and Equipment

               Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated on the straight-line method over the assets' estimated useful lives which is 25 years for new buildings, 9 years for machinery and equipment and ranges from 3 to 7 years for other property, plant and equipment.

               (g) "Fresh Start" Accounting and Reorganization Goodwill

                On March 31, 1993, the Company adopted the "fresh start" accounting principles prescribed by the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization accounting principles required the Company to value its assets and liabilities at fair values and eliminate its accumulated deficit.

               Reorganization Goodwill consisted of the excess of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets on March 31, 1993 and was amortized over a three year period. Reorganization Goodwill was fully amortized at December 31, 1995.

               (h) Deferred Financing Costs

               Deferred financing costs are being amortized using the effective interest method over the life of the related debt.

               (i) Goodwill

               Goodwill represents the excess of cost of net assets acquired in business combinations over their fair values. It is amortized on a straight-line basis over estimated periods to be benefitted (not exceeding 40 years). Goodwill is periodically reviewed for impairment based upon an assessment of future operations to insure it is appropriately valued.

               (j) Interest Rate Hedges

               The Company periodically uses interest rate hedges to limit its exposure to the interest rate risk associated with its floating rate long-term bank debt. Unamortized premium related to purchased interest rate caps is included in other assets in the balance sheet and is amortized using the interest method over the life of the related agreements. Amounts received under cap agreements and net amounts received (or paid) under swap agreements are recorded as a reduction (addition) to interest expense.

               (k) Environmental Remediation and Compliance

               Environmental remediation and compliance expenditures are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities are recorded when it is probable the obligations have been incurred and the amounts can be reasonably estimated.

               (l) Fair Value of Financial Instruments

               Fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate book value at December 31, 1997. Fair value of debt is based upon market value, if traded, or discounted at the estimated rate the Company would incur currently on similar debt (See Note 9).

               (m) Income Taxes

               Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

               (n) Earnings Per Share

               In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS 128"), "Earnings per Share", which simplifies the computation of earnings per share ("EPS"). SFAS 128 is effective for financial statements issued for periods after December 15, 1997. All prior period earnings per share amounts have been restated to conform with SFAS 128 requirements. Under SFAS 128, the Company computes two earnings per share amounts - basic EPS and EPS assuming dilution. Basic EPS is calculated based on the weighted average number of shares of common stock outstanding for the period. EPS assuming dilution is based on the weighted average number of shares of common stock outstanding for the period, including common stock equivalents which reflect the dilutive effect of stock options granted to employees and directors.

               (o) Estimates

               In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying actual results may ultimately differ from those estimates.

               (p) Reclassifications

               Certain 1996 and 1995 amounts have been reclassified to conform with 1997 presentation.

               (q) Accounting Standards

               In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement No. 131 (''SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and most other non-owner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. In addition, in February 1998, the FASB issued Statement No. 132 (''SFAS 132"), "Employers' Disclosures About Pensions and Other Post-retirement Benefits". concerning employer disclosure about pension plans and other post-retirement benefits. SFAS 130, SFAS 131 and SFAS 132 are effective for 1998. These statements expand or modify disclosures and will have no impact on the Company's financial position, results of operations or cash flows.

(2) Discontinued Operations

               On March 5, 1997, the Company completed the sale of its Office Products Business within the Office Products/Specialty Publishing Group with the divestiture of its traditional office products business (the "Rolodex Business") for $112,610,000, net of transaction costs, resulting in a gain of $57,788,000, net of taxes of $37,213,000. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business, Curtis Manufacturing Co., Inc. ("Curtis"). The proceeds from these sales aggregated $21,818,000. (See Note 20 for unaudited pro forma financial information with respect to these divestitures).

               On July 7, 1998, the Company amended its Form 10-K to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1997, 1996, and 1995 were $10,797,000, $80,069,000 and $111,697,000, respectively.
At December 31, 1996, the current and non-current net assets of the Office Products Business were $6,531,000 and $8,934,000, respectively.

(3) Acquisitions

               In 1996, the Company acquired Great Lake, Inc. ("Great Lake"), which serves the automotive, heavy truck and industrial manufacturing radiator replacement market and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business") for approximately $37,726,000 including transaction fees and expenses. The Lingemann transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based Helima-Helvetio International, Inc. This cash transaction was financed principally from borrowings under the Company's prior bank credit agreement (See Note 8).

               These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the period subsequent to their acquisition dates. (See Note 20 for pro forma results). The fair value of the assets acquired totaled $47,478,000 and the liabilities assumed totaled $9,752,000.

(4) Inventories

               A summary of inventories at December 31 follows (in thousands):

                                            1997         1996
                                           -------      -------
Raw materials and supplies ..........      $25,396      $27,677
Work in process .....................       23,427       25,570
Finished goods ......................       11,895       13,138
                                           -------      -------
                                           $60,718      $66,385
                                           =======      =======

(5) Property, Plant and Equipment

      A summary of property, plant and equipment at December 31 follows (in thousands):

                                              1997           1996
                                            --------       --------
Land .................................      $  6,267       $  6,310
Buildings ............................        33,718         32,772
Machinery and equipment ..............       137,310        125,211
                                            --------       --------
                                             177,295        164,293
  Less accumulated depreciation ......       (63,324)       (49,914)
                                            --------       --------
                                            $113,971       $114,379
                                            ========       ========

(6) Other Assets

      A summary of other assets at December 31 follows (in thousands):

                                                    1997         1996
                                                   ------       -------
Goodwill, net ...............................      $13,408      $13,659
Equity investment in Thermalex ..............        9,736        8,550
Deferred financing costs ....................        9,246        1,666
Cash surrender value of life insurance ......        4,636        5,635
Other .......................................        5,574       11,461
                                                   -------      -------
                                                   $42,600      $40,971
                                                   =======      =======

               Thermalex, Inc. ("Thermalex") is a joint venture, formed in 1985 between the Company's Thermal Components Division and Mitsubishi Aluminum, Ltd., which sells aluminum extruded products to the automobile industry. The Company received $1,461,000 and $3,400,000 of dividend distributions from Thermalex in 1997 and 1996, respectively.

               Sales for Thermalex for the years ended December 31, 1997, 1996 and 1995 were $47,152,000, $48,057,000 and $44,839,000, respectively. Net income for the years ended December 31, 1997, 1996 and 1995 was $5,294,000, $5,844,000 and $4,670,000, respectively. Total assets were $36,348,000 and $28,629,000 at December 31, 1997 and 1996, respectively. Stockholders' equity was $19,475,000 and $17,102,000 at December 31, 1997 and 1996, respectively.

(7) Accrued Expenses and Other

               A summary of accrued expenses and other at December 31 follows (in thousands):


                                                         1997         1996
                                                        ------       -------
Salaries and wages payable ......................      $ 9,445      $ 9,838
Accrued interest payable ........................        8,038        3,113
Current portion of the long term obligations ....        5,393        6,661
Accrued taxes payable ...........................        1,112          116
Pension .........................................        5,523        5,682
Other accrued expenses ..........................       14,242       22,909
                                                       -------      -------
                                                       $43,753      $48,319
                                                       =======      =======

(8) Long-term Debt

      A summary of long-term debt at December 31 follows (in thousands):

                                              1997           1996
                                             --------      ----------
Subordinated notes ....................      $150,000             --
Bank revolving credit facility ........        87,500         41,300
Alternative currency borrowings .......        18,348             --
Bank term loan ........................            --        116,677
Miscellaneous .........................         1,895          3,065
                                             --------       --------
                                              257,743        161,042
Less current portion ..................        (1,684)       (24,272)
                                             --------       --------
                                             $256,059       $136,770
                                             ========       ========

               On July 3,1997, the Company refinanced its existing debt under a new six year $200 million amended and restated credit agreement with a bank group consisting of Citicorp USA, Inc., Goldman Sachs Credit Partners L.P., (an affiliate of the Company's principal stockholder) and First National Bank of Chicago (the "Bank Credit Agreement"). The Bank Credit Agreement provides for a $200 million revolving credit facility with a $50 million sublimit for issuance of letters of credit ($9.0 million outstanding at December 31, 1997) and a $50 million sublimit for alternative currency borrowings. The $200 million revolving credit facility is permanently reduced by $20 million per year beginning July 2000 through July 2002. The bank loans and letters of credit bear interest at various floating rates, which approximate the one to six month LIBOR rates plus 1.25% (such LIBOR rates approximated 5.72% to 5.84% at December 31, 1997) subject to performance versus a leverage ratio. The revolving credit facility will terminate and all amounts outstanding, if any, will be due on July 8,2003. Annual commitment fees consist of 0.3% of the average daily unused commitment.

               As of December 31, 1997, under the sublimit for alternative currency borrowings, the Company had borrowed $18.3 million (33.0 million Deutsche Marks). The Company's alternative currency borrowing is designed to hedge the Company's net investment in its German operations. The change, if any, to the net investment as a result of foreign currency fluctuations is included in stockholders' equity as a foreign currency translation adjustment. The alternative currency borrowing is denominated in German Deutsche Marks and bears interest based on one to six month German LIBOR rates plus 1.25% (such LIBOR rates approximated 3.53% to 3.75% at December 31, 1997).

               The Bank Credit Agreement is guaranteed on a joint and several basis by the Company's material directly and indirectly wholly owned subsidiaries (the "Guarantors") and has been secured by substantially all assets of the Guarantors. The Bank Credit Agreement contains certain financial and other covenants usual and customary for a secured credit agreement. The Company was in compliance with these covenants as of December 31, 1997.

               In 1997, proceeds from the Bank Credit Agreement were used to prepay amounts outstanding under the prior bank credit agreement. As a result of the prepayment, the Company recorded an extraordinary charge of $728,000 (net of a tax benefit of $465,000) due to expensing the related unamortized debt financing costs.

               On August 12, 1997, the Company completed the issuance of $150,000,000 of 10.25% senior subordinated notes (the "Notes"). Interest is payable semi-annually, with a maturity date of August 15, 2007.

               The Company may redeem the Notes, in whole or in part, upon certain conditions, at any time on or after August 15, 2002 and prior to maturity. The Notes have certain covenants that have restrictions on dividends and distributions. Upon a change of control, holders of the Notes may require the Company to purchase all or a portion of the Notes at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest, if any.

(9) Fair Value of Financial Instruments

               The estimated fair value at December 31 of financial instruments, other than current assets and liabilities, follow (in thousands):

                                                         1997                            1996
                                              --------------------------      ---------------------------
                                                              Estimated                        Estimated
                                              Book Value      Fair Value      Book Value       Fair Value
                                              ----------      ----------      ----------       ----------
Debt:
 Subordinated notes .....................        $150,000        $154,500              --               --
 Bank revolving credit facility .........         105,848         105,848          41,300           41,300
 Bank term loan .........................              --              --         116,677          116,677
 Miscellaneous ..........................           1,895           1,895           3,065            3,065
                                                 --------        --------        --------         --------
                                                 $257,743        $262,243        $161,042         $161,042
                                                 ========        ========        ========         ========
Hedges:
 Interest rate (asset) ..................              --            $423           $(163)          $1,281
                                                 ========        ========        ========         ========



               At December 31, 1997, the Company's only interest rate hedge consisted of a swap agreement which fixed the interest rate on $45,000,000 (from 5/30/95 to 5/30/98) of borrowings at 8.99%.

               The Company is exposed to market risk for changes in interest rates, but has no off-balance sheet risk of accounting loss. The Company manages exposure to counterparty credit risk by entering into such transactions with major financial institutions that are expected to perform under the terms of such agreements.

(10) Other Long-Term Liabilities

               A summary of other long-term liabilities at December 31 follows (in thousands):

                                                              1997       1996
                                                           --------    --------
Post-retirement benefits, other than pensions (Note 12)..   $22,191    $22,112
Prepetition and other tax liabilities ...................    15,762     16,722
Environmental liabilities ...............................     8,625      9,208
Deferred compensation and other .........................     2,217      2,775
                                                            -------    -------
                                                             48,795     50,817
                                                            -------    -------
Less current portion ....................................    (5,393)    (6,661)
                                                            $43,402    $44,156
                                                            =======    =======


               Prepetition and other tax liabilities

               On April 1, 1993, the Company and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to a plan of reorganization (the "Plan of Reorganization"). The Chapter 11 cases were commenced on January 13,1991 (the "Petition Date"). The Company entered into an agreement with the Internal Revenue Service
("IRS") settling Federal income tax claims filed in the Chapter 11 cases for open taxable years through 1990. In addition to this agreement, the tax liabilities include Prepetition state tax claim settlements, negotiated payment terms on certain foreign Prepetition tax liabilities, and an estimate of the Company's obligation for curative action required by the IRS to cure certain operational defects in one of the Company's defined contribution plans.

               Environmental liabilities

               The Company's operations are subject to extensive Federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. The Company has a program for monitoring its compliance with applicable environmental regulations, the interpretation of which often is subjective. This program includes, but is not limited to, regular reviews of the Company operations' obligations to comply with environmental laws and regulations in order to determine the adequacy of the recorded liability for remediation activities.

               The environmental liabilities included in other long-term obligations represent the estimate of cash obligations that will be required in future years for these environmental remediation activities. The Company has estimated the exposure and accrued liability to be approximately $8,625,000 relating to these environmental matters at December 31, 1997. These liabilities are undiscounted and do not assume any possible recoveries from insurance coverage or claims which the Company may have against third parties. The estimate is based upon in-house engineering expertise and the professional services of outside consulting and engineering firms. Because of uncertainty associated with the estimation of these liabilities and potential regulatory changes, it is reasonably possible that these estimated liabilities could change in the near term but it is not expected that the effect of any such change would be material to the consolidated financial statements in the near term.

(11) Stockholders' Equity (Deficit)

               The Company's authorized capital stock consists of 15,000,000 shares of common stock. Each share entitles its holder to one vote on matters submitted to stockholders. At December 31, 1997 and 1996, the issued shares of common stock included 67,483 and 163,557 shares of common stock, respectively, available to satisfy Prepetition claims.

               On July 10, 1997, the Company, using the proceeds from the sale of the Rolodex Business, purchased (i) 2,805,194 shares from Water Street Corporate Recovery Fund I, LP. ("Water Street") (the Company's largest stockholder which is an investment partnership of which Goldman, Sachs & Co. is the general partner) at $38.50 per share in cash for an aggregate purchase price of $107,999,969 and (ii) 51,948 shares from Robert L. Smialek, the President and Chairman of the Board of the Company, at $38.50 per share in cash, for an aggregate purchase price of $1,999,998.On August 12, 1997, the Company completed a tender offer (the "Tender Offer"), pursuant to which it purchased 2,857,142 shares at a price of $38.50 per share in cash. At the completion of the Tender Offer, the number of outstanding shares were reduced to approximately 4.1 million.

               The Company repurchased 97,500 shares of its common stock during 1996 at prices ranging from $30.60 to $36.125 under the $15,000,000 stock buyback program approved by the Company's Board of Directors on July 26, 1995. During the last half of 1995, the Company had repurchased 197,500 shares of its common stock at prices ranging from $32.375 to $36.875 under the stock buyback program.

               Water Street, an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner, is the Company's principal stockholder, owning approximately 45% of the Company's outstanding shares of common stock.

(12) Pension Plans and Post-retirement Benefits

               Pension Plans

               The Company has defined benefit pension plans covering certain of its employees. The benefits under these plans are based primarily on employees' years of service and compensation near retirement. The Company's funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of equity investments, government obligations and corporate debt securities. The Company also contributes to various multi-employer plans sponsored by bargaining units for its union employees.

               A summary of the plans' funded status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):


                                                                          1997                                1996
                                                            -------------------------------     -------------------------------
                                                            Assets Exceed      Accumulated      Assets Exceed      Accumulated
                                                             Accumulated         Benefits        Accumulated         Benefits
                                                               Benefits       Exceed Assets        Benefits       Exceed Assets
                                                            -------------     -------------     -------------     -------------
Plan assets at fair value ..............................          $86,888           $11,086           $81,025           $11,467
Actuarial present value of benefit obligations:
 Vested benefits .......................................           69,088            14,122            62,230            14,078
 Nonvested benefits ....................................            1,217               698               906               606
                                                                  -------           -------           -------           -------
Accumulated obligation .................................           70,305            14,820            63,136            14,684
Benefits attributable to future compensation increases .            5,177               666             2,504               549
                                                                  -------           -------           -------           -------
Projected benefit obligations ..........................           75,482            15,486            65,640            15,233
                                                                  -------           -------           -------           -------
Plan assets less projected benefit obligation ..........           11,406            (4,400)           15,385            (3,766)
Unrecognized losses (gains) ............................          (13,072)             (323)          (17,227)             (550)
Unrecognized prior service costs .......................           (1,188)            2,054            (1,260)            1,736
                                                                  -------           -------           -------           -------
 Pension liability .....................................          $(2,854)          $(2,669)          $(3,102)          $(2,580)
                                                                  =======           =======           =======           =======


       The components of pension cost follow (in thousands):

                                         1997         1996         1995
                                        -------      -------      --------
Service cost .....................     $  2,320     $  2,113     $ $1,620
Interest cost ....................        5,639        5,794        9,949
Actual return on assets ..........      (14,689)      (6,565)      (9,993)
Net amortization and deferral ....        7,741          (44)         118
                                       --------     --------     --------
Net pension cost .................     $  1,011     $  1,298     $  1,694
                                       ========     ========     ========

               In addition, the Company recognized pension costs of $597,000 in 1997, $880,000 in 1996 and $580,000 in 1995 related to contributions to multi-employer plans.

               In the fourth quarter of 1995, the Company adopted a lump sum settlement feature for retirees and certain vested plan participants which resulted in the settlement of more than $42,000,000 in pension obligations. The Company recorded a gain on the settlement of $4,300,000 in the fourth quarter of 1995.

               The assumptions used in accounting for the pension plans as of December 31 follow:


                                                       1997       1996
                                                       ----       ----
Discount rates ...................................     7.25%      7.75%
Rates of increase in compensation levels .........     4.50%      4.50%
Expected long-term rate of return on assets ......     9.00%      9.00%


               In addition to the defined benefit plans described above, the Company sponsors a qualified defined contribution 401(k) plan, which covers substantially all non-union employees of the Company and its subsidiaries, and which covers union employees at one of the Company's subsidiaries. The Company matches 50% of non-union participants' voluntary contributions up to a maximum of 3% of the participant's compensation. The Company's expense was approximately $819,000 in 1997, $738,000 in 1996 and $666,000 in 1995.

               Post-retirement benefits, other than pensions

               The Company maintains nine post-retirement health care and life insurance benefit plans, four of which cover approximately 500 present retirees (the "Retiree Plans") and five of which cover certain retirees and current employees of four operating units (the "Open Plans"). The Company pays benefits under the plans when due and does not fund its plan obligations as they accrue. The Company's accrued post-retirement benefit cost is attributable to the Retiree Plans and one of the Open Plans, in which approximately 100 retirees and 300 current employees were participants. It has been assumed that plan participant contributions, if any, under these five plans will increase as a result of increases in medical costs. The other Open Plans have been, and are assumed will continue to be, fully self-funded by their participants.

               During 1996, the Company amended its Retiree Plans and the one Open Plan to limit the Company's contributions and to adopt a cost-sharing method based upon a retiree's years of service. As a result, the accumulated post-retirement benefit obligation for these retiree health care plans was reduced by approximately $3.4 million.

               The components of net periodic post-retirement benefit cost follow (in thousands):

                                            1997         1996         1995
                                           -------      -------      -------
Service cost .........................     $   400      $   492      $   503
Interest cost ........................       1,099        1,154        1,401
Amortization of prior service cost ...        (437)        (365)        (145)
                                           -------      -------      -------
                                           $ 1,062      $ 1,281      $ 1,759
                                           =======      =======      =======

      A summary of the plans' status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                         1997         1996
                                                       --------     --------
Accumulated post-retirement benefit obligations:
 Retirees ........................................     $  8,421     $  7,828
 Other fully eligible plan participants ..........        2,616        2,302
 Other active plan participants ..................        5,811        4,440
                                                       --------     --------
   Total .........................................       16,848       14,570
                                                       --------     --------
Prior service cost ...............................        4,425        4,777
Unrecognized net gain ............................          918        2,765
                                                       --------     --------
   Accrued post-retirement benefit costs .........     $ 22,191     $ 22,112
                                                       ========     ========

               At December 31, 1997 and 1996, the weighted-average discount rates used in determining the accumulated post-retirement benefit obligation were 7.25% and 7.75%, respectively. The recorded health care cost trend rate assumed in measuring the accumulated post-retirement benefit obligation was 8% in 1998, declining to an ultimate rate of 5% in 2010 and thereafter. If these trend rate assumptions were increased by 1%, the accumulated post-retirement benefits obligation would increase by approximately 16% ($2,751,000). The effect of this change on the sum of service cost and interest cost components of the net periodic post-retirement benefit cost for the year ending December 31, 1997 would be an increase of approximately 21% ($320,000).

(13) Stock-Based Compensation Plans

               The Company's 1993 Long-term Incentive Plan (the "Incentive Plan"), as amended, and the 1993 Nonemployee Director Stock Incentive Plan (the "Director Plan") provides for the issuance of no more than 2,000,000 and 360,000, respectively, shares of common stock to eligible employees and nonemployee directors. As of December 31, 1997, the shares available for future awards under the Incentive Plan and the Director Plan have been reduced to 694,136, and 146,664, due to stock options and restricted stock awards granted since the inception of the plans.

               Stock Options

               Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the "APB Opinion No. 25" method whereby no compensation cost is recognized upon grant if certain conditions are met. The Company is continuing to account for its stock-based compensation under APB Opinion No. 25. However, pro forma disclosures as if the Company had adopted the cost recognition requirements under SFAS 123 are presented below.

               Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted in 1997, 1996 and 1995 under SFAS 123, the Company's net income and earnings per share would have approximated the pro forma amounts below:

                                                 1997       1996       1995
                                                 ----       ----       ----
Net income ...................  As reported     $81,644    $39,053    $2,575
                                   Pro forma     81,069     38,748     2,562
Basic earnings per share .....  As reported      11.34      4.10       0.26
                                   Pro forma     11.26      4.07       0.26
Diluted earnings per share ...   As reported     11.12      3.95       0.25
                                   Pro forma     11.06      3.92       0.25

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to grants prior to 1995, and additional awards in the future are anticipated.

      A summary of the options granted follows:

                                                                Weighted
                                               Number of         Average
                                                 Shares           Price
                                              -----------     -----------
Options outstanding December 31, 1994 ....    1,092,168       $  21.84
 Granted .................................       12,850          32.30
 Forfeited ...............................      (28,369)         21.03
 Exercised ...............................      (12,646)         15.39
                                              ---------
Options outstanding December 31, 1995 ....    1,064,003          22.07
 Granted .................................      102,900          34.82
 Forfeited ...............................      (36,670)         26.69
 Exercised ...............................      (59,668)         17.95
                                              ---------
Options outstanding December 31, 1996 ....    1,070,565          23.36
 Granted .................................      151,500          36.87
 Forfeited ...............................      (30,938)         24.79
 Exercised ...............................     (450,860)         18.27
                                              ---------
Options outstanding December 31, 1997 ....      740,267          29.17
                                              =========
Options exercisable at December 31:.......
 1995.....................................      471,614          20.87
 1996.....................................      682,681          21.45
 1997 ....................................      421,033          27.18

               At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options follow:

                                                   Options Outstanding                                Options Exercisable
                            --------------------------------------------------------------      ------------------------------
                                                          Weighted                                  Number          Weighted
                                                          Average              Weighted         Exercisable at      Average
                            Number Outstanding at        Remaining              Average          December 31,       Exercise
Range of Exercise Prices      December 31, 1997       Contractual life      Exercise Price           1997            Price
-------------------------   ----------------------    ----------------      --------------      ---------------    ----------
$15.00-20.00............              148,255              2.6                   $16.33               92,255          $15.92
 25.01-30.00............              355,779              2.3                    29.91              299,079           29.89
 30.01-35.00............               90,168              7.9                    34.66               26,968           34.64
 35.01-39.00............              146,065              4.7                    37.03                2,731           37.58
                                      -------                                                        -------
                                      740,267                                                        421,033
                                      =======                                                        =======

               The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $13.87, $19.20 and $18.58, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1997 - expected dividend yield 0.0%, risk-free interest rate of 5.57%, and an expected life of
4.14 years.

Restricted Stock

               The awards of restricted common stock to employees and directors has been contingent upon the participants maintaining certain investments in the Company's common stock and the restrictions on the awards lapse only if: (1) the market value of the Company's common stock attains targeted levels during a specified period; and, (2) generally only after the participants complete a required service period. The compensation expense associated with the restricted stock awards is recorded over the employee service period if it is determined probable that the restrictions based upon attaining the probable targets will lapse. The compensation expense was $397,000, $465,000 and $1,290,000 in 1997, 1996, and 1995, respectively. As of
December 31, 1997, awards of 70,324 shares are subject to the restrictions and will be forfeited if the restrictions are not met prior to August 2000.

(14) Income Tax Expense

               The components of total income taxes and a reconciliation of total income taxes to the actual income tax obligation follow (in thousands):

                                                                             1997          1996          1995
                                                                           --------      --------      --------
Total income taxes:
From continuing operations before extraordinary item:
 Current:
   Federal ...........................................................     $    588      $    563      $    620
   State and local ...................................................          515           745         1,000
   Foreign ...........................................................          622           297           364
                                                                           --------      --------      --------
                                                                              1,725         1,605         1,984
                                                                           --------      --------      --------
 Deferred:
   Federal ...........................................................       10,203        10,033        13,840
   State and local ...................................................          988           882           870
   Foreign ...........................................................          488           752            -
                                                                           --------      --------      --------
                                                                             11,679        11,667        14,710
                                                                           --------      --------      --------
   Total from continuing operations before extraordinary item ........       13,404        13,272        16,694
Discontinued operations ..............................................       38,250          (462)         (495)
Extraordinary item ...................................................         (465)            -             -
Stockholders' equity .................................................       (3,277)         (402)          (72)
                                                                           --------      --------      --------
   Total income taxes ................................................       47,912        12,408        16,127
Noncash allocations:
 Deferred income taxes - continuing operations .......................      (11,679)      (11,667)      (13,868)
 Deferred income taxes - discontinued operations .....................      (25,687)        1,651         1,207
 Charges in lieu of taxes ............................................           -             -           (842)
                                                                           --------      --------      --------
   Actual income tax obligations .....................................     $ 10,546      $  2,392      $  2,624
                                                                           ========      ========      ========

      In accordance with the Reorganization SOP, pre-reorganization deferred tax assets not previously recognized on the balance sheet are recorded as a reduction to Reorganization Goodwill (until reduced to zero and then as an addition to paid-in capital) when realized and are presented as "charges in lieu of taxes."

      Pretax income from continuing operations by domestic and foreign source follows (in thousands):

                         1997         1996         1995
                      ---------     ---------    ---------
Domestic .........      $33,577       $34,606      $31,275
Foreign ..........        3,241         3,879        3,425
                        -------       -------      -------
                        $36,818       $38,485      $34,700
                        =======       =======      =======


      Income tax expense attributable to income from continuing operations differs from the amount computed by applying the Federal statutory rate to pretax income due to the following (in thousands):

                                           1997          1996          1995
                                          -------       -------       -------
Computed "expected" tax expense ....      $12,886       $13,470       $12,145
State and local taxes ..............        1,323         1,422         1,582
Equity in earnings of affiliates ...         (733)         (818)         (817)
Foreign tax rate differential ......         (373)         (296)         (651)
Goodwill amortization ..............           20            22         5,672
Other, net .........................          281          (102)         (870)
Valuation allowance ................          --           (426)         (367)
                                          -------       -------       -------
Income tax expense .................      $13,404       $13,272       $16,694
                                          =======       =======       =======


      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in thousands):

                                                       1997          1996
                                                     --------      --------
Deferred tax assets:
 Net operating loss carryforwards ..............     $  9,526      $ 38,783
 Accrued liabilities ...........................       13,882        18,474
 Pension and other post-retirement benefits ....       11,026        11,105
 Alternative Minimum Tax Credit ................        7,965         1,872
 Capital loss carryforwards ....................           --         8,812
 Other.........................................         1,127         2,537
                                                     --------      --------
   Total gross deferred tax assets .............       43,526        81,583
     Less valuation allowance ..................      (29,870)      (34,116)
                                                     --------      --------
                                                       13,656        47,467
Deferred tax liabilities:
Plant and equipment ............................      (11,472)       (9,199)
Other ..........................................         (853)         (867)
                                                     --------      --------
Total gross deferred tax liabilities ...........      (12,325)      (10,066)
                                                     --------      --------
Net deferred tax asset..........................     $  1,331      $ 37,401
                                                     ========      ========

               The net reduction in the valuation allowance for deferred tax assets for the years ended December 31, 1997, 1996, and 1995 was $4,246,000, $10,836,000 and $7,623,000, respectively, which primarily resulted from the reduction of the deferred tax assets in 1997 and the recognition of additional deferred tax assets and the expiration of capital loss carryforwards in 1996 and 1995. During the fourth quarters of 1996 and 1995, deferred tax assets of $10,663,000 and $9,180,000, respectively, were recognized because it was concluded that it was more likely than not that additional deferred tax assets would be realized in future years following an evaluation of the actual 1994, 1995 and 1996 taxable income and projections of future taxable income. In 1996, the projections included an assessment of the impact of the decision to pursue a sale of the Rolodex Business (completed in March 1997) on future taxable income. Accordingly, the recognition of a pre-reorganization deferred tax asset of $7,201,000 in 1995 was recorded as a reduction to Reorganization Goodwill, $10,237,000 and $1,612,000, in 1996 and 1995 respectively, was recorded as an increase to paid-in capital and $426,000 and $367,000 was recorded as a component of deferred income tax benefit in 1996 and 1995, respectively.

               Recognition, if any, of tax benefits subsequent to December 31, 1997 relating to unrecognized deferred tax assets are expected to be allocated to the consolidated statements of operations and additional paid-in capital in the amounts of $17,676,000 and $12,194,000, respectively. At December 31, 1997, the Company had Federal net operating loss carryforwards of approximately $16,682,000 which begin to expire in 2008.

               The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The IRS is presently examining the consolidated Federal income tax returns for 1991 through 1996. Management believes that the ultimate outcome of this examination will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

(15) Other Income and Nonrecurring Charges

               Other income for 1996 included a favorable adjustment of $2,200,000 related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income for 1995 included favorable adjustments of $3,600,000 related to the Company's environmental liabilities following a review of its liabilities from previously divested operations, $1,494,000 related to the resolutions of several legal disputes and a $3,973,000 gain on the sale of idle corporate assets.

(16) Related Party Transactions

               During 1997, the Company paid Goldman Sachs $1,996,000 in investment banking fees and expenses related to the sale of the Rolodex Business, $2,042,000 of fees in connection with the refinancing and issuance of the Notes and $204,000 for services rendered in connection with the Tender Offer. During 1997, the Company paid Goldman Sachs $3,094,000 in underwriting fees related to the issuance of the Notes.

               As discussed in Note 8, the Company entered into a new bank credit agreement in 1997. Goldman Sachs Credit Partners L.P, an affiliate of Goldman Sachs, had an initial participating interest of $66,667,000 in the Bank Credit Agreement. Goldman Sachs Credit Partners L.P received $583,000 from the agent bank for its portion of the arrangement fee paid by the Company in 1997.

               During 1996, the Company paid Goldman Sachs $1,000,000 in transaction fees in connection with the purchase of Lingemann (See Note 3). In connection with such services, the Company provides for the indemnification of Goldman Sachs against various liabilities, including liabilities under the Federal securities laws.

(17) Commitments and Contingencies

               Rental expense for operating leases totaled $4,283,000, $3,291,000 and $2,468 000 for the years ended December 31, 1997, 1996 and
1995, respectively. These leases primarily relate to production facilities. Rentals received for subleases for operating leases totaled $248,000 in 1997 and none in both 1996 and 1995.

               Future minimum lease payments under contractually noncancellable operating leases (with initial lease terms in excess of one year) for years subsequent to December 31, 1997 are as follows: 1998, $3,774,000; 1999, $2,861,000; 2000, $2,209,000; 2001, $1,596,000; 2002,
$874,000; and thereafter, $1,324,000. Future minimum rentals to be received under noncancellable subleases for years subsequent to December 31, 1997 are as follows: 1998, $260,000; 1999, $260,000; 2000, $260,000; 2001, $22,000; and
thereafter, none.

               The Company is implicated in various claims and legal actions arising in the ordinary course of business. Those claims or liabilities not subject to Bankruptcy Court litigation will be addressed in the ordinary course of business and be paid in cash as expenses are incurred.

               In the opinion of management, the ultimate disposition of the matters discussed above will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(18) Business Segment Information

               The Company manufactures and supplies a diversity of products in three primary business segments. The segments and products are discussed below:

               (a) Automotive Components Group

               The Automotive Components Group is made up of three operating units, Thermal Components Group ("Thermal"), Steel Parts Corporation ("Steel Parts") and Romac Metals ("Romac"). The businesses in this segment manufacture automotive heat exchangers and related tubing, automatic transmission and suspension components and stainless steel tubing, respectively.

               In 1997, the group's sales to the automotive OEM market, aftermarket and non-automotive OEM manufacturers were 46%, 16% and 27% of total sales, respectively, compared to 46%, 19% and 23% of total sales, respectively, in 1996 and 43%, 19% and 22% of total sales, respectively, in 1995.

               Thermal's heat-transfer products have a broad range of applications in motor vehicles, railroad locomotives, construction and other industrial equipment.

               Steel Parts is a manufacturer of close tolerance precision metal stampings for the automotive industry including clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts. Approximately 70%, 70% and 67% of Steel Parts' sales were to one of the "Big 3" domestic automobile manufacturers in 1997, 1996 and 1995, respectively.

               Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing.

               (b) Technologies Group

               The Technologies Group consists of four operating units, Stewart Connector Systems, Inc. ("Stewart Connector"), Signal Transformer Co., Inc. ("Signal"), Stewart Stamping Corporation ("Stewart Stamping"), and Escod Industries ("Escod"). These units manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, precision wiring, main frame computer, automotive and medical equipment markets.

               Stewart Connector designs and manufactures specialized high speed data connector systems for telecommunications, cellular communications and data transmission, including local and wide area networks. Foreign sales accounted for approximately 41% of Stewart Connector's sales in 1997, 40% in 1996 and 43% in 1995. Competition is based principally on price with respect to older product lines and on technology and product features for newer products and to a lesser extent, patent protection.

               Signal manufactures both standard off-the-shelf and custom-made power transformers serving a broad customer base in a variety of industries. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

               Stewart Stamping is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping sells it products to a broad customer base primarily in the U.S. Stewart Stamping traditionally has focused on products that because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

               Escod produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Two telecommunications OEMs together accounted for approximately 68%, 66% and 60% of Escod's total revenues in 1997, 1996 and 1995, respectively.

               (c) Specialty Publishing

               Specialty Publishing consists of Taylor Publishing Company ("Taylor"), a wholly owned subsidiary engaged in yearbook and other specialty publishing.

               Taylor is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 87% of its revenues in each of the last three years. The market for yearbooks is affected more by demographic trends than by business cycles. Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel.

               (d) Allocation of Intangibles

               In accordance with the Reorganization SOP, the Company has allocated Reorganization Goodwill and resulting amortization to its identifiable segments.

               (e) Allocated Corporate Overhead

               Segment operating income (loss) reflects the allocation of corporate overhead.

               Operating information of each business segment, excluding divested subsidiaries, follows (in thousands):


                                                                 1997          1996          1995
                                                               ---------     ---------     ---------
Automotive Components Group
 Sales....................................................    $  231,070     $ 209,722    $  180,251
 Cost of Sales............................................       171,375       156,481       134,673
 Selling, general and administrative expenses.............        23,889        19,389        15,811
 Allocated corporate overhead.............................         3,537         2,981         1,282
 Depreciation and amortization............................         9,199         6,956         4,674
 Amortization of Reorganization Goodwill..................            --            --         3,404
                                                               ---------     ---------     ---------
   Segment operating income...............................     $  23,070     $  23,915     $  20,407
                                                               =========     =========     =========

Technologies Group
 Sales....................................................    $  198,941    $  183,663    $  170,615
 Cost of sales............................................       140,683       127,337       116,253
 Selling, general and administrative expenses.............        25,365        23,190        19,750
 Allocated corporate overhead.............................         3,728         3,152         1,412
 Depreciation and amortization............................         6,159         5,531         5,714
 Amortization of Reorganization Goodwill..................            --            --         7,176
                                                               ---------     ---------     ---------
   Segment operating income...............................     $  23,006     $  24,453     $  20,310
                                                               =========     =========     =========

Specialty Publishing Group
 Sales....................................................     $  98,222     $  99,020     $  98,640
 Cost of sales............................................        58,787        61,094        60,389
 Selling, general and administrative expenses.............        29,406        31,504        29,594
 Allocated corporate overhead.............................         1,744         1,986           881
 Depreciation and amortization............................         2,930         2,786         2,904
 Amortization of Reorganization Goodwill..................            --            --         5,625
                                                               ---------     ---------     ---------
   Segment operating income (loss)........................      $  5,355      $  1,650       $  (753)
                                                               =========     =========     =========



               A reconciliation of segment operating income to consolidated operating income follows (in thousands):

                                         1997          1996          1995
                                        -------       -------       -------
Total segment operating income....      $51,431       $50,018       $39,964
Corporate depreciation............          (89)          (84)          (60)
Unallocated corporate overhead....         (240)       (1,501)       (1,023)
                                        -------       -------       -------
 Consolidated operating income....      $51,102       $48,433       $38,881
                                        =======       =======       =======

               A summary of identifiable assets of each business segment at December 31 follows (in thousands):

                                            1997          1996
                                           --------      --------
Automotive Components Group.........       $144,847      $143,628
Technologies Group ..................        87,252        80,740
Specialty Publishing ................        42,767        40,664
Corporate ...........................        27,807        56,208
Discontinued operations .............           --         27,153
                                           --------      --------
                                           $302,673      $348,393
                                           ========      ========

      Corporate assets include cash, deferred taxes and other assets.

      A summary of capital expenditures of each business segment follows (in thousands):

                                      1997         1996         1995
                                      -------       ------      -------
Automotive Components Group ....      $12,194       $7,447      $10,244
Technologies Group .............        8,166        9,597        7,044
Specialty Publishing Group .....        3,161        2,876        2,776
Corporate ......................           62           89          126
Discontinued operations ........          --         2,570        1,969
                                      -------       ------      -------
                                      $23,583      $22,579      $22,159
                                      =======      =======      =======

      A summary of export sales by geographic region follows (in thousands):

                       1997         1996         1995
                       -------      -------      -------
Europe ..........      $21,193      $20,584      $17,058
Asia ............       14,007       16,708       17,955
Canada ..........        9,758        7,752        6,928
Mexico ..........        4,292        6,660        5,153
Other ...........        6,155        6,449        5,972
                       -------      -------      -------
                       $55,405      $58,153      $53,066
                       =======      =======      =======

(19) Quarterly Financial Information (unaudited)

       A summary of quarterly financial information follows (in thousands):

                            1997                                  Dec. 31       Sept. 30 (1)      June 30      March 31 (2)
                            ----                                ------------    -------------    ----------    --------------
Sales ......................................................    $    120,624    $     131,394    $  169,671    $      106,544
Gross profit ...............................................          29,508           34,269        52,170            26,011

Net income from continuing operations before extraordinary
  item .....................................................           3,531            4,315        11,207             4,361
Discontinued operations ....................................              --               --            --            58,958
Extraordinary item .........................................              --             (728)           --                --
                                                                ------------    -------------    ----------    --------------
Net income .................................................    $      3,531    $       3,587    $   11,207    $       63,319
                                                                ============    =============    ==========    ==============
Per Basic Share:
  Continuing operations ....................................    $       0.87    $        0.77    $     1.16    $         0.45
  Discontinued operations ..................................              --               --            --              6.20
  Extraordinary item .......................................              --            (0.13)           --                --
                                                                ------------    -------------    ----------    --------------
    Net income .............................................    $       0.87    $        0.64    $     1.16    $         6.65
                                                                ============    =============    ==========    ==============
Per Diluted Share:
  Continuing operations ....................................    $       0.85    $        0.75    $     1.14    $         0.44
  Discontinued operations ..................................              --               --            --              5.95
  Extraordinary item .......................................              --            (0.13)           --                --
                                                                ------------    -------------    ----------    --------------
    Net income .............................................    $       0.85    $        0.62    $     1.14    $         6.39
                                                                ============    =============    ==========    ==============

                            1996                                Dec. 31 (3)     Sept. 30 (4)      June 30       March 31
                            ----                                ------------    -------------    ----------    --------------
Sales ......................................................    $    115,522    $     122,164    $  156,566    $       98,153
Gross profit ...............................................          29,237           31,102        47,950            25,550

Net income from continuing operations.......................           4,795            6,152        10,320             3,946
Discontinued operations ....................................           7,825            2,330         1,485             2,200
                                                                ------------    -------------    ----------    --------------
Net income .................................................    $     12,620    $       8,482    $   11,805    $        6,146
                                                                ============    =============    ==========    ==============
Per Basic Share:
  Continuing operations ....................................    $       0.50    $        0.65    $     1.08    $         0.41
  Discontinued operations ..................................            0.83             0.25          0.16              0.23
                                                                ------------    -------------    ----------    --------------
    Net income .............................................    $       1.33    $        0.90    $     1.24    $         0.64
                                                                ============    =============    ==========    ==============
Per Diluted Share:
  Continuing operations ....................................    $       0.48    $        0.62    $     1.05    $         0.40
  Discontinued operations ..................................            0.79             0.24          0.15              0.22
                                                                ------------    -------------    ----------    --------------
    Net income .............................................    $       1.27    $        0.86    $     1.20    $         0.62
                                                                ============    =============    ==========    ==============

(1) Includes a pretax extraordinary loss of $1,193,000 (or $.21 per share on both a basic and diluted basis) related to the extinguishment of debt (See
      Note 8).

(2) Includes a pretax gain on the sale of the Rolodex Business totaling $95,001,000.

(3) Includes the following: (a) pretax gain of $3,125,000 on the sale of Rolodex Electronics (See Note 2), (b) recognition of a tax benefit of $3,207,000 primarily related to a capital loss carryforward.

(4) Includes a pretax favorable adjustment of $2,200,000 to the Company's environmental liabilities.

(20) Pro Forma Results of Operations (unaudited)

               Set forth below is certain unaudited pro forma consolidated financial information of the Company based on historical information that has been adjusted to reflect all transactions directly or indirectly related to the transactions discussed in Notes 8 and 11. In addition, the historical financial information for 1996 has been adjusted to reflect the acquisition of the Lingemann Business (See Note 3).

               The income statement data give effect to the following transactions as if all had occurred at the beginning of each period presented;
(i) the Company's purchase of 2,805,194 shares of common stock from Water Street and 51,948 shares from Mr. Smialek at a price of $38.50 per share; (ii) the Company's purchase of 2,857,142 shares at a price of $38.50 per share pursuant to the Tender Offer; (iii) the closing of the Bank Credit Agreement (including advances to refinance in full outstanding indebtedness under the prior credit agreement); and (iv) the issuance of $150 million of the Notes. The income statement data for the 1996 period has been adjusted to reflect the acquisition of the Lingemann Business as if it had occurred at the beginning of the period. The Lingemann Business acquisition actually occurred in the third quarter of 1996. The nonrecurring transactions directly related to the aforementioned transaction are excluded from the pro forma income statement data. The unaudited summary pro forma consolidated financial data is based on certain assumptions and estimates, and therefore does not purport to be indicative of the results that would actually have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.


                      INSILCO CORPORATION AND SUBSIDIARIES

           Notes to Consolidated Financial Statements -- (Continued)
                          Year Ended December 31, 1997

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1997
                      (In thousands, except per share data)


                                                                                                 Refinancing
                                                                                                  and Tender
                                                                                Historical         Offer(1)        Pro Forma
                                                                               ------------      ----------       -----------
Net sales..................................................................    $    528,233      $         --     $   528,233
Cost of goods sold.........................................................         370,845                --         370,845
Depreciation and amortization..............................................          18,377                --          18,377
Selling, general and administrative expenses...............................          87,909                --          87,909
                                                                               ------------      ------------     -----------
 Operating income..........................................................          51,102                --          51,102
Interest expense...........................................................         (20,562)           (8,879)        (29,441)
Interest income............................................................           2,837            (2,091)            746
Equity in net income of Thermalex..........................................           2,647                --           2,647
Other income, net..........................................................             794                --             794
                                                                               ------------      ------------     -----------
 Income from continuing operations before income taxes and
   extraordinary item......................................................          36,818           (10,970)         25,848
 Income tax expense........................................................         (13,404)            4,223          (9,181)
                                                                               ------------      ------------     -----------
 Income from continuing operations before extraordinary item...............    $     23,414       $    (6,747)    $    16,667
                                                                               ============       ===========     ===========
Basic income from continuing operations before extraordinary item per
share......................................................................    $       3.25                       $      4.20
                                                                               ============       ===========     ===========
Weighted average number of common shares outstanding.......................           7,200            (3,233)          3,967
Diluted income from continuing operations before extraordinary item per
common share...............................................................    $       3.19                       $      4.05
                                                                               ============       ===========     ===========
Weighted average number of common shares and common share
equivalents outstanding....................................................           7,345            (3,233)          4,112
                                                                               ============       ===========     ===========

                      INSILCO CORPORATION AND SUBSIDIARIES

           Notes to Consolidated Financial Statements -- (Continued)
                          Year Ended December 31, 1997

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                          Year Ended December 31, 1997
                      (In thousands, except per share data)


                                                                                                  Refinancing
                                                                                                  and Tender
                                                Historical      Acquisition(2)      Subtotal       Offer(1)        Pro Forma
                                                ----------           ---------    ----------         ------       ----------
Net sales..................................     $  492,405           $  14,735    $  507,140         $     --     $  507,140
Cost of goods sold.........................        344,912              12,704       357,616               --        357,616
Depreciation and amortization..............         15,357               1,577        16,934               --         16,934
Selling, general and administrative
 expenses .................................         83,703               2,193        85,896               --         85,896
                                                ----------           ---------    ----------         ------       ----------
Operating income...........................         48,433              (1,739)       46,694               --         46,694
Interest expense...........................        (18,378)                (68)      (18,446)         (13,770)       (32,216)
Interest income............................            724                  --           724               --            724
Equity in net income of Thermalex..........          2,922                  --         2,922               --          2,922
Other income, net..........................          4,784                  --         4,784               --          4,784
                                                ----------           ---------    ----------         ------       ----------
Income from continuing operations before
 income taxes..............................         38,485              (1,807)       36,678          (13,770)        22,908
Income tax expense.........................        (13,272)              1,032       (12,240)           5,301         (6,939)
                                                ----------           ---------    ----------         ------       ----------
Income from continuing operations..........     $   25,213           $    (775)   $   24,438         $  (8,469)   $   15,969
                                                ==========           =========    ==========         =========    ==========
Basic income from continuing operations
per share..................................     $     2.65                                                        $     4.20
                                                ==========                                                        ==========
Weighted average number of common
shares outstanding.........................          9,517                                             (5,714)         3,803
                                                ==========                                           ========     ==========
Diluted income from continuing operations
per share..................................     $     2.55                                                        $     3.82
                                                ==========                                                        ==========
Weighted average number of common
 shares and common share equivalents
outstanding................................          9,892                                             (5,714)         4,178
                                                ==========                                           ========     ==========


               The Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income follow:

               (1) To record the effect on interest expense and the related income tax effect of (a) the purchase of 2,805,194 shares from Water Street and 51,948 shares from Mr. Smialek at $38.50 per share in cash for an aggregate purchase price of $109,999,967, (ii) the entering into of the Bank Credit Agreement and the issuance and sale of $150,000,000 aggregate principal amount of the Notes, and (iii) the purchase of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $109,999,967 pursuant to the Tender Offer, as if the aforementioned transactions had occurred at the beginning of the periods presented.

               (2) To record the effect on sales, costs and expenses assuming that the acquisition of the Lingemann Business had occurred as of the beginning of the period presented. Proceeds from the sales of Rolodex Electronics and Curtis were assumed to have been applied to reduce the Company's outstanding debt at the beginning of the period, reducing interest expense and the related income tax expense. The acquisition of the Lingemann Business was assumed to have occurred and to have been funded through borrowings under the prior bank agreement as of the beginning of the period presented.

(21)  Subsequent Event

               On March 24,1998, it was announced that the Company and an affiliate of DLJ Merchant Banking Partners II (and affiliated funds) ("DLJMB") signed a definitive merger agreement. Under the initial terms of the agreement, the stockholders of the Company would have received total consideration of $42.98 in cash and 0.03419 shares of retained stock (having a nominal value of $44.50 per share) of the surviving corporation. On June 8, 1998 DLJMB agreed to increase the total consideration to be paid by $0.50 in cash to $43.48 in cash and 0.03378 shares of retained stock (having a nominal value of $45.00 per share) of the surviving corporation. In aggregate, stockholders will receive approximately $180.2 million in cash and retain 140,031 shares in the surviving entity. The retained shares will represent approximately 10% of the common stock outstanding post-recapitalization.

               The transaction, which is estimated to have a value of approximately $448 million including existing indebtedness to be assumed and/or refinanced, is subject to terms and conditions customary in transactions of this type, including approval by the Company's shareholders, and will be treated as a recapitalization for accounting purposes. Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, which acted as financial advisors to DLJMB, have committed to provide all debt financing required for the transaction.

               DLJMB also announced that it entered into a voting agreement in support of the transaction with respect to 1,783,878 shares, approximately 43% of the voting stock of the Company, with Water Street, an affiliate of Goldman Sachs, which is the Company's largest shareholder.

               As a result of the proposed merger, the Company and DLJMB, will incur various costs and expenses in connection with consummating the transaction including professional fees, registration costs, financing costs, and compensation costs. Pursuant to the terms of the merger, all issued employee stock options will vest. The compensation expense associated with the option payments will include approximately $9.1 million to employees for the excess of the $45.00 purchase price per share over the exercise price of all outstanding vested and unvested options.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


     The Unaudited Pro Forma Condensed Consolidated Financial Data are based upon historical consolidated financial statements of Insilco as adjusted to give effect to the Refinancing, the Mergers, including the Merger Financing and application of the proceeds thereof. In addition, the operating results for the first six months of 1997 and full year 1997 have been adjusted to give effect to the 1997 Transactions described below. A summary of these adjustments follows.


     The Refinancing includes the following transactions:


          o The issuance of the Insilco Units which will generate gross proceeds to Insilco of approximately $120.0million.

          o The repurchase of the 10 1/4% Notes at a purchase price 101% of principal amount plus accrued and unpaid interest, assuming that all of the 10 1/4% Notes are purchased.

          o The execution and delivery of the New Credit Facility and borrowings thereunder (i) to refinance the Existing Credit Facility and (ii) to purchase 10 1/4% Notes. See "Risk Factors--Potential Default under Existing Credit Facility; Potential Lack of Financing."

          o Payment of fees and expenses in connection with the Insilco Unit offering, the New Credit Facility and the purchase of the 10 1/4% Notes.


     The Reorganization Merger was accounted for as a reorganization of entities under common control, and had no impact on the historical basis of the assets or liabilities of the Company or Insilco. The Merger was accounted for as a recapitalization and had no impact on the historical basis of the assets or liabilities of the Company or Insilco.

     The Mergers included the following transactions:

          o The issuance of Holdings Units by Silkworm which generated gross proceeds to Silkworm of approximately $70.2 million, and new borrowings under Insilco's Existing Credit Facility of approximately $41.8 million, of which $26.8 million was paid as a dividend from Insilco to the Company to fund a portion of the Merger Consideration.

          o The initial capitalization of Silkworm through the issuance of 1,245,138 shares of Silkworm common stock for $56.1 million and the issuance of 1,400,000 shares of PIK Preferred Stock and Class A Warrants to purchase 65,603 shares of Common Stock for aggregate consideration of $35.0 million.

          o Payment of the Merger Consideration for each share of common stock of Insilco outstanding immediately prior to the Mergers (4,145,372 shares based on the number of shares outstanding as of June 15, 1998 and assuming no stockholders validly perfect appraisal rights) consisting of $43.48 in cash and 0.03378 of a share of the Company.

          o Payment of fees and expenses associated with the issuance of the Senior Discount Notes, the waiver of certain Events of Default under the Existing Credit Facility, and the Mergers.

          o Vesting of all outstanding Options and payment of the Option Cash Payments (and applicable withholding taxes) and payments pursuant to employment related agreements.


     The 1997 Transactions consisted of the following:

          o Refinancing -- Insilco entered into the Existing Credit Facility as July 3, 1997 that, among other things, provides for (i) a $200 million revolving credit facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.


          o The issuance of 10 1/4% Notes -- On August 12, 1997, Insilco issued $150 million aggregate principal amount of the 10 1/4% Notes.

          o Share Repurchase -- On July 10, 1997, Insilco, using the proceeds of its sale of the Rolodex Business, purchased an aggregate of 2,857,142 shares for $110 million. On August 12, 1997, Insilco completed a tender offer pursuant to which it purchased an additional 2,857,142 shares of common stock of Insilco for $110 million. The purchase of shares of common stock of Insilco in the tender offer was paid for with proceeds received through the issuance by Insilco of the 10 1/4% Notes.

     The unaudited pro forma condensed consolidated balance sheet data as of June 30, 1998 have been prepared as if the Refinancing and the Mergers occurred on that date. The unaudited pro forma condensed consolidated income statements have been prepared as if the Refinancings, the Mergers and the 1997 Transactions all occurred on January 1 of the relevant period; however, the expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the unaudited pro forma condensed consolidated income statements. The Unaudited Pro Forma Condensed Consolidated Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.



                      INSILCO HOLDING CO. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               As of June 30, 1998
                                 (In thousands)

                                             Insilco
                                 -----------------------------------
                                                Merger           Refinancing                    Silkworm                 Company
                                 Historical  Adjustments          Adjustment    Pro Forma     Adjustments               Pro Forma
                                 ----------  -----------         -----------    ---------     -----------               ---------
             Assets
Current assets
 Cash and cash equivalents...... $    6,983           -- (1)                        6,983              -- (1)               6,983
 Trade receivables, net.........     85,142                                        85,142                                  85,142
 Other receivables..............      3,501                                         3,501                                   3,501
 Inventories....................     61,869                                        61,869                                  61,869
 Deferred tax asset.............         --                                            --                                      --
 Prepaid expenses and
   other........................      3,262                                         3,262                                   3,262
                                 ----------     --------         ---------       --------        --------                --------
 Total current assets...........    160,757           --                --        160,757              --                 160,757
                                 ----------     --------         ---------       --------        --------                --------
Property, plant and equipment...    113,318                                       113,318                                 113,318
Deferred tax assets.............         --        1,599 (3)(5)                     1,599             165 (3)(5)            1,764
Other assets....................     40,043          600 (2)        (5,374) (11)   44,027           3,156 (2)              47,183
                                                   1,258 (6)         7,500  (12)
                                 ----------     --------         ---------       --------        --------                --------
Total assets....................    314,118        3,457             2,126        319,071           3,321                 323,022
                                 ==========     ========         =========       ========        ========                ========
Liabilities and Stockholders'
Equity (Deficit)
Current liabilities
 Current portion of long-term
   debt......................... $       15                          1,000  (14)    1,015                                   1,015
 Accounts payable...............     36,755                                        36,755                                  36,755
 Customer deposits..............     15,141                                        15,141                                  15,141
 Accrued expenses and other.....     44,597       (3,548)(3)(5)     (2,646) (13)   38,403            (220)(3)(5)           38,183
                                 ----------     --------         ---------       --------        --------                --------
 Total current liabilities......     96,508       (3,548)           (1,646)        91,314            (220)                 91,094
                                 ----------     --------         ---------       --------        --------                --------
Long-term debt..................    264,799       41,804 (1)(4)      8,000  (14)  314,603          68,187 (1)(4)          382,790
Other long-term obligations.....     43,615                                        43,615                                  43,615
                                 ----------     --------         ---------       --------        --------                --------
   Total liabilities............    404,922       38,256             6,354        449,532          67,967                 517,499
Preferred Stock.................                                                                   32,049 (1)(9)           32,049
Stockholders' equity (deficit)      (90,804)     (10,340)(1)(5)                                    (4,215)(1)(5)
                                                  (1,667)(3)                                     (180,241)(1)(7)
                                                 (26,761)(10)                                      56,031 (1)(8)
                                                   3,969 (3)(6)                                     4,969 (4)(9)
                                                                    (4,228) (15) (129,831)         26,761 (10)           (226,526)
                                 ----------     --------         ---------       --------        --------                --------
   Total liabilities and
stockholders' equity
(deficit).......................    314,118        3,457             2,126        319,701           3,321                 323,022
                                 ==========     ========         =========       ========        ========                ========


The notes to the unaudited pro forma condensed consolidated balance sheet follow:

(1) The sources and uses of cash required to consummate the Mergers as of June 30, 1998 follow (amounts in thousands):

                                              Insilco
                                      -------------------------
                                       Recorded     Pending
                                      at 6/30/98  As of 6/30/98  Silkworm   Company
                                      ----------  -------------  --------   -------
Sources:
Revolving credit facility..........     $1,340       41,804            --    43,144
Units..............................         --           --        70,205    70,205
Preferred stock and warrants.......         --           --        35,000    35,000
Dividend from Insilco to Silkworm..         --      (26,761)       26,761        --
                                        ------       ------       -------   -------
Common stock purchased.............         --           --        56,031    56,031
                                         1,340       15,043       187,997   204,380
                                        ======       ======       =======   =======
Uses:
Cash merger consideration..........         --           --       180,241   180,241
Estimated fees and expenses........      1,340       15,043         7,756    24,139
                                        ------       ------       -------   -------
                                         1,340       15,043       187,997   204,380
                                        ======       ======       =======   =======

(2) To record the estimated costs and expenses associated with issuing the Senior Discount Notes and borrowing on the Existing Credit Facility, which will be capitalized as debt issuance costs and amortized using the effective interest method over the life of the respective financial instruments, as follows (amounts in thousands):

                                            Insilco
                                    ------------------------
                                    Recorded      Pending
                                   at 6/30/98   As of 6/30/98    Silkworm   Company
                                   ----------  --------------    --------   --------
Commitment fees and underwriting
      discounts..................         --        $500           2,456      2,956
Professional fees................         --         100             500        600
Miscellaneous fees and expenses..         --          --             200        200
                                    --------     -------        --------   --------
                                          --         600           3,156      3,756
                                    ========     =======        ========   ========

(3) To record the estimated non-cash compensation expense related to the Rollover of Options and Other Compensation (the Value Appreciation Agreement), net of estimated tax benefits (the aggregate gain of Rollover Options represents (i) $45.00 per share, (ii) less applicable strike prices of the Rollover Shares, (iii) times the number of the Rollover Shares). The statutory rate used to calculate the tax benefit to the Company was 38.5 % (35.0 % federal rate and an estimated 3.5 % average state tax rate, as follows (amount in thousands):

                                                       Insilco
                                             ---------------------------
                                               Recorded       Pending                        Surviving
                                             at 6/30/98    As of 6/30/98     MergerSub      Corporation
                                             ----------    -------------     ---------      -----------
Rollover of options.......................          --        $2,403              --           2,403
Rollover of other compensation..........            --           308              --             308
                                                  ----        ------            ----          ------
 Total....................................          --         2,711              --           2,711
Less tax benefit..........................          --        (1,044)             --          (1,044)
                                                  ----        ------            ----          ------
 Net expense..............................          --         1,667              --           1,667
                                                  ====        ======            ====          ======

(4) To record the issuance and sale of the Units by Silkworm with Warrants to purchase up to 44,850 shares of Silkworm Common Stock which will generate approximately $70.2 million of gross proceeds and $43.1 million of additional borrowing by Insilco under its Existing Credit Facility.

(5) To record the estimated fees and expenses, net of the estimated tax benefits, which will be expensed upon consummation of the transactions (the remainder of the fees and expenses are capitalized or non-cash items -- see Notes 2 and 3), as follows (amounts in thousands):

                                                         Insilco
                                                  -------------------------
                                                    Recorded     Pending
                                                  at 6/30/98  As of 6/30/98   Silkworm     Company
                                                  ----------  -------------   --------     -------

Compensation Expenses:
   Buyout of existing options...............            --        6,691           --        6,691
   Other....................................      $     77        2,215           --        2,292
Backstop and bridge facility commitments                --        1,750        1,100        2,850
Professional fees                                    1,224        3,476        3,500        8,200
Other                                                   39          311           --          350
                                                  --------     --------      -------      -------
      Total                                          1,340       14,443        4,600       20,383
Less tax benefit                                       (30)      (4,103)        (385)      (4,518)
                                                  --------     --------      -------      -------
      Net expenses                                   1,310       10,340        4,215       15,865
                                                  ========     ========      =======      =======

     Statutory tax rates used to calculate the tax benefit of (i) Insilco was
38.5 % (35.0 % federal rate and an estimated 3.5 % average state rate) and (ii) Silkworm was 35.0 % (federal rate).

(6) To record the issuance of equity units to management. Insilco will provide interest-bearing loans to certain employees under the Management Investment Program for the sole purpose of purchasing a portion of the equity units.

(7) To record the cash portion of the Merger Consideration of $43.48 per share (assuming that no appraisal rights are validly perfected) (based on 4,145,372 shares).

(8)   To record the sale of 1,245,138 shares of Silkworm Common Stock.

(9) To record the sale of 1,400,000 shares of PIK Preferred Stock and Class A Warrants to acquire 65,603 shares of Common Stock.

(10) To record a dividend from Insilco to the Company (into which Silkworm merged).

(11) To write off deferred financing costs of $5.4 million related to the existing 10 1/4% Notes.

(12) To record $7.5 million of deferred financing costs related to the issuance of the Notes and the refinancing of the Existing Credit Facility with the New Credit Facility. Deferred financing costs for the New Credit Facility include commitment fees, which will be 0.5% for banks party to the Existing Credit Facility and 2.50% for new banks. The deferred financing costs have been calculated as if all existing banks commit to the New Credit Facility. If none of the existing banks commit, deferred financing costs would increase by $4.0 million.

(13) To record the tax benefit associated with the write off of the deferred financing costs and the repurchase premium related to the existing 10 1/4% Notes at a statutory rate of 38.5%.

(14) To record (i) the repurchase of $150.0 million of 10 1/4% Notes, (ii) the proceeds from the issuance of $120.0 million of Notes, and (iii) incremental borrowings under the Existing Credit Facility of $39.0 million.

(15) To record the impact on stockholders' equity of the write off of deferred financing fees and the repurchase premium relating to the existing 10 1/4% Notes net of taxes at a statutory rate of 38.5%.



                      INSILCO HOLDING CO. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                         Six Months Ended June 30, 1998
                      (In thousands, except per share data)


                                                                     Insilco
                                        ------------------------------------------------------------
                                                            Merger          Refinancing                   Silkworm          Company
                                        Historical       Adjustments        Adjustments    Pro Forma    Adjustments        Pro Forma
                                        ----------       -----------        -----------    ---------    -----------        ---------
Net sales...........................     $287,323                                            287,323                        287,323
Cost of goods sold .................      200,671                                            200,671                        200,671
Depreciation and amortization.......       10,643                                             10,643                         10,643
Selling, general and administrative.       52,044               (77)  (1)
                                                             (1,263)  (2)                     50,704                         50,704
                                        ---------        -----------         ---------     ---------    -----------        --------
Operating income....................       23,965              1,340                --        25,305             --          25,305

Interest expense:
 Currently payable .................     (13,138)            (1,564)  (4)       (1,847)(6)  (16,549)                        (16,549)
 Accretion..........................         (81)                                               (81)        (4,914) (4)      (4,995)
 Amortization ......................        (586)               (60)  (4)         (167)(6)     (813)          (154) (4)        (967)
Interest income.....................           72                                                 72                             72
Equity in net income of Thermalex...        1,423                                              1,423                          1,423
Other income, net...................        2,053                                              2,053                          2,053
                                        ---------        -----------          --------     ---------    ----------         --------
 Income before income taxes.........       13,708              (284)            (2,014)       11,410        (5,068)           6,342
Income tax expense..................      (6,494)               (30)  (1)
                                                               1,263  (2)
                                                                 625  (5)          775 (5)   (3,861)         1,443  (5)      (2,418)
                                        ---------        -----------          --------     ---------    ----------         --------
 Net income.........................        7,214              1,574            (1,239)        7,549        (3,625)           3,924
Preferred stock dividend ...........           --                 --                --            --        (2,743)          (2,743)
                                        ---------        -----------          --------     ---------    ----------         --------
 Net income available to common.....        7,214              1,574            (1,239)        7,549        (6,368)           1,181
                                        =========        ===========          ========     =========    ==========          =======
Earnings per common share:
 Basic..............................         1.74                                                                              0.75
 Basic shares.......................        4,141                                                                             1,583
 Diluted............................         1.69                                                                              0.72
 Diluted shares ....................        4,270                                                                             1,646

                      INSILCO HOLDING CO. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                         Six Months Ended June 30, 1997
                      (In thousands, except per share data)


                                                                          Insilco
                                        --------------------------------------------------------------------
                                                          1997           Merger     Refinancing                 Silkworm    Holdings
                                         Historical   Transactions    Adjustments   Adjustments    Pro Forma  Adjustments  Pro Forma
                                         ----------   ------------    -----------   -----------    ---------  -----------  ---------
Net sales............................     $276,215                                                  276,215                 276,215
Cost of goods sold...................      189,953                                                  189,953                 189,953
Depreciation and amortization........        9,604                                                    9,604                   9,604
Selling, general and administrative..       47,857                                                   47,857                  47,857
                                          --------    -------        -------        --------      ---------    ------       -------
 Operating income....................       28,801         --             --              --         28,801        --        28,801
Interest expense:
 Currently payable...................       (7,181)    (7,118) (3)   (1,564) (4)      (1,646) (6)   (17,509)                (17,509)
 Accretion...........................         (102)                                                    (102)   (4,914) (4)   (5,016)
 Amortization........................         (479)                     (60) (4)        (462) (6)    (1,001)     (154) (4)   (1,155)
Interest income......................        2,038     (1,810) (3)                                      228                     228
Equity in net income of
 Thermalex...........................        1,547          --                                        1,547                   1,547
Other income, net ...................           68                                                       68                      68
                                          --------    -------        -------        --------      ---------    ------       -------
 Income (loss) from continuing
   operations before income
   taxes                                    24,692     (8,928)       (1,624)          (2,108)        12,068    (5,068)        6,964
Income tax expense...................       (9,124)     3,437 (3)       625 (5)          812  (5)    (4,250)    1,443 (5)    (2,807)
                                          --------    -------        -------        --------      ---------    ------       -------
 Income (loss) from continuing
   operations........................       15,568     (5,491)         (999)         (1,296)          7,782    (3,625)        4,157
Preferred stock dividend ............           --          --            --              --             --    (2,743)       (2,743)
                                          --------    -------        -------        --------      ---------    ------       -------
 Income available to common
from continuing operations...........       15,568     (5,491)         (999)          (1,296)         7,782    (6,368)        1,414
                                          ========    =======        =======        ========      =========    ======       -------

Earnings from continuing
 operations per common share:
 Basic  .............................         1.63                                                                             0.89
 Basic shares .......................        9,585                                                                            1,583
 Diluted.............................         1.58                                                                             0.86
 Diluted shares .....................        9,875                                                                            1,646


                      INSILCO HOLDING CO. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          Year Ended December 31, 1997
                      (in thousands, except per share data)


                                                                           Insilco
                                      --------------------------------------------------------------
                                                       1997           Merger     Refinancing                  Silkworm     Holdings
                                      Historical   Transactions    Adjustments   Adjustments    Pro Forma   Adjustments    Pro Forma
                                      ----------   ------------    -----------   -----------    ---------   -----------    ---------
Net sales............................  $528,233                                                  528,233                    528,233
Cost of goods sold...................   370,845                                                  370,845                    370,845
Depreciation and amortization........    18,377                                                   18,377                     18,377
Selling, general and administrative..    87,909                                                   87,909                     87,909
                                       -------     -------         ------        --------       --------      -------      --------
 Operating income....................   51,102          --              --             --         51,102           --        51,102
Interest expense:
 Currently payable...................  (19,326)     (8,634) (3)    (3,128) (4)     (3,237) (6)  (34,325)                    (34,325)
 Accretion...........................     (204)                                                    (204)      (10,173) (4)  (10,377)
 Amortization........................   (1,032)       (245) (3)      (120) (4)       (662) (6)   (2,059)         (320) (4)   (2,379)
Interest income......................    2,837      (2,091) (3)                                      746                        746
Equity in net income of
 Thermalex...........................    2,647                                                     2,647                      2,647
Other income, net....................      794                                                       794                        794
                                       -------     -------         ------        --------       --------      -------      --------
Income from continuing
 operations before income taxes
 and extraordinary item..............   36,818     (10,970)        (3,248)         (3,899)       18,701       (10,493)        8,208
Income tax expense...................  (13,404)      4,223  (3)     1,250  (5)      1,501  (5)   (6,430)        2,977  (5)   (3,453)
                                       -------     -------         ------        --------       --------      -------      --------
Income from continuing
 operations before extraordinary
 item................................   23,414      (6,747)        (1,998)         (2,398)        12,271      (7,516)         4,755
Preferred stock dividend.............       --          --             --              --            --       (5,695)        (5,695)
                                       -------     -------         ------        --------       --------      -------      --------
Income available to common from
 continuing operations before
 extraordinary item..................  $23,414      (6,747)        (1,998)         (2,398)        12,271      (13,211)         (940)
                                       =======     =======         ======        ========       ========      =======      ========
Earnings from continuing
operations per common share
before extraordinary item:
 Basic                                 $  3.25                                                                                (0.59)
 Basic shares                            7,200                                                                                1,583
 Diluted                               $  3.19                                                                                (0.57)
 Diluted shares                          7,345                                                                                1,646

The notes to the Unaudited Pro Forma Condensed Consolidated Income Statements for the six months ended June 30, 1997 and 1998 and for the year ended December 31, 1997 follow:

(1) To exclude non-recurring, tax deductible Merger expenses and the related income tax effect recorded in the six months ended June 30, 1998.

(2) To exclude non-recurring, non-tax deductible Merger expenses and the related income tax effect recorded in the six months ended June 30, 1998.

(3) To record the effect on interest expense and the related income tax effect of (i) the purchase on July 10, 1997 of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $110.0 million, (ii) the entering into of the Existing Credit Facility on July 3, 1997 and the issuance and sale of $150.0 million aggregate principal amount of the 10 1/4% Notes on August 12, 1997, and (iii) the purchase on August 12, 1997 of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $110.0 million, as if the aforementioned transactions had occurred as of the beginning of the periods presented. Statutory tax rates used to calculate the income tax effect was 38.5% (35.0% federal rate and an estimated 3.5% average state rate).

(4) To record the incremental interest expense for the six months ended June 30, 1997 and 1998 and for the year ended December 31, 1997 as follows: (i) $4.9 million, $4.9 million and $10.2 million, respectively, associated with Silkworm's issuance of up to $70.2 million of Holdings Senior Discount Notes at a 14.0 % interest rate compounded semi-annually; (ii) $1.6 million, $1.6 million and $3.1 million, respectively, associated with the Company's $43.1 million of additional borrowings under the Existing Credit Facility at an assumed interest rate of 7.25%; (iii) amortization of Silkworm's $5.2 million of debt issuance costs and discount related to the warrants related to the Holdings Units of $0.2 million, $0.2 million and $0.3 million, respectively, over the 10 year note term under the effective interest method; and (iv) amortization of the incremental debt issuance costs associated with the Existing Credit Facility agreement totaling $0.6 million ratably over the remaining 5 year term.

(5) To record the tax benefit of the transaction at the statutory rate of each respective entity. Statutory tax rates used to calculate the tax benefit of
     (i) the Company was 38.5% (35.0% federal rate and an estimated 3.5% average state rate) and (ii) Silkworm was approximately 28.4%, which is the 35.0% federal tax rate adjusted for the non-deductible portion of accreted interest due to excess "OID" over the allowable yield to maturity.

(6) To record the net increase in interest expense for the six months ended June 30, 1997 and 1998 and for the year ended December 31, 1997 as follows:
     (i) $0.6 million, $0.8 million and $1.2 million increase in interest expense associated with the increase in LIBOR spreads from 125 bps under the Existing Credit Facility to a spread of 350 bps for the Term Loan Facility under the New Credit Facility and to a spread of 275 bps for the existing revolving credit facility and based on an assumed LIBOR rate of 4.98% thereunder, (ii) $1.5 million, $1.5 million, and $3.0 million increase in interest expense related to the additional borrowings under the existing revolving credit facility, incurred in connection with the Refinancing, (iii) $7.2 million, $7.2 million, and $14.4 million increase in interest expense relating to the issuance of the Notes at a rate of 12.0%, offset by a $7.7 million, $7.7 million, and $15.4 million reduction in interest expense relating to the repayment of the 10 1/4% Notes and the amortization expense relating to the issuance of the Notes and the additional Bank Fees partially offset by a reduction in amortization expense relating to the repurchase of the 10 1/4% Notes. A one-quarter of one percent change in interest rates would impact interest expense for borrowings under the Existing Credit Facility for the six months ended June 30, 1997 and 1998 and for the year ended December 31, 1997 in the amount of approximately $0.2 million, $0.2 million and $0.5 million, respectively. A one-eighth of one percent change in interest rates would impact interest expense for indebtedness relating to the Notes for the six months ended June 30, 1997 and 1998 and for the year ended December 31, 1997 in the amount of approximately $0.1 million, $0.1 million and $0.2 million, respectively.



                      INSILCO HOLDING CO. AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                     Last Twelve Months Ended June 30, 1998

                      (In thousands, except per share data)

                                                               1997                                      1998
                                                 --------------------------------       -------------------------------------
                                                 Full Year       First Six Months       First Six Months       Last 12 Months
                                                 ---------       ----------------       ----------------       --------------
Net Sales...................................     $528,233                276,215                287,323              539,341
Cost of goods sold..........................      370,845                189,953                200,671              381,563
Depreciation and amortization...............       18,377                  9,604                 10,643               19,416
Selling, general and administrative.........       87,909                 47,857                 50,704               90,756
                                                 --------                -------                -------              -------
 Operating income...........................       51,102                 28,801                 25,305               47,606
Interest expense:
 Currently payable..........................      (34,325)               (17,509)               (16,549)             (33,365)
 Accretion..................................      (10,377)                (5,016)                (4,995)             (10,356)
 Amortization...............................       (2,379)                (1,155)                  (967)              (2,191)
Interest income.............................          746                    228                     72                  590
Equity in net income of Thermalex...........        2,647                  1,547                  1,423                2,523
Other income, net...........................          794                     68                  2,053                2,779
                                                 --------                -------                -------              -------
 Income from continuing operations before
   income taxes and extraordinary item......        8,208                  6,964                  6,342                7,586
Income tax expense..........................       (3,453)                (2,807)                (2,418)              (3,064)
                                                 --------                -------                -------              -------
 Income from continuing operations before
   extraordinary item.......................        4,755                  4,157                  3,924                4,522
Preferred stock dividend....................       (5,695)                (2,743)                (2,743)              (5,695)
                                                 --------                -------                -------              -------
 Income (loss) available to common from
 continuing operations before extraordinary
 item........ ..............................     $   (940)                 1,414                  1,181               (1,173)
                                                 ========                =======                =======              =======
Earnings (loss) from continuing operations per
 common share before extraordinary item:
 Basic .....................................     $  (0.59)                  0.89                   0.75                (0.74)
 Basic shares...............................        1,583                  1,583                  1,583                1,583
 Diluted....................................     $  (0.57)                  0.86                   0.72                (0.71)
 Diluted shares.............................        1,646                  1,646                  1,646                1,646
Other Data:
 EBITDA (1).................................       69,479                 38,405                 35,948               67,022
 Adjusted EBITDA (2)........................       71,341                 40,067                 38,740               70,014
 Capital Expenditures.......................       23,583                 10,315                 10,884               24,152
 Cash interest..............................       34,325                 17,509                 16,549               33,365


(1) "EBITDA" represents net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated Cash Flow" used in the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described herein, due to the potential inconsistencies in the method of calculation.

(2) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $1.5 million, $1.5 million, $1.3 million and $1.3 million for the years ended December 31, 1997, the six months ended June 30, 1997, the six months ended June 30, 1998 and the twelve months ended June 30, 1998, respectively, and excluding the effect of (i) $0.4 million, $0.2 million, $0.8 million and $1.0 million of legal expenses relating to the Jostens antitrust suit for the year ended December 31, 1997, six months ended June 30, 1997, the six months ended June 30, 1998 and twelve months ended June 30, 1998, respectively; (ii) $0.7 million of corporate officers' severance for the six months and twelve months ended June 30, 1998; and (iii) Merger expenses recorded and paid of $1.3 million for the six months and twelve months ended June 30, 1998.


                      INSILCO CORPORATION AND SUBSIDIARIES
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                     Last Twelve Months Ended June 30, 1998
                      (In thousands, except per share data)

                                                                 1997                                  1998
                                                     --------------------------------   -----------------------------------
                                                     Full Year       First Six Months   First Six Months     Last 12 Months
                                                     ---------       ----------------   ----------------     --------------

Net Sales...................................           $528,233           276,215           287,323           539,341
Cost of goods sold..........................            370,845           189,953           200,671           381,563
Depreciation and amortization...............             18,377             9,604            10,643            19,416
Selling, general and administrative.........             87,909            47,857            50,704            90,756
                                                       --------           -------           -------           -------
   Operating income.........................             51,102            28,801            25,305            47,606
Interest expense:
   Currently payable........................            (34,325)          (17,509)          (16,549)          (33,365)
   Accretion................................               (204)             (102)              (81)             (183)
   Amortization.............................             (2,059)           (1,001)             (813)           (1,871)
Interest income.............................                746               228                72               590
Equity in net income of Thermalex...........              2,647             1,547             1,423             2,523
Other income, net...........................                794                68             2,053             2,779
                                                       --------           -------           -------           -------
   Income from continuing operations before
      income taxes and extraordinary item...             18,701            12,032            11,410            18,079
Income tax expense..........................             (6,430)           (4,250)           (3,861)           (6,041)
                                                       --------           -------           -------           -------
   Income from continuing operations before
      extraordinary item....................             12,271             7,782             7,549            12,038
                                                       ========           =======           =======           =======
Other Data:
   EBITDA (1)...............................             69,479            38,405            35,948            67,022
   Adjusted EBITDA (2)......................             71,341            40,067            38,740            70,014
   Capital Expenditures.....................             23,583            10,315            10,884            24,152
   Cash interest............................             34,325            17,509            16,549            33,365


(1) "EBITDA" represents net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated Cash Flow" used in the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described herein, due to the potential inconsistencies in the method of calculation.

(2) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $1.5 million, $1.5 million, $1.3 million and $1.3 million for the years ended December 31, 1997, the six months ended June 30, 1997, the six months ended June 30, 1998 and the twelve months ended June 30, 1998, respectively, and excluding the effect of (i) $0.4 million, $0.2 million, $0.8 million and $1.0 million of legal expenses relating to the Jostens antitrust suit for the year ended December 31, 1997, six months ended June 30, 1997, the six months ended June 30, 1998 and twelve months ended June 30, 1998, respectively; (ii) $0.7 million of corporate officers' severance for the six months and twelve months ended June 30, 1998; and (iii) Merger expenses recorded and paid of $1.3 million for the six months and twelve months ended June 30, 1998.



                                [Alternate Cover for Market-Making Prospectus]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


PROSPECTUS         SUBJECT TO COMPLETION DATED NOVEMBER 10, 1998


                               Insilco Holding Co.
                       14% Senior Discount Notes Due 2008

     The 14% Senior Discount Notes due 2008 (the "Exchange Notes") were issued by Insilco Holding Co. (the "Company") in exchange for the 14% Senior Discount Notes due 2008 (the "Old Notes" and, together with the Exchange Notes, the "Senior Discount Notes"). The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except that the Exchange Notes have been registered under the Securities Act and therefore are not subject to certain restrictions on transfer applicable to the Old Notes and do not contain legends relating thereto. The Exchange Notes were issued under the same Indenture (as defined herein) as the Old Notes and the Exchange Notes and the Old Notes constitute a single series of debt securities under the Indenture and vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount at maturity of Senior Discount Notes have taken certain actions or exercise certain rights under the Indenture.

     The Exchange Notes are subject to redemption at any time on or after August 15, 2003 at the option of the Issuer, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest to the applicable redemption date. Notwithstanding the foregoing, on or prior to August 15, 2001, the Issuer may redeem up to 100% of the aggregate principal amount at maturity of Exchange Notes ever issued under the Indenture in cash at a redemption price of 114% of the Accreted Value (as defined herein) thereof to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined herein). In addition, at any time prior to August 15, 2003, the Issuer may, at its option upon the occurrence of a Change of Control (as defined herein), redeem the Exchange Notes, in whole but not in part, in cash at a redemption price equal to the present value at such time of the optional redemption price of the Exchange Notes at August 15, 2003, computed using a discount rate equal to the Treasury Rate (as defined herein) plus 75 basis points, to the date of redemption. Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Issuer to repurchase all or any part of such Holder's Exchange Notes at an offer price in cash equal to 101% of the Accreted Value thereof, in the case of any such purchase prior to August 15, 2003, or 101% of the principal amount at maturity thereof, in the case of any such purchase on or after August 15, 2003, in each case plus accrued and unpaid interest to the date of repurchase. In addition, in the event the Issuer completes one or more Public Common Stock Offerings (as defined herein) for cash at any time prior to August 15, 2001, the Issuer will be obligated to use the net cash proceeds received therefrom to make an offer to purchase the maximum principal amount at maturity of Exchange Notes that may be purchased with such net cash proceeds at a purchase price in cash equal to 114% of the Accreted Value thereof to the date of repurchase. See "Description of Exchange Notes."


     The Exchange Notes will be senior unsecured obligations of the Issuer.
The Issuer has also provided a guarantee of the indebtedness under the Existing Credit Facility (as defined herein) of Insilco Corporation ("Insilco"), the Issuer's operating subsidiary, which is secured by a pledge of all of the common stock of Insilco. The Exchange Notes will rank pari passu with all future senior indebtedness of the Issuer and will rank senior in right of payment to all future indebtedness of the Issuer that is subordinated to the Exchange Notes. The Issuer is a holding company and, accordingly, the Exchange Notes will be effectively subordinated to all liabilities of Insilco and its subsidiaries. As of June 30, 1998, on a pro forma basis after giving effect to the Mergers (as defined herein), Merger Financing
(as defined herein) and Refinancing (as defined herein), the Issuer and its subsidiaries would have had approximately $385.5 million of Indebtedness (as defined herein) and the Issuer's subsidiaries would have had approximately $449.5 million of liabilities outstanding, including Indebtedness under the 10 1/4% Notes and the Existing Credit Facility (each as defined herein) and other liabilities. Further, the Issuer $35 million of aggregate liquidation preference of PIK Preferred Stock (as defined) outstanding, which increases as dividends are paid in kind on the PIK
Preferred Stock through August 1, 2003, after which date dividends will be payable in cash, and which will be mandatorily redeemable in cash on August
1, 2010 at the aggregate liquidation preference of the PIK Preferred Stock.


                             -----------------------
                                                      (Continued on next page)


     See "Risk Factors" commencing on page 18 for a discussion of certain factors that should be considered by holders of the Old Notes prior to tendering their Old Notes in the Exchange Offer.


                             -----------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     This Prospectus is to be used by (i) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale and (ii) by DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (The "DLJ Mezzanine Investors"), or other selling security holder named in an accompanying prospectus supplement, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing prices or at negotiated prices. The DLJ Mezzanine Investors or such other selling security holder may effect such transactions by selling the Exchange Notes to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the DLJ Mezzanine Investors or such other selling security holder or the purchasers of the Exchange Notes for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). If required, the names of any such broker-dealers and the applicable compensation, if any, will be set forth in an accompanying supplement to this Prospectus. See "Plan of Distribution." The Company does not intend to list the Exchange Notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. DLJSC has advised the Company that it intends to make a market in the Exchange Notes; however, it is not obligated to do so and any market-making may be discontinued at any time. The Company will receive no portion of the proceeds of the sale of the Exchange Notes and will bear expenses incident to the registration thereof.

                          DONALDSON, LUFKIN & JENRETTE

The date of this Prospectus is ___________, 1998


                [ALTERNATE SECTIONS FOR MARKET-MAKING PROSPECTUS]

Trading Market for the Exchange Notes

     There is no existing trading market for the Exchange Notes, and there can be no assurance regarding the future development of a market for the Exchange Notes or the ability of the Holders of the Exchange Notes to sell their Exchange Notes or the price at which such Holders may be able to sell their Exchange Notes. If such market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Although it is not obligated to do so, DLJSC intends to make a market in the Exchange Notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. No assurance can be given as to the liquidity of or the trading market for the Exchange Notes.

     DLJSC may be deemed to be a affiliate of the Company and, as such, may be required to deliver a prospectus in connection with its market-making activities in the Exchange Notes. Pursuant to the Registration Rights Agreement, the Company agreed to use its best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the Exchange Notes for up to 90 days from the date on which the Exchange Offer is consummated. The Company has agreed to bear substantially all the costs and expenses related to such registration statement.

                                 USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the Exchange Notes by DLJSC in market-making transactions or by the DLJ Mezzanine Investors or other selling securityholder named in an accompanying prospectus supplement in resale transactions. The Company will not receive any of the proceeds from such transactions.

                              PLAN OF DISTRIBUTION

     This Prospectus is to be used by DLJSC in connection with offers and sales of the Exchange Notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

     In addition, this Prospectus is to be used by the DLJ Mezzanine Investors or other selling securityholder named in an accompanying prospectus supplement in connection with resales in the over-the-counter market, in negotiated transactions, in underwritten offerings, or a combination of such methods of sale, a fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The DLJ Mezzanine Investors or such other selling securityholder may effect such transactions by selling the Exchange Notes to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the DLJ Mezzanine Investors or such other selling securityholder and/or the purchasers of the Exchange Notes for whom such broker-dealer may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The address of each of the DLJ Mezzanine Investors is 277 Park Avenue, New York, NY 10172.

     In order to comply with the securities laws of certain states, if applicable, the Exchange Notes will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Exchange Notes may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The DLJ Mezzanine Investors or such other selling securityholder and any broker-dealers or agents that participate with the DLJ Mezzanine Investors in the distribution of the Exchange Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Exchange Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each of the DLJ Mezzanine Investors or such other selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the Exchange Notes by the DLJ Mezzanine Investors.

     DLJMB, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 69.0% of the common stock of the Company. Thompson Dean and William F. Dawson, Jr., are officers of DLJMB, Inc. and members of the Board of Directors of the Company. In addition, DLJSC received a merger advisory fee of $3.5 million in cash from the Company after the consummation of the Merger. DLJSC has informed the Company that it does not intend to confirm sales of the Exchange Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by DLJSC that, subject to applicable laws and regulations, it currently intends to make a market in the Exchange Notes following completion of the Exchange Offer. However, DLJSC is not obligated to do so and any such market-making may be interrupted by discontinued at any time without notice. In addition, such market marking activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be an assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the Exchange Notes."

     DLJSC has, from time to time, provided investment banking and other financial advisory services to the Company in the past for which they have received customary compensation, including fees received in connection with the offering of the Senior Discount Notes, and may provide such services and financial advisory services to the Company in the future. DLJSC acted as purchaser in connection with the initial sale of the Units and received an underwriting discount of approximately $2.46 million in connection therewith.

     DLJSC and the Company have entered into the Registration Rights Agreement with respect to the use by it of this Prospectus. Pursuant to such agreement, the Company agreed to bear all registration expenses incurred under such agreement, and the Company agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Offered Securities being registered. All of the amounts shown are estimates, except for the registration fee.

Registration fee......................................      $   20,820
Legal fees and expenses...............................      $   25,000
Accounting fees and expenses..........................      $    5,000
Exchange Agent fees and expenses......................      $    3,500
Other.................................................      $      680
                                                            ----------
   Total..............................................      $   55,000
                                                            ==========

ITEM 14.       INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Article Seventh of the Company's Certificate of Incorporation provides for full indemnification of its officers, directors, employees and agents to the extent permitted by Section 145.

     The Company provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of the Company.

ITEM 15.       RECENT SALES OF UNREGISTERED SECURITIES.

     In connection with the merger of Silkworm Acquisition Corporation ("Silkworm") with and into the Registrant, Silkworm issued 1,245,138 shares of its common stock for approximately $56.1 million. In addition, the Registrant issued 1,400,000 shares of its preferred stock and warrants to purchase 65,603 shares of its common stock for approximately $35.0 million. As a result of the merger, each share of common stock of Silkworm became a share of common stock of the Registrant, each share of preferred stock of Silkworm became a share of preferred stock of the Registrant and each warrant to purchase common stock of Silkworm became exercisable for an equal number of shares of common stock of the Registrant.

     On August 17, 1998, the Registrant sold 138,000 units (the "Units"), each consisting of $1,000 principal amount at maturity of its 14% Senior Discount Notes due 2008 (the "Old Notes") and one warrant to purchase 0.325 of a Share of common stock, par value $0.001 per share, at an initial exercise price of $0.01 per share (the "Warrants"), to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") in a private placement in reliance on
Section 4(2) under the Securities Act, at a price equal to $508.73 per unit. The Old Notes and Warrants were immediately resold by the Initial Purchaser in transactions not involving a public offering.


ITEM 16.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

Exhibit
Number
------

 2.1 Agreement and Plan of Merger, dated as of March 24, 1998, among Insilco, INR Holding Co., and Silkworm Acquisition Corporation (incorporated by reference to Exhibit 10(n) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

 2.2 Amendment No. 1 to the Agreement and Plan of Merger, dated June 8, 1998, among Insilco, INR Holding Co. and Silkworm Acquisition Corporation (incorporated by reference Exhibit 10(r) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

 3.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on August 18, 1998).

 3.2 By laws incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on August 18, 1998).


 4.1** Warrant Agreement dated as of August 17, 1998 between Silkworm
       Acquisition Corporation and National City Bank, as Warrant Agent.

 4.2** Assumption Agreement dated as of August 17, 1998 between Insilco Holding
       Co. and National City Bank, as Warrant Agent.

 4.3** Form of Class A Warrant.

 4.4** Certificate of Designation with respect to Pay-in-kind 15% Senior
       Exchangeable Preferred Stock due 2010.

 4.5** Investors' Agreement, dated as of August 17, 1998, among Insilco
       Holding Co. and the investors named therein.

 4.6** Indenture, dated as of August 17, 1998 between Silkworm
       Acquisition Corporation and the Trustee.

 4.7** First Supplemental Indenture, dated as of August 17, 1998 between
       Insilco Holding Co. and the Trustee.

 5.1*  Opinion of Davis Polk & Wardwell with respect to the Exchange
       Notes.


10.1 Insilco Holding Co. Direct Investment Program (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61809)).

10.2   Insilco Holding Co. Stock Option Plan (incorporated by reference to
       Exhibit 4(d) to the Registration Statement on Form S-8 (File No. 333-61809)).

10.3 Insilco Holding Co. and Insilco Corporation Equity Unit Plan (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61811)).

12.1** Computation of Ratio of Earnings to Fixed Charges

21.1** Subsidiaries of the Company


23.1* Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

23.2* Consent of KPMG Peat Marwick LLP.

24.1**Power of Attorney (Included in Part II of this Registration
      Statement under the caption "Signatures").

25.1**Statement of Eligibility of Star Bank, N.A. on Form T-1.
99.1* Form of Letter of Transmittal
99.2* Form of Notice of Guaranteed Delivery


* Filed herewith


** Previously filed


     (b)  Financial Statement Schedules.

               Schedule II--Valuation and Qualifying Accounts.

               Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown on the financial statements or notes thereto.

ITEM 17.       UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 9th day of November, 1998.


                                      INSILCO HOLDING CO.

                                      By:  /s/ ROBERT L. SMIALEK
                                        ----------------------------
                                           Chairman and Chief
                                           Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Smialek, David A. Kauer and Kenneth H. Koch, or each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and related registration statements (or amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                           Title                              Date
      ---------                           -----                              ----

/s/ Robert L. Smialek   Chairman and Chief Executive Officer        November 9, 1998
----------------------  (Principal Executive Officer)
  Robert L. Smialek

 /s/ David A. Kauer     Vice President and Chief Financial Officer  November 9, 1998
----------------------  (Principal Financial Officer)
  David A. Kauer

 /s/ Michael R. Elia    Vice President and  Comptroller             November 9, 1998
----------------------  (Principal Accounting Officer)
  Michael R. Elia

          *                                                         November 9, 1998
 -------------------    Director
  William F. Dawson

          *                                                         November 9, 1998
 -------------------    Director
   Thompson Dean

          *                                                         November 9, 1998
 -------------------    Director
   David Y. Howe

                                                                                1998
 ---------------------  Director
   Randall E. Curran

*By:  David A. Kauer
   --------------------
      David A. Kauer, as
      Attorney-in-Fact



                      INSILCO CORPORATION AND SUBSIDIARIES


                 Schedule II - Valuation and Qualifying Accounts
                                 (In thousands)

                                    Additions
                            -------------------------


                                                                          (1)          (2)
                                                                        Charged      Charged
                                                         Balance at     to costs     to other                      Balance
                     Description                          beginning       and        accounts      Deductions     at end of
                                                          of period     expenses    (describe)     (describe)       period
------------------------------------------------------ --------------- ---------- -------------- -----------------------------
For the year ended December 31, 1995
   Allowances deducted from assets:
      Accounts receivable (for doubtful
       receivables)                                     $  2,247           9775            -          (719)(a)       11303
      Inventory (primarily for obsolescence)                4094           9031            -        (6,971)(b)        6154

For the year ended December 31, 1996
   Allowances deducted from assets:
      Accounts receivable (for doubtful
       receivables)                                     $ 11,303           2298            -        (8,623)(a)        4978
      Inventory (primarily for obsolescence)                6154           2606            -        (2,644)(b)        6116

For the year ended December 31, 1997
   Allowances deducted from assets:
      Accounts receivable (for doubtful
       receivables)                                     $  4,978            701            -        (3,547)(c)        2132
      Inventory (primarily for obsolescence)                6116           2826            -        (3,498)(b)        5444

Notes:   (a)  Primarily accounts written off, net of recoveries.
         (b)  Primarily obsolete parts written off.
         (c) Primarily due to the sale of the Rolodex Business and accounts written off, net of recoveries.
